UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No. 2)

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☑ Preliminary Information Statement ☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☐ Definitive Information Statement
PVC CONTAINER CORPORATION

(Name of Registrant as Specified in its Charter)
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PVC CONTAINER CORPORATION
2 INDUSTRIAL WAY WEST
EATONTOWN, NEW JERSEY 07724-2202
(732) 542-0060

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD [                        ], 2006
Eatontown, New Jersey
[                    ], 2006

      The Annual Meeting of Stockholders (the “Annual Meeting”) of PVC Container Corporation, a Delaware corporation (“PVC” or the “Company”), will be held at the Company’s principal executive offices located at 2 Industrial Way West, Eatontown, New Jersey 07724-2202, on [                    ], 2006, at 8:00 A.M. (local time) for the following purposes:

1. To elect a Board of Directors consisting of seven existing directors to serve until the next Annual Meeting and until their respective successors shall be elected and qualify;

2. To ratify the selection of independent auditors for the Company for its fiscal year ending June 30, 2006;

3. To approve an amendment (the “Amendment”) to our Certificate of Incorporation to effect a 1-for-2,000 reverse stock split of our Common Stock (the “Reverse Stock Split”) and reduce the number of shares of our authorized Common Stock from 10,000,000 to 10,000; and

4. To transact such other business as may properly come before the Annual Meeting.

      No fractional shares resulting from the Reverse Stock Split will be issued, and each holder of Common Stock will receive $2.39 per pre-split share of Common Stock in lieu of any fractional shares that would otherwise result from the Reverse Stock Split. Fractional shares will not be aggregated for purposes of the cash-out payments to holders of fractional shares.
      The Board of Directors has fixed the close of business on [                    ], 2005 (the “Record Date”) as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
      Shares of Common Stock can be voted at the meeting only if the holder is present at the meeting in person or by a valid proxy. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
      All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Herbert S. Meeker
Secretary

PVC CONTAINER CORPORATION
2 INDUSTRIAL WAY WEST
EATONTOWN, NEW JERSEY 07724-2202
(732) 542-0060
Information Statement to Stockholders
      This Information Statement is being furnished to you, as a holder of Common Stock, par value $.01 per share (“Common Stock”), of PVC Container Corporation, a Delaware corporation (“PVC” or the “Company”), in connection with the annual meeting (the “Annual Meeting”) that will be held at the Company’s principal executive offices located at 2 Industrial Way West, Eatontown, New Jersey 07724-2202, on [                    ], 2006, at 8:00 A.M. (local time). References to “we,” “us,” “our” or similar words refer to PVC and its subsidiaries. The Board of Directors has fixed the close of business on [                    ], 2005 (the “Record Date”) as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
      At the Annual Meeting, the Company’s stockholders will be asked to consider a proposal to amend the Company’s Certificate of Incorporation (the “Amendment”) to effect a 1-for-2,000 reverse stock split of the Company’s Common Stock (the “Reverse Stock Split”) and reduce the number of shares of the Company’s authorized Common Stock from 10,000,000 to 10,000. A form of the Certificate of Amendment of Certificate of Incorporation is attached to this Information Statement as Annex A. In addition, the stockholders will be asked to elect seven directors to serve until the next Annual Meeting and until their respective successors shall be elected and qualified. The Company’s stockholders will also be asked to ratify the selection of BDO Seidman, LLP as the Company’s independent auditors for the fiscal year ending June 30, 2005.
      Each share of Common Stock is entitled to one vote per share. We had, as of the Record Date, [7,042,393] shares of Common Stock outstanding, meaning that there will be [7,042,393] votes eligible to be cast at the Annual Meeting. The proposal regarding the Reverse Stock Split involves an amendment to our Certificate of Incorporation, meaning that it requires the affirmative vote of at least a majority of the shares of outstanding stock entitled to vote thereon, or at least [3,521,197] affirmative votes, to be adopted.
      The seven nominees for director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected. Consequently, any shares of Common Stock present in person or by proxy at the Annual Meeting, but not voted for any reason, have no impact in the election of directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. In addition, each of the ratification of the selection of BDO Seidman, LLP as independent auditors for the Company and the approval of the Amendment requires for approval the favorable vote of at least a majority of the shares of outstanding Common Stock entitled to vote thereon. Stockholders have no right to cumulative voting as to any matter, including the election of directors. If any proposal at the Annual Meeting must receive a specific percentage of favorable votes for approval, abstentions in respect of such proposal are treated as present and entitled to vote under Delaware law, and, therefore, such abstentions have the effect of a vote against such proposal. Broker non-votes in respect of any proposal are not counted for purposes of determining whether such proposal has received the requisite approval.
      Kirtland Capital Partners II L.P. (“KCP II”), which holds 4,110,679 shares of Common Stock, or a majority of our Common Stock and a majority of the outstanding stock entitled to vote at the Annual Meeting, and Kirtland Capital Company II (“KCC II”), which holds 356,736 shares of Common Stock, have advised us that they presently intend to vote in favor of the proposal to approve the Amendment. It is anticipated, therefore, that the proposal regarding the Reverse Stock Split will be approved, although KCP II and KCC II may determine at the meeting that they will not vote in favor of such proposal. An abstention or “no” vote by KCP II at the Annual Meeting would mean that such proposal would be defeated. Neither KCP II or KCC II nor any of their affiliated entities have provided any financial advice to PVC with respect to such proposal.
      You are entitled to vote at the Annual Meeting if you owned shares of Common Stock as of the close of business on the Record Date. As noted, you will be entitled to cast one vote for each share of Common Stock that you owned as of that time.
      Shares of Common Stock can be voted at the meeting only if the holder is present at the meeting in person or is represented by a valid proxy given to another person. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
      This Information Statement is dated [                    ], 2005 and is first being mailed to our stockholders on or about [                    ], 2005.
      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE TRANSACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUMMARY OF TERMS OF REVERSE STOCK SPLIT
      The following is a summary of the material terms of the proposed Amendment, the Reverse Stock Split and the other transactions contemplated in connection with the Reverse Stock Split as described in this Information Statement.
      This Information Statement contains a more detailed description of the terms of the proposed Amendment and the Reverse Stock Split. We encourage you to read carefully the entire Information Statement and each of the documents that we have attached as an annex.
The Reverse Stock Split and Proposed Amendment

•	The Board has authorized a 1-for-2,000 reverse stock split of our Common Stock.

•	If you own fewer than 2,000 shares of Common Stock immediately prior to the Reverse Stock Split, when the Reverse Stock Split becomes effective, you will no longer have an ownership interest in the Company, but will instead receive a cash payment of $2.39 per pre-split share of Common Stock owned by you.

•	If you own 2,000 or more shares of Common Stock immediately prior to the Reverse Stock Split, when the Reverse Stock Split becomes effective, you will continue to be a stockholder of the Company and will own one whole share of Common Stock for every 2,000 shares of Common Stock owned immediately prior to the Reverse Stock Split and you will receive a cash payment of $2.39 for your other shares of Common Stock not converted into a whole share.

•	The Amendment will also reduce the number of shares of our authorized Common Stock from 10,000,000 to 10,000.
Reasons for the Reverse Stock Split

•	The principal purpose of the Reverse Stock Split is to make the Company a private company. In light of our current size, opportunities and resources, the Board does not believe that the costs of remaining a public company are justified. Due to the limited liquidity and low market price of our Common Stock, we do not realize many of the benefits normally presumed to result from being a public company such as enhanced stockholder value, enhanced corporate image, access to capital markets, the ability to use stock to attract, retain and incentivize employees, and the ability to use stock as currency for acquisitions. The Board believes that it is in our best interest and the best interest of our stockholders to eliminate the administrative, financial and additional accounting burdens associated with being a public company by engaging in the Reverse Stock Split and taking the Company private. See also the information under the captions “Special Factors — Reasons for and Purposes of the Reverse Stock Split” and “Recommendation of the Board with Respect to the Amendment and the Reverse Stock Split” in this Information Statement.

•	When the Reverse Stock Split becomes effective, it is expected that the number of record holders of our Common Stock will be reduced below 300. Accordingly, we will be eligible to cease filing periodic and other reports with the Securities and Exchange Commission, and we intend to cease public registration of our Common Stock. We project annual savings from deregistration of our Common Stock to be approximately $250,000, plus a one-time savings of approximately $750,000 by not having to comply with the internal control over financial reporting requirements for public companies. See also the information under the captions “Special Factors — Reasons for and Purposes of the Reverse Stock Split” and “Recommendation of the Board with Respect to the Amendment and the Reverse Stock Split” in this Information Statement.

•	Our Common Stock’s limited public float and thin trading volume has impaired our stockholders’ ability to sell their shares, which has prevented minority stockholders from having any meaningful liquidity. As of September 30, 2005, including shares of Common Stock owned by KCP II and KCC II, our directors and executive officers beneficially owned 5,202,081 shares of Common Stock, or

i

71.4% of the outstanding shares. During the fiscal year ended June 30, 2005, our Common Stock did not trade on 68% of the total trading days. The Board believes that it is unlikely that our market capitalization and trading liquidity would increase significantly in the near future.

•	The Board determined that the Reverse Stock Split is fair to and in the best interest of all of our stockholders, including both our unaffiliated and affiliated stockholders and including those stockholders who will no longer have an ownership interest in the Company after the Reverse Stock Split. The Board further concluded that the advantages of the Reverse Stock Split to the stockholders outweighed the disadvantages and that it was substantively and procedurally fair to them, and, therefore, that the transaction was in all of our stockholders’ best interest. See also the information under the captions “Fairness of the Reverse Stock Split to Stockholders” and “Recommendation of the Board with Respect to the Amendment and the Reverse Stock Split” in this Information Statement.

Vote Required

•	The members of the Board and our executive officers intend to vote all shares that they directly or indirectly control in favor of the Reverse Stock Split. We had approximately [376] stockholders of record holding an aggregate of [7,042,393] shares of Common Stock outstanding as of the Record Date. Of those shares, approximately [58.4]%, or [4,110,679] shares, were controlled by KCP II. Each holder of Common Stock is entitled to one vote per share. The proposed action to implement the Reverse Stock Split requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon, or at least [3,521,197] votes. KCP II, which holds [4,110,679] shares of our Common Stock, representing a majority of the eligible votes to be cast, and KCC II, which holds [356,736] shares of our Common Stock, have informed us that they presently intend to vote to approve the Amendment at the Annual Meeting. Consequently, approval of the Reverse Stock Split by a majority of the outstanding stock entitled to vote appears to be assured. See also the information under the caption “Description of the Reverse Stock Split — Vote Required” in this Information Statement.
Fairness of the Reverse Stock Split from a Financial Point of View

•	The Board formed a special advisory committee to assist the Board in its evaluation of the Reverse Stock Split. The Special Committee is composed of one independent director who is not an officer or employee of the Company and is not affiliated with KCP II or KCC II. See the information under the caption “Fairness of the Reverse Stock Split to Stockholders — Substantive Fairness to All Stockholders — Recommendation of the Special Committee” in this Information Statement.

•	In addition, the Special Committee retained the services of Lincoln Partners, LLC to render an opinion as to the fairness of the cash consideration to be paid in the Reverse Stock Split, from a financial point of view, to the Company’s stockholders.

•	The full text of the written opinion of Lincoln Partners, which sets forth assumptions made, procedures followed, matters considered, and the qualifications and limitations on the scope of the review undertaken in connection with the opinion, is attached to this Information Statement as Annex B. The description of Lincoln Partners’ opinion in this Information Statement is qualified in its entirety by reference to the full text of the opinion. Stockholders are urged to, and should, read the opinion carefully and in its entirety. For a more detailed description of Lincoln Partners’ opinion, see the information under the caption “Fairness of the Reverse Stock Split to Stockholders — Fairness of the Cash Consideration Payable for Fractional Shares — Opinion of Lincoln Partners” in this Information Statement.

•	In determining that the Reverse Stock Split was fair to both our unaffiliated and affiliated stockholders, the Board considered a variety of factors including recommendations of the Special Committee, the opinion of Lincoln Partners on the fairness of the cash consideration of $2.39 to be received in lieu of fractional shares, the limited liquidity available to the holders of our Common Stock, the historic trading price of our Common Stock, the Company’s forecasted future performance and the cost savings described above. See the information under the caption “Fairness of the Reverse Stock Split” in this Information Statement.

Material U.S. Federal Tax Consequences of the Reverse Stock Split

•	The Company’s stockholders receiving cash as a result of the Reverse Stock Split will be subject to U.S. federal income taxes. As a result, all stockholders may be required to pay taxes on their respective shares of Common Stock that are converted into the right to receive cash from the Company. See also the information under the caption “Effects of the Reverse Stock Split — Material Federal Income Tax Consequences of the Reverse Stock Split” in this Information Statement. You are urged to consult with your own tax advisor regarding the tax consequences of the Reverse Stock Split in light of your own particular circumstances.
Appraisal Rights of Dissenting Stockholders

•	You are not entitled to appraisal rights under our Certificate of Incorporation or the General Corporation Law of the State of Delaware. See also the information under the caption “Description of the Reverse Stock Split — Appraisal Rights” in this Information Statement.
Completion of the Reverse Stock Split

•	To complete the Reverse Stock Split, we intend to use a portion of the proceeds that we received from the sale of a building utilized by our former plastic compounding segment. However, if the transaction costs of the Reverse Stock Split increase due to a higher number of shares being repurchased than anticipated, we intend to use borrowings under our revolving credit facility and available cash on hand to complete the Reverse Stock Split. See also the information under the caption “Financing of the Reverse Stock Split” in this Information Statement.

•	Upon consummation of the Reverse Stock Split, each registered stockholder on the effective date of the Reverse Stock Split will receive one share of Common Stock for every 2,000 shares of Common Stock held in his or her account immediately prior to the effective time of the Reverse Stock Split. No fractional shares will be issued. In lieu of issuing fractional shares to holders who would otherwise be entitled to receive a fractional share of our Common Stock as a result of the Reverse Stock Split, we will pay cash consideration at the rate of $2.39 for each share of Common Stock that was outstanding before the effective date of the Reverse Stock Split but was not part of a conversion into a full share of post-split Common Stock.

•	The Reverse Stock Split will also apply to stockholders holding Common Stock in street name through a nominee (such as a bank or broker). Consequently, each beneficial holder of Common Stock on the effective date of the Reverse Stock Split also will receive one share of Common Stock for every 2,000 shares of Common Stock held through a nominee for his or her benefit immediately prior to the effective time of the Reverse Stock Split. No fractional shares will be issued. In lieu of issuing fractional shares to beneficial holders, we will pay cash consideration to those beneficial holders at the rate of $2.39 for each share of Common Stock not part of a conversion into a full share of post-split Common Stock. Nominees will be instructed to effect the Reverse Stock Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees to determine what procedures will be used.

•	As soon as practicable after the effective date of the Reverse Stock Split, we will send all stockholders a letter of transmittal to be used to transmit Common Stock certificates to Registrar and Transfer Company, our exchange agent. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal and accompanying stock certificate(s) to the exchange agent, each stockholder entitled to receive payment will receive a check for such stockholder’s stock. In the event we are unable to locate certain stockholders or if a stockholder fails to properly complete, execute and return the letter of transmittal and accompanying stock certificate to the exchange agent, any funds payable to such holders pursuant to the Reverse Stock Split will be held until a proper claim is made, subject to applicable abandoned property laws.

FORWARD-LOOKING STATEMENTS
      This Information Statement contains forward-looking statements. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management’s expectations and involve a number of business risks and uncertainties, any one of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Forward-looking statements do not relate strictly to historic or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance or results of current and anticipated market conditions and market strategies; sales efforts; expenses, including expenses related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and expenses in connection with the Reverse Stock Split; the costs associated with remaining a public company; and financial results.
      There are risks and uncertainties that may cause results to differ materially from those set forth in the Company’s forward-looking statements. It is not possible to predict or identify all risk factors, but factors that could cause such results to differ materially could include changes in U.S., regional, or world polymer growth rates affecting the Company’s markets; changes in global industry capacity or in the rate at which anticipated changes in capacity are realized in the polyvinyl chloride or other industries in which the Company participates; fluctuations in raw material prices, quality and supply and in energy prices and supply, particularly, fluctuations outside the normal range of industry cycles; an inability to raise prices or sustain price increases for products; an inability by the Company to access its revolving credit facility; and the actual number of fractional shares repurchased and actual costs incurred by the Company in the Reverse Stock Split.
      The Company cannot guarantee that any forward-looking statement will be realized, although management believes its plans and assumptions are prudent. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should consult any further disclosures the Company makes on related subjects in its filings with the SEC. For these reasons, you should not place undue reliance on any forward-looking statements included in this Information Statement.

THE ANNUAL MEETING
General
      We are providing this Information Statement to PVC’s stockholders of record as of the Record Date for use at the Annual Meeting to be held on [          ], 2006, at 8:00 A.M. (local time), at the Company’s principal executive offices located at 2 Industrial Way West, Eatontown, New Jersey 07724-2202. At the Annual Meeting, the stockholders will vote upon:

(1) the election of seven directors, each for a term of three years and until their successors are duly elected and qualified;

(2) the ratification of the selection of independent auditors for the Company for its fiscal year ending June 30, 2006;

(3) a proposal to amend the Company’s Certificate of Incorporation to effect a 1-for-2,000 reverse stock split of the Company’s Common Stock and reduce the number of shares of the Company’s authorized Common Stock from 10,000,000 to 10,000; and

(4) such other business as may properly come before the Annual Meeting.

SPECIAL FACTORS
Stockholder Information
      As of September 30, 2005, we had 7,042,393 shares of Common Stock outstanding and approximately 376 record holders of our Common Stock, of which approximately 358 record holders, or approximately 95% of the total number of record holders, owned fewer than 2,000 shares of Common Stock. These record holders owning fewer than 2,000 shares of Common Stock owned, in the aggregate, approximately 105,450 shares, or approximately 1.5% of our outstanding Common Stock. If the number of record holders of our Common Stock is reduced to fewer than 300, we will be able to deregister our Common Stock under the Securities Exchange Act of 1934 (the “Exchange Act”) and we will no longer be subject to SEC filing and reporting requirements.
      We have no direct knowledge of the number of shares of our Common Stock owned beneficially (but not of record) by persons who hold the shares in street name. Based upon information obtained from our transfer agent and ADP Investor Communications, however, we estimate that, as of September 30, 2005, there were approximately 540 beneficial holders of fewer than 2,000 shares, who in the aggregate collectively owned 193,145 shares, or approximately 2.7% of our outstanding Common Stock.
      As of September 30, 2005, KCP II owned 4,110,769 shares of Common Stock, and KCC II owned 356,736 shares of Common Stock. Collectively, KCP II and KCC II owned approximately 63.4% of our outstanding Common Stock. Two of our directors are deemed to have beneficial ownership of all of the shares of Common Stock owned by KCP II and KCC II.
Reasons for and Purposes of the Reverse Stock Split
      The Board of Directors considered a number of important advantages to going private, which are summarized as follows:

•	eliminating the costs and administrative burden associated with filing periodic reports and other documents under the Exchange Act with the SEC;

•	eliminating the costs and investment of management time associated with compliance with the Sarbanes-Oxley Act and related regulations;

•	reducing the direct and indirect costs of administering stockholder accounts and responding to stockholder requests by reducing the number of small stockholder accounts; and

•	providing stockholders with liquidity for their Common Stock without having to pay brokerage commissions and other costs.
      The primary purpose of the Reverse Stock Split is to reduce the number of record holders of our Common Stock to fewer than 300 so that we can terminate the registration of our Common Stock under Section 12(g) of the Exchange Act. We incur significant direct and indirect costs associated with the filing and reporting requirements imposed on public companies. The Reverse Stock Split is expected to result in the elimination of the expenses related to our filing and reporting requirements under the Exchange Act and to decrease the administrative expense we incur in servicing a large number of record stockholders who own relatively small numbers of our shares.
      The Board believes that any material benefit derived from continued registration under the Exchange Act is outweighed by the cost. We have been unable to provide increased value to our stockholders as a public company. As a result of the increased cost and tangible and intangible burdens associated with being a public company following the passage of the Sarbanes-Oxley Act, we do not believe that continuing our public company status is in our best interest or the best interest of our stockholders.
      The Board believes that the significant tangible and intangible burdens of our being a public company are not justified because we have not been able to realize many of the benefits available to some publicly-traded companies. A major benefit for some publicly-traded companies is the access to a public market for raising capital. Public offerings provide attractive sources of equity capital for public companies. Currently, however, the Board does not believe that the Company is in a position to raise capital in this manner due to the limited demand for its Common Stock. Other benefits of some publicly-traded companies include the ability to use publicly-traded stock as acquisition currency and to attract and retain employees. The Company is not in a position to use its Common Stock in this manner. Our Common Stock’s small public float and limited trading volume prevent its use as acquisition currency or to attract and retain employees. The Company has been unable to take advantage of these aspects of being a publicly-traded company because it has been unable to increase its public float and trading volume. The Company’s market capitalization is so small that it does not attract substantial investment activity or analyst interest. The limited interest in the Company’s Common Stock has prevented it from increasing its public float through public offerings of its securities.
      Our Common Stock’s limited public float and thin trading volume have also impaired our stockholders’ ability to sell their shares, which has prevented them from realizing the full benefits of holding publicly-traded stock. Our directors and executive officers historically have beneficially owned a substantial percentage of our outstanding stock. As of the Record Date, including shares of Common Stock owned by KCP II or KCC II, our directors and executive officers beneficially owned a total of [5,202,081] shares of our Common Stock, or [71.4]% of the outstanding shares. Additionally, as of the Record Date, Lionheart Group Inc. (“Lionheart”) beneficially owned 988,000 shares of our Common Stock, or [14.0]% of the outstanding shares. See also the information under the caption “Security Ownership of Certain Beneficial Owners and Management” in this Information Statement. During the fiscal year ended June 30, 2005, our Common Stock traded infrequently, with an average daily trading volume as reported by the OTC Bulletin Board of approximately 1,900 shares per day. Additionally, during the fiscal year ended June 30, 2005, our Common Stock did not trade on 68% of the total trading days. Because the stock has been very thinly traded, entering into a large purchase or sale, to the extent possible, would risk a significant impact on the market price of our Common Stock. The Board believes that it is unlikely that our market capitalization and trading liquidity will increase significantly in the foreseeable future.
      Our status as a public company has not only failed to benefit our stockholders materially, but also, in the Board’s view, places an unnecessary financial burden on us. That burden has only risen in recent years since the enactment of the Sarbanes-Oxley Act. As a public company, we incur direct costs associated with compliance with the SEC’s filing and reporting requirements imposed on public companies. To comply with the public company requirements, we incur approximately $250,000 annually before taxes and related expenses as set forth below. By going private, we also will not be required to be in compliance with Section 404 of the Sarbanes-Oxley Act by the end of the fiscal year ending June 30, 2008, which we estimate would otherwise cost approximately an additional $750,000 over the next twenty-eight to thirty-four months based on the publicly available data as to the costs of initial compliance by public companies similarly situated to PVC in terms of revenues and number of staff, as set forth below.
Estimated Future Annual Savings to be Realized if the Company Goes Private

Incremental Audit Fees	$70,000
SEC Filings	30,000
Stockholder Communications	15,000
Legal Fees	75,000
Transfer Agent Fees	10,000
Accounting Personnel	50,000

Total	$250,000

Estimated Future Savings to be Realized by not Complying with Section 404

Independent Auditor’s Attestation Fees	$300,000
Internal Audit Outsourcing Fees	350,000
Additional Accounting Personnel	100,000

Total	$750,000

      The amount of savings set forth above are only estimates. The actual savings that we may realize may be higher or lower than the estimates set forth above. In light of our current size, opportunities and resources, the Board does not believe that the costs of remaining a public company are justified. Therefore, the Board believes that it is in our best interest and the best interest of our stockholders to eliminate the administrative, financial and additional accounting burdens associated with being a public company.
      The substantial costs and burdens imposed on us as a result of being a public company are likely to increase significantly as a result of the passage of the Sarbanes-Oxley Act and the implementation of the regulatory reforms adopted by the SEC. The amount of time expended by Company management on the preparation and review of our public filings will likely continue to increase as our Chief Executive Officer and Chief Financial Officer take actions necessary to certify the financial statements in each of our public filings as required under the Sarbanes-Oxley Act. Since we have relatively few executive personnel, the relative costs and impact on resources of these and other requirements are substantial.
      It is anticipated that we will also save considerable time by no longer having to comply with the federal securities laws. We incur significant indirect costs as a result of, among other things, management’s time expended in preparing and reviewing periodic reports and other documents filed with the SEC under the Exchange Act. It is estimated that management will probably save approximately 100-150 man-hours per year by not having to file reports and other documents under the Exchange Act.
      See also the information under the caption “Special Factors — Strategic Alternatives Considered” in this Information Statement for an additional description of the reasons why our Board approved the Reverse Stock Split instead of another alternative transaction structure.
      The Reverse Stock Split is expected to relieve us of the administrative burden, cost and other disadvantages associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws by deregistering our Common Stock. Additionally, the Reverse Stock Split will provide small stockholders a beneficial mechanism to liquidate their entire equity interest at a fair price for their shares without having to pay brokerage commissions and other costs, particularly in light of the limited liquidity available to holders of our Common Stock in the open market.
      We presently have approximately 376 record holders of our Common Stock, including registered holders and holders in street name, of which approximately 358 stockholders each own fewer than 2,000 shares. In the aggregate, the shares held by these small holders comprise approximately 1.5% of our outstanding shares of

Common Stock. The cost of administering each stockholder’s account and the amount of time spent by our management in responding to stockholder requests is the same regardless of the number of shares held in the account. Accordingly, our burden of maintaining many small accounts is disproportionately high when compared to the number of shares involved. Unlike many larger publicly-traded companies, we do not have employees assigned to managing investor relations. Instead, our executive officers respond directly to stockholder requests, and time spent fulfilling these duties limits the time that such officers are able to allocate to other aspects of our management. The administrative burden and cost to us of maintaining records in respect of these numerous small accounts and the associated cost of preparing, printing and mailing information to them is, in the Board’s view, excessive given our limited size and the nature of our operations. These expenditures result in no material benefit to us. The Reverse Stock Split will enable us to eliminate much of these costs.
      When the Reverse Stock Split is consummated, holders of Common Stock owning fewer than 2,000 shares will no longer have any equity interest in the Company and will not participate in our future earnings or any increases in the value of our assets or operations. See also the information under the caption “Fairness of the Reverse Stock Split to Stockholders” in this Information Statement.
      The Reverse Stock Split will (i) cause us to cash out all shares held by any stockholder holding fewer than 2,000 shares of Common Stock, (ii) cause us to cash out a small number of shares held by any stockholder holding more than 2,000 shares of Common Stock (so long as the number of such shares is not a multiple of 2,000), and (iii) change the percentage of Common Stock held by each remaining stockholder. However, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed effective date of the Reverse Stock Split if it determines that abandoning the Reverse Stock Split is in our best interest and the best interest of our stockholders.
Potential Disadvantages of the Reverse Stock Split
      While we believe that the Reverse Stock Split will result in the benefits described, several disadvantages should also be noted. Our working capital and assets will be decreased to fund the purchase of fractional shares and the costs of the Reverse Stock Split. The ownership interest of stockholders holding less than 2,000 shares will be terminated, and such stockholders will not participate in any future growth of the Company. Additionally, some stockholders will be forced to relinquish their shares in the Company upon the effective date of the Reverse Stock Split, rather than choosing on their own the time and price for disposing of their holdings of Common Stock in the Company. In addition, we will become a private company, and continuing stockholders will not have the opportunity for a public market for our securities unless the Company re-registers under the Exchange Act in the future, which is not currently anticipated. After the Reverse Stock Split, we will terminate the registration of our Common Stock under the Exchange Act and we will no longer be subject to the reporting requirements under the Exchange Act. As a result of the termination of the Company’s reporting obligations under the Exchange Act:

•	we will not have the ability to raise capital in the public securities markets;

•	we will be less likely to use shares of our Common Stock to acquire other companies;

•	we may have less flexibility in attracting and retaining executives and employees since equity-based incentives (such as stock options) tend not to be as attractive in a privately-held company;

•	less information will be required to be furnished to remaining stockholders or to be made publicly available by the Company;

•	remaining stockholders may experience reduced liquidity for their shares of Common Stock;

•	various provisions of the Exchange Act, such as periodic operating statements and proxy or information statement disclosure in connection with stockholder meetings, will no longer apply to the Company; and

•	the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16, will no longer apply to our executive officers, directors and 10% stockholders of the Company.
      We would no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act. Therefore, our Chief Executive Officer and Chief Financial Officer would no longer be required to certify as to the accuracy of our financial statements. Furthermore, stockholders of the Company receiving cash as a result of the Reverse Stock Split will be subject to federal income taxes as if they had sold their shares. As a result, stockholders may be required to pay taxes on their respective shares of Common Stock that are converted into the right to receive cash from the Company. See the information under the caption “Effects of the Reverse Stock Split — Material Federal Income Tax Consequences of the Reverse Stock Split” in this Information Statement.
      The Board believed that the benefits of the Reverse Stock Split outweighed the disadvantages.
Strategic Alternatives Considered
      In making the determination to proceed with the Reverse Stock Split, the Board evaluated a number of other strategic alternatives to accomplish the reduction in the number of record holders of the Common Stock to fewer than 300. As discussed below, the Board ultimately rejected the alternatives to the Reverse Stock Split because the Board believed that the Reverse Stock Split would be the simplest and most cost-effective approach without treating stockholders disparately. These alternatives were:

•	Self-tender offer. The Board considered a cash self-tender offer by which we would offer to repurchase shares of our outstanding Common Stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The Board was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record stockholders so as to permit us to reduce the number of record stockholders below 300 and to terminate our public reporting requirements. The Board believed it unlikely that many holders of small numbers of shares would make the effort to tender their shares. In addition, the Board considered that the estimated transaction costs of completing a tender offer would be similar to the costs of the Reverse Stock Split transaction, and there could be no certainty that a sufficient number of shares would be tendered.

•	Purchase of shares in the open market. The Board also considered purchasing our shares in the open market in order to reduce the number of our record stockholders to fewer than 300. However, given the low daily trading volume of our Common Stock, there was no assurance that purchasing stock in isolated transactions would reduce the number of stockholders sufficiently to permit us to terminate our public reporting requirements under the Exchange Act and deregister within a reasonable period of time, particularly because we would be unable to ensure that the open market purchases only be from record holders selling all of their shares.

•	Reverse stock split with a forward stock split. The Board also considered a reverse stock split immediately followed by a forward stock split. This alternative would accomplish the objective of reducing the number of record holders below the 300 threshold, assuming approval of the reverse stock split by our stockholders. In a reverse stock split with a subsequent forward stock split, only those stockholders whose shares are converted to less than one whole share after the reverse stock split would have their fractional interests cashed-out, and all fractional interests held by stockholders holding more than one whole share after the reverse stock split would be reconverted to whole shares in the forward stock split. This alternative would have a lower cost than conducting a reverse stock split without a forward stock split. However, the Board rejected this alternative because it resulted in treating stockholders who own at least 2,000 shares of Common Stock differently, including a substantial number of affiliated stockholders.

•	Selling the Company. The Board previously considered a sale of the Company. In May 2003, the Board engaged an investment banking firm in an effort to explore a sale of the Company. The investment banking firm contacted approximately 210 potential acquirers and sent an information memorandum to approximately 114 parties. In response, the Company received approximately 19 indications of interest and hosted approximately eight management presentations, which resulted in a preliminary offer from one party prior to the completion of that party’s due diligence. However, no firm offer was ever received, and, as a result, the Company terminated this process in December 2003. Accordingly, given the limited interest in purchasing the Company and the Company’s results of operations over the past few years, particularly in light of the continued high cost of raw materials, when the Board initially began discussing a going-private transaction in December 2004, it determined that a sale was not practical or in the best interest of our stockholders at the time. The Company has not considered pursuing a sale of the Company since then.

Conditions to the Completion of the Reverse Stock Split
      The Reverse Stock Split will not be effected unless and until our stockholders approve the Reverse Stock Split and the Board of Directors determines that:

•	we have available funds necessary to pay for the fractional shares resulting from the Reverse Stock Split, including the ability to borrow funds under our revolving credit facility;

•	we have sufficient cash reserves to continue to operate our business;

•	no event has occurred or is likely to arise that might have a materially adverse effect on the Company; and

•	the transaction will reduce the number of stockholders below 300.
      In addition, the Board may decide to abandon the Reverse Stock Split (even after stockholder approval) at any time prior to its consummation if the Board believes that such action would be in our best interest and the best interest of our stockholders. Among the circumstances that might cause the Board to abandon the Reverse Stock Split are the development of a significant risk of the Reverse Stock Split failing to achieve the overall goal of reducing the number of record holders to fewer than 300 or where the expense of cashing out the stockholders with fewer than 2,000 shares becomes so high that the transaction becomes financially prohibitive. Additionally, such circumstances could include a superior offer to our stockholders, a material change in our business or litigation affecting our ability to proceed with the Reverse Stock Split.
      Assuming that the above-described conditions are satisfied, the Company, as promptly as reasonably practicable, will file the Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware and thereby effect the Reverse Stock Split. In that case, the approximate date for effectuating the transaction will be [                    ], 2006. If we do not effect the Reverse Stock Split, we will continue as a publicly-traded company with our Common Stock registered under the Exchange Act, and our Common Stock will continue to be traded on the OTC Bulletin Board.

BACKGROUND OF THE REVERSE STOCK SPLIT
      At the regular meetings of the Board of Directors held during 2004, the Board discussed generally the benefits and costs associated with the Company’s status as a publicly-traded company. In the course of informal discussions, in December 2004, the Board asked management to research the possibility of going private and present its findings to the Board, including the preparation of an internal valuation analysis of the fair value of the Company’s Common Stock. The Board’s interest in a going-private transaction at that time was the result of continuing discussions at Board meetings regarding the lack of liquidity in the Company’s Common Stock, the high costs of maintaining the Company as a publicly-traded company and the limited benefits the Company received from being public, especially in light of the substantial new internal and external accounting requirements and procedures imposed by the Sarbanes-Oxley Act.
      During the period from December 2004 through February 2005, William J. Bergen, the President and Chief Executive Officer of the Company, and Jeffrey Shapiro, the Chief Financial Officer of the Company, consulted with Jones Day, its outside legal counsel, to explore possible alternatives for going private, including a self-tender offer, a reverse stock split and a sale of the company. Additionally, the Company’s legal counsel advised the Board on procedural considerations for effecting a going-private transaction, including the Board’s fiduciary duties to all stockholders. The Company’s legal counsel recommended that, given that the Board of Directors was comprised of individuals that were either affiliated or had relationships with KCP II and KCC II or their affiliates or were current or former employees of the Company, the Board add one or more members that would be considered “independent” and that the Board form a committee comprised solely of such independent members to consider any going-private transaction.
      During January and February 2005, the Board and management engaged in a search for an independent director. As a result of the search, John G. Nestor, one of the Company’s directors, identified Matthew Sheppard as a candidate for the Board. At a Board meeting on February 24, 2005, with all directors, Mr. Shapiro, Mr. Sheppard and a representative of Kirtland Capital Corp. being present, after discussion of Mr. Sheppard’s business experience and his direct and indirect beneficial ownership of approximately 17% of the outstanding equity of an entity that owns Lionheart Group Inc., a minority stockholder of the Company, Mr. Sheppard was unanimously appointed to the Board of Directors. In particular, Mr. Nestor described for the Board Mr. Sheppard’s business experience, including his extensive experience with mergers and acquisitions, and Mr. Sheppard described to the Board his beneficial ownership of a portion of the equity of Lionheart’s parent. The Board determined that Mr. Sheppard would be independent based on the fact that he was not an officer or employee of the Company and was not affiliated with KCP II or KCC II. The Board also determined that Mr. Sheppard would be sufficiently disinterested in any going-private transaction because he only owned a 17% equity interest in Lionheart’s parent, a majority of the shares of the Company’s Common Stock owned by Lionheart are held by Lionheart for the benefit of investment funds that Lionheart manages and Lionheart’s direct and indirect interest in the Company represents only a small percentage of Lionheart’s total assets. Accordingly, given Mr. Sheppard’s extensive experience in mergers and acquisitions, the Board determined that Mr. Sheppard’s membership on the Board would be particularly helpful in the consideration of a going-private transaction.
      Additionally at the February 24 Board meeting, to assist the Board in its determination regarding a going-private transaction, the Board formed a special committee comprised of Mr. Sheppard to consider and evaluate such transaction, with the authority to retain its own legal counsel and other advisors, financial or otherwise, as it deemed necessary. Specifically, the Special Committee was formed to consider, along with the Board, the ultimate structure of the going-private transaction and to recommend the financial terms of the going-private transaction to the Board. The Special Committee subsequently engaged McDermott Will & Emery LLP as its independent counsel.
      Also at the February 24 Board meeting, Mr. Shapiro discussed potential audit fees and fees for compliance with Section 404 under the Sarbanes-Oxley Act that the Company could avoid by going private. The Board explored in detail the advantages and disadvantages of going private and the alternative methods for going private. After extensive discussions, the Board made a preliminary determination that, if the Company were to engage in a going-private transaction, a reverse stock split would be the best transaction structure to achieve, in the most cost-effective manner, the Company’s goal, provided that it was effected at a price and on terms fair to all stockholders.
      On April 27, 2005, Mr. Bergen provided to the Board a written report prepared internally by Mr. Bergen and Mr. Shapiro regarding the estimated costs and benefits of proceeding with a reverse stock split. The report provided in detail how the Sarbanes-Oxley Act had increased substantially the cost of remaining a publicly-traded company and would further increase the cost in the near future. The report contained the recommendation that, given the costs imposed by the Sarbanes-Oxley Act, the Company pursue a going-private transaction by means of a reverse stock split. Management’s view was that these costs outweighed any benefits the Company or its stockholders receive from its status as a public company, and that the Company should effect a going-private transaction. Management also indicated that it intended to spend approximately $500,000 repurchasing shares of Common Stock in a reverse split. Management considered a variety of split levels to determine which split level would allow the Company to pay a higher cash consideration for the fractional shares while at the same time maintaining the amount spent to repurchase the shares below the Company’s limit of $500,000. Based on a preliminary analysis of a list of record holders and some non-objecting beneficial owners, management estimated that, for $500,000, the Company could repurchase the greatest number of shares of Common Stock, without increasing the Company’s cost of repurchasing the shares, at the following split levels and the following prices: a 1-for-2,700 split at $2.00 per share; a 1-for-2,000 split at $2.25 per share; and a 1-for-1,600 split at $2.50 per share. Management reported to the Board that its internal valuation analysis indicated that the fair value of the Company’s Common Stock was $2.01 per share. Accordingly, management recommended the Company pursue a 1-for-2,700 reverse split using the $2.01 per share valuation.
      At a Board meeting on May 18, 2005, with all directors, Mr. Shapiro, the Company’s Vice President of Operations, and a representative of Kirtland Capital Corp. being present, at the request of Mr. Sheppard, the members of the Board once again engaged in discussions regarding the various alternatives available to the Company to achieve its goal of going private, including a self-tender offer and a reverse stock split. After extensive discussions, the Board determined that a reverse stock split would be the best transaction structure to effect the going-private transaction.
      After considering a number of investment banking firms, on June 20, 2005, the Special Committee engaged Lincoln Partners as its independent financial advisor to provide an opinion as to whether the cash consideration to be received in lieu of fractional shares in a reverse stock split is fair to the Company’s stockholders from a financial point of view.
      After engagement, the Special Committee and McDermott Will & Emery had a number of informal discussions with Lincoln Partners regarding the scope of Lincoln Partners’ work, the assumptions being used by Lincoln Partners and the preliminary results of Lincoln Partners’ analysis.
      On July 11, 2005, Lincoln Partners made a presentation to the Special Committee outlining its analysis, which included a range of value for the Common Stock of between $1.98 and $2.39 per share. The presentation provided to the Board on July 11, 2005 was updated on July 21, 2005 to include the $2.39 per share price ultimately decided upon by the Board. The presentation is attached as an exhibit to the Company’s Schedule 13E-3 filed with the SEC relating to the Reverse Stock Split.
      At a Board meeting on July 18, 2005, with all directors (except for Michael Lynch and Michael Sherwin), Mr. Shapiro, a representative of Kirtland Capital Corp. and representatives of the Company’s legal counsel and the Special Committee’s legal counsel being present, Mr. Bergen and Mr. Shapiro described for the Board the methodology used by management in its internal valuation analysis of the fair value of the Company’s Common Stock. Management explained that it used the weighted average from a discounted cash flow analysis and a leverage buyout analysis based on EBITDA multiples in determining that the fair value of the Company’s Common stock was $2.01 per share. Management then discussed with the Board some of the differences between its internal valuation analysis and the valuation being performed by Lincoln Partners, including the fact that management was using data from January 2005 whereas Lincoln Partners used data as of a more recent date, and that the Lincoln Partners’ valuation took a broader approach than management’s valuation. Lincoln Partners’ valuation took a broader approach than management’s in that management only considered two analyses: the weighted average from a discounted cash flow analysis and a leverage buyout analysis. In contrast, Lincoln Partners conducted the following analyses: a comparable public company analysis, a comparable transaction analysis and a discounted cash flow analysis.
      Prior to the July 18 Board meeting, the Special Committee had distributed a copy of the Lincoln Partners’ presentation to all members of the Board. Representatives from Lincoln Partners then joined the meeting and reviewed the presentation, which outlined its valuation of the Company’s Common Stock. Lincoln Partners reported to the Board that, using a comparable public company analysis, a comparable transaction analysis and a discounted cash flow analysis, its valuation of the Company’s Common Stock was $1.98 to $2.39 per share.
      After representatives from Lincoln Partners left the meeting, Mr. Bergen and Mr. Shapiro discussed with the Board the costs of a 1-for-1,600 split, a 1-for-2,000 split and a 1-for-2,700 split. Management and the Board then engaged in extensive discussions regarding both the internal valuation and Lincoln Partners’ valuation of the Company’s Common Stock, as well as the appropriate level at which to effect a reverse stock split. The Special Committee requested that the Board approve a transaction with per share cash consideration at the high end of the range reported by Lincoln Partners rather than the $2.01 per share consideration originally proposed by management. It was agreed that management would prepare an analysis of the cost of completing a reverse stock split using additional various levels of cash consideration and different split levels. The Board agreed to re-convene at a later time to allow the Board to review this analysis and the Lincoln Partners’ presentation.
      At a Board Meeting on July 20, 2005, with all directors (except for Messrs. Lynch and Sherwin), Mr. Shapiro, a representative of Kirtland Capital Corp. and representatives of the Company’s legal counsel and the Special Committee’s legal counsel being present, Mr. Bergen and Mr. Shapiro presented to the Board updated estimates of the costs of a reverse stock split at differing cash consideration and split levels. The split levels discussed were a 1-for-1,000 split, a 1-for-1,500 split, a 1-for-2,000 split and a 1-for-2,700 split. Based on the valuation provided by Lincoln Partners, management recommended that the Company effect a 1-for-2,000 reverse stock split pursuant to which stockholders would receive between $2.30 and $2.35 in lieu of fractional shares. The Board then engaged in extensive discussions regarding the fair market value of the Company’s Common Stock as well as the appropriate level at which to effect a reverse stock split to ensure that the number of record holders of the Company’s Common Stock would stay below 300 in the future. The Board also discussed the treatment of option holders under the Company’s equity compensation plan.
      After further discussion, the Special Committee recommended that the cash consideration be increased to $2.39 per pre-split share. The Special Committee determined that the cash consideration was substantively fair to both the unaffiliated and affiliated stockholders of the Company. In making this determination, the Special Committee did not conduct its own analyses. Instead, the Special Committee adopted Lincoln Partners’ analyses and also took into consideration the initial analyses provided by management. The Board agreed with the Special Committee’s recommendation, and it was agreed that the Company would use a 1-for-2,000 ratio for a reverse stock split. The Board ultimately decided to effect a 1-for-2,000 split rather than a 1-for-2,700 split because, although both split levels would result in reducing the number of record holders well below 300, effecting a 1-for-2,700 split would not reduce the number of record holders appreciably lower than a 1-for-2,000 split but could significantly increase the Company’s cost of repurchasing fractional shares.
      After the July 20 Board meeting, Mr. Bergen, who is also a member of the Board, held telephonic discussions with Messrs. Lynch and Sherwin, reviewing extensively the matters discussed at the July 18 and July 20 Board meetings, particularly the fair value of the Company’s Common Stock and the appropriate level at which to effect a reverse stock split. Lincoln Partners provided its opinion to the Special Committee on July 21, 2005, to the effect that, as of the date of the opinion and subject to the various assumptions and limitations set forth in its written opinion delivered to the Special Committee, the cash consideration of $2.39 was fair, from a financial point of view, to those stockholders of the Company receiving such consideration in lieu of fractional shares, including unaffiliated stockholders. The full text of the Lincoln Partners’ opinion is attached to this Information Statement as Annex B.

      After considering the Special Committee’s recommendation and the opinion of Lincoln Partners, by means of a unanimous written consent effective as of July 21, 2005, all members of the Board unanimously approved and declared advisable the Reverse Stock Split to be effected by means of an amendment to the Company’s Certificate of Incorporation pursuant to which each 2,000 shares of the Company’s Common Stock will be combined into one share of Common Stock and stockholders of the Company will receive $2.39 per pre-split share in lieu of fractional shares. The Board determined that the Reverse Stock Split was fair to and in the best interest of the Company and its stockholders, including the unaffiliated stockholders, whether they are completely cashed out or remain as a holder of the Company’s Common Stock following the Reverse Stock Split. Accordingly, the Board recommended that the stockholders of the Company approve the amendment to the Company’s Certificate of Incorporation to effect the Reverse Stock Split.
      Messrs. Bergen, Shapiro, Friedman, Turben, Sherwin, Nestor, Lynch and Sheppard, who constitute all of the Company’s executive officers and directors, are expected to remain the executive officers and directors of the Company following the completion of the Reverse Stock Split. All of these individuals participated in the decision to engage in, and the structuring of, the Reverse Stock Split.
FAIRNESS OF THE REVERSE STOCK SPLIT TO STOCKHOLDERS
      The Board of Directors of the Company has unanimously approved the Reverse Stock Split and has declared it advisable, in the best interest of, and substantively and procedurally fair to, the Company’s unaffiliated and affiliated stockholders, whether they are completely cashed out or remain as stockholders of the Company following the Reverse Stock Split. In evaluating the fairness of the Reverse Stock Split transaction, the Board relied on its knowledge of the business, financial condition and prospects of the Company, the advice of the Special Committee and its financial advisors and legal counsel and the factors discussed below. The discussion of the information and factors considered by the Board is not intended to be exhaustive, but is believed to include all material factors considered by the Board. Based upon the analysis set forth herein and below, the Board determined that the Reverse Stock Split was substantively and procedurally fair to the Company’s unaffiliated and affiliated stockholders, whether they are completely cashed out or remain as stockholders of the Company following the Reverse Stock Split.
Substantive Fairness to All Stockholders
      Historical and Current Market Price. Although the Board considered the historical and current market price of the Company’s Common Stock, the Board was of the opinion that due to the low trading volume and the price volatility occurring from nominal trading volume, the historic trading price of the Common Stock was not as accurate an indicator of the value of the Common Stock as certain of the other factors described in this Information Statement, and therefore less emphasis was placed on this factor than some of the other factors described below and in Lincoln Partners’ opinion and presentation.
      The Board did, however, review the high and low sales prices for the Common Stock from July 1, 2004, to July 20, 2005, which ranged from $1.50 to $2.25 per share. The Board noted that the $2.25 per share high sales prices reached on a few occasions were based on extremely low volumes of shares and therefore did not necessarily provide an accurate indication of the fair value of the Company’s Common Stock. You should read the discussion under the caption “Trading Market and Price of our Common Stock and Dividend Policy” in this Information Statement for more information about our stock price. The last sales price of our Common Stock on September 15, 2005, the last trading day before we announced the proposed Reverse Stock Split, was $1.20 per share.
      The Board noted that, as a positive factor, the cash payment of $2.39 per share payable to stockholders in lieu of fractional shares represented a premium of approximately 46.6% and 31.3% over the average closing sales price of our Common Stock for the 30-calendar day and 60-calendar day periods, respectively, immediately prior to July 20, 2005. In addition to stockholders receiving a premium to the trading price of our Common Stock on any shares redeemed as a result of the Reverse Stock Split, such stockholders will achieve liquidity without incurring brokerage costs.

      Net Book Value. The Board considered analyzing the net book value of our assets but concluded that such analysis would almost surely value a pre-split share of the Company’s Common Stock at less than the value determined by Lincoln Partners and recommended by the Special Committee and would understate the value per pre-split share of the Company’s Common Stock. The Board considered that the net book value, which was $1.85 as of March 31, 2005 and $1.86 as of June 30, 2005, would be considerably lower than the value per pre-split share determined by Lincoln Partners, particularly after the Company had taken a goodwill impairment charge of approximately $3.3 million in the quarter ended December 31, 2004. As a result, neither the Board nor Lincoln Partners relied upon the Company’s net book value in their analyses of the Reverse Stock Split since neither believed it was an accurate indicator of the value of the Common Stock. In reaching their independent conclusions, each of the Board and Lincoln Partners noted that the net book value of our assets is based on historical cost and does not represent the current value of the Company. As of June 30, 2005, the Company had a net book value of $1.86 per share.
      Liquidation Value. The Board also considered using a liquidation valuation method to determine a fair price for the cash consideration for fractional interests, but rejected that method because it determined that such analysis would almost surely value a pre-split share of the Company’s Common Stock at less than the value determined by Lincoln Partners and recommended by the Special Committee and would understate the value per pre-split share of the Company’s Common Stock. Although no valuation of total assets was undertaken, the Board believed that a liquidation or other transaction designed to monetize the Company’s assets would likely result in recovery of a price for the Company’s tangible assets that is substantially less than tangible book value. The Board considered that the Company’s non-cash assets consist primarily of accounts receivable, inventory, manufacturing equipment, furniture and fixtures, buildings and leasehold improvements and land. Manufacturing equipment generally, particularly the equipment supporting our commodity product lines, has a limited market or is attached to the premises and ordinarily generates less than book value in liquidation. Additionally, our finished goods inventory would likely generate substantially less than book value in a liquidation context. The Board concluded that our liquidation value would at most be equal to the present value of our net assets.
      Going concern value. In determining the cash amount to be paid to cashed-out stockholders in the Reverse Stock Split, the Board considered the valuation of the Company and the Company’s Common Stock on the basis of a going concern. In considering going concern value, the Board considered comparable public company analysis, comparable transaction analysis, and discounted cash flow analysis, as set forth in Lincoln Partners’ opinion.
      Also, the Board did not consider the amount per share that might be realized in a sale of all or substantially all of the stock or assets of the Company, believing that consideration of such amount was inappropriate in the context of a transaction that would not result in a change in control of the Company. In considering the going concern value of the Company’s shares of Common Stock, the Board adopted the analyses and conclusions of Lincoln Partners, which are described below under “Fairness of the Reverse Stock Split to Stockholders — Fairness of the Cash Consideration Payable for Fractional Shares — Opinion of Lincoln Partners.” Accordingly, the Board believes that the going concern analysis supports its determination that the transaction is fair to stockholders.
      Purchase Prices Paid in Recent Repurchases of Common Stock. During the past two years, we have not repurchased our Common Stock through open market purchases. Consequently, the Board could not have considered purchase prices paid in recent repurchases of Common Stock in its evaluation of the fairness of the cash consideration.
      No Firm Offers to Acquire Control of the Company. We have not received, during the past two years, any firm offers for the merger or consolidation of the Company with or into another company, or vice versa, or the sale or transfer of all or substantially all of our assets to another company, or a purchase of our securities by another person that would involve a change in control of the Company. In May 2003, the Board engaged an investment banking firm in an effort to explore a sale of the Company. Preliminary negotiations and due diligence were conducted with several parties; however, no firm offers were received, and, as a result, the

Company terminated this process in December 2003. Consequently, the Board could not consider firm offers made to the Company when determining the fairness of the Reverse Stock Split.
      Presentation of the Special Committee’s Financial Advisor. The Board also considered the various financial information, valuation analyses and other factors set forth in the written presentation delivered to the Board at the meeting of the Board on July 18, 2005. In particular, the Board considered the following analyses of Lincoln Partners’ presentation: comparable public company analysis, which provided a valuation range for the Company; comparable transaction analysis, which provided enterprise values paid for comparable companies, and discounted cash flow analysis, which provided projections of future cash flows of the Company. All of these analyses were considered by the Board in determining whether the cash consideration to be paid both unaffiliated and affiliated stockholders was fair.
      Recommendation of the Special Committee. The Board formed a special advisory committee to assist the Board in its evaluation of the Reverse Stock Split. The Special Committee is composed of Matthew Sheppard, who is not an officer or employee of the Company and is not affiliated with KCP II or KCC II. The Board considered the recommendation of the Special Committee presented at the July 20, 2005 Board meeting that the cash consideration to be received by stockholders in lieu of fractional shares be $2.39 per pre-split share. The Board considered the recommendation of the Special Committee that the cash consideration be $2.39 in determining that the Reverse Stock Split was fair because it considered Mr. Sheppard’s recommendation to be based on an independent analysis of the Reverse Stock Split.
      Opinion of Lincoln Partners. The Board also relied on the fact that Lincoln Partners was providing an opinion, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the $2.39 per share cash consideration to be received by the holders of Common Stock is fair, from a financial point of view, to our stockholders, both unaffiliated and affiliated. Although Lincoln Partners’ comparable public company and comparable transaction analyses resulted in value ranges that included values that exceeded the cash consideration being paid for pre-split shares, both of these analyses involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect market values. In the case of the comparable public company analysis, some of these considerations included the Company’s significantly smaller size compared to the selected public companies (larger companies command a premium valuation over smaller companies), the Company’s lower profitability margins and inferior historical revenue growth rates compared to its peer group, its level of capital expenditures and a significant amount of pro forma EBITDA adjustments incorporated into the Company’s valuation. Consequently, the Board believed the Company’s Common Stock would trade at the lower end of the valuation range produced by the comparable public company analysis.
      The comparable transaction analysis adjusted the valuation for the Company’s smaller size, but the Board also measured the Company’s lower profitability margins compared to the companies in the selected transactions. As a result, the Board believed the Company’s value was less than the highest values produced by this analysis. Nevertheless, the cash consideration of $2.39 per pre-split share is within the value ranges for these two analyses determined by Lincoln Partners and is at the higher end of the value ranges as well.
      The third analysis conducted by Lincoln Partners, the discounted cash flow analysis, which is largely based on financial improvements that are expected by management but not yet fully realized, resulted in a value range below the $2.39 cash consideration. The Board viewed the discounted cash flow analysis as providing the highest valuation range achievable by management. Consequently, because of the placement of the $2.39 cash consideration within and above the value ranges of Lincoln Partners’ analyses, the Board concluded that the opinion of Lincoln Partners supported its determination that the cash consideration was fair to both unaffiliated and affiliated stockholders.
      For more information about the opinion you should read the discussion below under the caption “Fairness of the Cash Consideration Payable for Fractional Shares — Opinion of Lincoln Partners” in this Information Statement and a copy of the opinion of Lincoln Partners attached as Annex B to this Information Statement. The Board adopted the analysis of Lincoln Partners contained in its opinion. Accordingly, the Board believes the opinion of Lincoln Partners supports its determination that the payment to stockholders of $2.39 per pre-split share as part of the transaction is fair to all of the stockholders, both unaffiliated and affiliated.

      Limited Liquidity for the Common Stock. The Board recognized the lack of an active trading market and the very limited liquidity of our Common Stock. The Board considered the effects of this factor on both the stockholders who own less than 2,000 shares of Common Stock and will cease to be stockholders and those stockholders who will remain after the transaction. With respect to the stockholders who will cease to be stockholders, including the unaffiliated stockholders, the Board recognized that the Reverse Stock Split presents such stockholders an opportunity to liquidate their holdings at a price that represented a premium to the pre-announcement market value, without incurring brokerage commissions and other costs. With respect to the stockholders who will remain after the transaction, including the unaffiliated stockholders who will retain an equity interest in the Company, the Board noted that the effect of this transaction on their liquidity is mitigated by the limited liquidity they currently experience.
      Future Cost Savings. The Board considered that both unaffiliated and affiliated stockholders remaining after the transaction will benefit from the reduction of direct and indirect costs borne by the Company to maintain its status as an publicly-traded company. Such a reduction will include, but not be limited to, the elimination of increased costs to comply with the additional requirements imposed by the Sarbanes-Oxley Act and related regulations. Any detriment associated with the reduction in public information available regarding the Company’s business, financial conditions and results of operations will be offset by the savings in costs and management time expected to result from termination of the Company’s registration and periodic reporting obligations with the SEC. For a full discussion of the cost savings, see the information under the caption “Special Factors — Estimated Future Annual Savings to be Realized if the Company Goes Private” in this Information Statement.
      Benefits to Remaining Stockholders. As discussed above, stockholders remaining after the transaction will benefit from the reduction in costs borne by the Company to maintain its status as a publicly-traded company. The estimated future annual savings of $750,000 will be reallocated to benefit Company growth, strength and profitability. The remaining stockholders of our Common Stock will be able to participate in the Company’s future growth, if any, and benefit from any future increases in value of the Company’s Common Stock. Also, with the exception of reduced availability of certain information, the rights of the holders of the Common Stock who hold more than 2,000 shares will remain essentially unchanged.
      Stockholder Rights. The Board recognized that the Reverse Stock Split will not materially change the rights, preferences or limitations of those stockholders who will retain an interest in the Company subsequent to the consummation of the Reverse Stock Split.
      Fairness of the Reverse Stock Split Ratio. The Board concluded that the Reverse Stock Split ratio was fair because it was calculated without bias and applies equally to all shares of the Common Stock. The purpose of the Reverse Stock Split is to reduce the number of record holders to fewer than 300 so that we can terminate the registration of our Common Stock under the Exchange Act and no longer be subject to the disclosure and reporting requirements under the Exchange Act. The Reverse Stock Split ratio is a result of calculations that were intended to determine how many holders of the Common Stock needed to be cashed out to reduce the number of record holders to well below 300 while at the same time minimizing the Company’s costs of repurchasing the fractional shares. The Board believes that the current ratio of 1-for-2,000 is fair because it was calculated without bias toward any one group of stockholders. Further, this ratio will be applied equally to all shares of our Common Stock, and will not serve to significantly increase any one person’s position, ownership or financial gain as a result of the Reverse Stock Split.
Procedural Fairness to All Stockholders
      The Board determined that the Reverse Stock Split is procedurally fair to all stockholders of the Company, including both unaffiliated and affiliated stockholders. In particular, the Board determined that the appointment of a Special Committee and that the Special Committee’s receipt of a fairness opinion from Lincoln Partners protected the interests of all of our stockholders, especially the unaffiliated stockholders. Lincoln Partners conducted an independent valuation of the Company and determined that the price of $2.39 per share to be paid to holders of Common Stock in lieu of fractional shares was fair to all such holders from a financial point of view. Also, the Reverse Stock Split is being effected in accordance with the applicable requirements under Delaware law. A unanimous Board, including all directors who are not employees of the Company, approved the Reverse Stock Split and determined that the Reverse Stock Split is procedurally fair to the unaffiliated and affiliated stockholders of the Company, including the unaffiliated stockholders who will receive cash in lieu of fractional shares and the unaffiliated stockholders who will remain stockholders of the Company after the transaction. Accordingly, the Board determined that the Revised Stock Split is procedurally fair to the unaffiliated stockholders of the Company.
      The Board also considered obtaining approval of a majority of the unaffiliated stockholders and determined that doing so would not be necessary for the reasons discussed under the caption “Description of the Reverse Stock Split — Vote Required.” In particular, a vote of a majority of the Company’s unaffiliated stockholders is not required to approve the Reverse Stock Split. The Board concluded that the Reverse Stock Split was fair despite the fact that it was not approved by a majority of the unaffiliated stockholders. The Board thought that the approval of the unaffiliated stockholders was unnecessary because of the other procedures put in place to ensure the fairness of the transaction, such as the creation of the Special Committee and the Special Committee’s engagement of Lincoln Partners to render an opinion as to the fairness, from a financial point of view, of the cash consideration to be paid to holders of our Common Stock in the Reverse Stock Split. Further, the Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders. Retaining an unaffiliated representative on behalf of the unaffiliated stockholders would be an added expense of the Reverse Stock Split and would not affect the outcome of the transaction because a majority vote of the unaffiliated stockholders is not required under applicable law.
      The Board did not grant unaffiliated stockholders access to our corporate files, except as provided under the General Corporation Law of the State of Delaware, nor did it extend the right to retain counsel or appraisal services at our expense. With respect to unaffiliated stockholders’ access to our corporate files, the Board determined that this Information Statement, together with our other filings with the SEC, provides adequate information for unaffiliated stockholders. The Board also considered the fact that under the General Corporation Law of the State of Delaware and subject to specified conditions set forth under Delaware law, stockholders have the right to review our relevant books and records of account. In deciding not to adopt these additional procedures, the Board also took into account factors such as our size and financial capacity and the costs of such procedures.
      The Board determined that the process leading up to the approval of the Reverse Stock Split was procedurally fair to the stockholders, both our unaffiliated and affiliated stockholders, because of the safeguards that the Board put into place, namely, the appointment of the Special Committee and the Special Committee’s engagement of Lincoln Partners to render an opinion as to the fairness, from a financial point of view, of the cash consideration to be paid to holders of our Common Stock in the Reverse Stock Split. See also the information under the captions “Fairness of the Reverse Stock Split to Stockholders — Fairness of the Cash Consideration Payable for Fractional Shares — Opinion of Lincoln Partners” and “Background of the Reverse Stock Split” in this Information Statement. In addition, stockholders may be in a position to control whether or not they remain stockholders after the Reverse Stock Split by acquiring sufficient additional shares so that they hold at least 2,000 shares immediately prior to the Reverse Stock Split or selling or transferring sufficient shares so that they hold fewer than 2,000 shares immediately prior to the Reverse Stock Split. The Board recognized that, notwithstanding the historically limited trading market of our Common Stock, the announcement of the Reverse Stock Split could, in the short term, facilitate a larger trading market and increase the stockholders’ ability to acquire or sell sufficient shares for the purpose of holding more or less than 2,000 shares immediately prior to the Reverse Stock Split.
Fairness of the Cash Consideration Payable for Fractional Shares — Opinion of Lincoln Partners
      Pursuant to a letter agreement effective June 20, 2005, the Special Committee engaged Lincoln Partners to advise the Special Committee as to the fair value per pre-split share of the Company’s Common Stock and deliver an opinion to the Special Committee as to whether the cash consideration to be received in the Reverse Stock Split is fair, from a financial point of view, to the stockholders of the Company. Lincoln Partners focuses on providing merger and acquisition, private capital raising and financial advisory services to middle market companies with a focus on selected industries, including plastic product manufacturers and packaging companies. In this capacity, Lincoln Partners is continually engaged in valuing businesses similar to the Company. The Special Committee selected Lincoln Partners to serve as its financial advisor after considering a number of other investment banking firms because of Lincoln Partners’ expertise, industry experience, reasonable fees and willingness to perform the work in a short time frame. The methods used by Lincoln Partners in evaluating and analyzing the proposed Reverse Stock Split are discussed in detail below.
      At the meeting of the Special Committee on July 11, 2005, Lincoln Partners made a presentation to the Special Committee which indicated that in Lincoln Partners’ opinion the Common Stock had a value in the range of $1.98 to $2.39 per share. Subsequently, on July 21, 2005, Lincoln Partners rendered its opinion that, as of July 21, 2005, based upon and subject to the various factors and assumptions described in the Lincoln Partners opinion, the per share cash consideration of $2.39 to be received by the Company’s stockholders after giving effect to the Reverse Stock Split is fair, from a financial point of view, to the Company’s stockholders.
      While Lincoln Partners rendered its opinion and provided certain financial analyses to the Special Committee, its opinion was only one of many factors taken into consideration by the Special Committee in making its recommendation to the Board. Lincoln Partners did not recommend the amount of consideration that should be paid pursuant to the proposed Reverse Stock Split or other terms thereof. The Board determined the amount of consideration to be paid in connection with the Reverse Stock Split based on the recommendation of the Special Committee and the other factors described in this Information Statement.
      Lincoln Partners’ opinion, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this Information Statement. Lincoln Partners has consented to the use and summary of its fairness opinion in this Information Statement. Lincoln Partners’ opinion was intended for the use and benefit of the Special Committee, does not address the underlying merits of the decision by the Board to engage in the Reverse Stock Split and does not constitute a recommendation to any stockholder as to how that stockholder should vote on the Reverse Stock Split or any related matter. Lincoln Partners’ opinion addresses only the fairness of the cash consideration paid to the Company’s stockholders in lieu of fractional shares from a financial point of view to the Company’s stockholders, as of the date of the opinion. Lincoln Partners’ opinion speaks only as of June 30, 2005. The summary of Lincoln Partners’ opinion is set forth below and is qualified by reference to the full text of the opinion attached as Annex B to this Information Statement. Each stockholder is urged to read Lincoln Partners’ opinion in its entirety.
      In connection with its opinion, Lincoln Partners’ analysis was based on:

•	The Company’s Form 10-K for the fiscal years ended June 30, 2003 and 2004.

•	The Company’s Form 10-Q for the quarterly periods ended March 31, 2004 and 2005.

•	The Company’s Form 8-K filed with the SEC on June 6, 2005 containing pro forma financial statements that give pro forma effect to the sale of substantially all of the assets of the business conducted by Novatec Plastics Corporation.

•	Interviews with the Company’s management, including Mr. Bergen and Mr. Shapiro, regarding the Company’s business strategy, historical financial performance, future prospects and competitive position, as well as industry trends.

•	A schedule prepared by the Company’s management detailing pro forma adjustments to historical EBITDA for non-recurring, one-time expenses, which included certain one-time expenses not specifically identified by type or amount in the Company’s SEC filings.

•	Internal income statements for the twenty-three months beginning July 1, 2003 and ended May 31, 2005, which presented monthly EBITDA on an adjusted basis and which were not generally available to the public on the date of the opinion.

•	Financial projections prepared by the Company’s management for the years ended June 30, 2005 through 2010. During Lincoln Partners’ analysis period, management requested the forecast be changed to reflect the outcome of the Company’s budgeting process for the fiscal year ending June 30, 2006. Lincoln Partners used management’s guidance to formulate modified financial projections that were used as part of the valuation. These projections were reviewed and approved by management and are not publicly disclosed in the Company’s SEC filings.

•	A tour of the Company’s manufacturing facility in Paris, Illinois.

•	A schedule detailing options outstanding under the Company’s equity compensation option plan.

•	Key operating data and productivity reports tracked by the manufacturing facilities.

•	A confidential information memorandum prepared in August of 2003 by a nationally recognized investment banking firm in connection with a contemplated sale of the Company, which process was subsequently terminated.

•	A December 8, 2003 presentation prepared by the same investment banking firm made to the Company’s management regarding the outcome of the Company’s sale process. Both the contemplated sale process and its outcome had not been previously disclosed to the public.

•	An analysis of public information with respect to certain other companies in lines of businesses Lincoln Partners believed to be comparable to the Company’s, in whole or in part. This included an examination of current public market prices and resulting valuation statistics, and a review of change-of-control transactions for companies deemed comparable to the Company.

•	A review of existing and historical market prices of the Company’s Common Stock.

•	A review of certain other publicly available information that Lincoln Partners deemed relevant, including economic, industry and investment information.

      In cases where Lincoln Partners relied on material, non-public information to arrive at its opinion, a summary of such information is disclosed below and the content of such items were included in the Board presentation materials dated July 21, 2005, which are included as an exhibit to the Company’s Schedule 13E-3 relating to the Reverse Stock Split.
      In determining the Company’s earning before interest, taxes, depreciation and amortization (“EBITDA”), which was subsequently used as the basis for the per share valuation of the Company’s pre-split Common Stock, Lincoln Partners used the Company’s internal monthly financial statements to arrive at a trailing twelve month EBITDA for the period ended May 31, 2005. The Company’s EBITDA was then adjusted for one-time, non-recurring expenses charged to earnings in the trailing twelve months ended May 31, 2005. The schedules below detail the pro forma adjustments considered by Lincoln Partners and the resulting May 31, 2005 trailing twelve month EBITDA.
Pro Forma Adjustments to EBITDA

	June	May	May	May-05
Adjustments to EBITDA	FYE 2004	YTD 2005	YTD 2004	LTM

	(in $000)
Severance charges from the closure of the Kingston facility	$353	$—	$353	$—
Non-cash loss from the sale of the Admore property	123	—	123	—
Asset impairment charge for the Kingston facility	—	452	—	452
Severance charges related to reduction in employees	—	713	—	713

Non-recurring restructuring charges	476	1,165	476	1,165
Fees paid for Company sale process — Investment Bank	34	—	—	34
Fees paid for Company sale process — Legal	69	—	69	—
Fees paid to outsourcing consulting firm	108	225	73	260
Fees paid for operations consulting firm	137	436	76	498
Fees paid for new CEO recruitment	—	187	—	187

Non-recurring professional fees	348	847	218	978

	June	May	May	May-05
Adjustments to EBITDA	FYE 2004	YTD 2005	YTD 2004	LTM

	(in $000)
Severance paid to SVP of Sales & Marketing	93	—	—	93
Severance paid to Former CEO	—	751	—	751

Senior Management Severance Payments	93	751	—	843
Public company savings	250	188	188	250

TOTAL EBITDA ADJUSTMENTS	$1,167	$2,951	$881	$3,237

Adjusted EBITDA for the Trailing Twelve Months Ended May 31, 2005

	FYE	May	May	May-05
For the Fiscal Year June 30	2004	YTD 2005	YTD 2004	LTM

	(in $000)
Net Sales	$82,164	$77,317	$73,472	$86,009
Revenue Growth	8.0%	5.2%
Cost of Goods Sold	(66,065)	(63,337)	(58,528)	(70,874)

Gross Profit	16,099	13,980	14,944	15,135
Gross Margin	19.6%	18.1%	20.3%	17.6%
SG&A Expenses	(9,619)	(9,974)	(8,778)	(10,816)
Restructuring & One-Time Charges	(476)	(1,165)	(476)	(1,165)
Depreciation and Amortization	(5,829)	(5,074)	(5,725)	(5,178)

Operating Profit	175	(2,234)	(35)	(2,023)
Operating Profit Margin	0.2%	-2.9%	0.0%	-2.4%
Adjustments for Non-Recurring Items:
Restructuring & One-Time Charges	476	1,165	476	1,165
Non-Recurring Professional Fees	348	847	218	978
Senior Mgmt Severance	93	751	—	843
Public company savings	250	188	188	250
Depreciation and Amortization	5,829	5,074	5,725	5,178

Adjusted EBITDA	$7,172	$5,791	$6,571	$6,392

Adjusted EBIT Margin	1.3%	0.7%	0.9%	1.1%
Adjusted EBITDA Margin	8.7%	7.5%	8.9%	7.4%
Capital Expenditures	3,936	2,386	3,429	2,893

Free Cash Flows	$3,236	$3,405	$3,142	$3,499

Note:	Excludes goodwill impairment charges of $3.3 million and discontinued operations. Results were calculated excluding the former plastic compound segment.
      In addition to historical results, management provided Lincoln Partners with earnings and cash flow projections for a five-year period commencing on June 30, 2006 and ending on June 30, 2010. These projections were also factored into the Lincoln Partners opinion.

Five-Year Projected Financial Performance

	LTM	For the Fiscal Year Ended June 30,
For the Fiscal Year June 30	31-May-05	2006	2007	2008	2009	2010

Net Sales	$86,009	$90,948	$94,909	$99,237	$103,969	$109,143
Revenue Growth		n/a	4.4%	4.6%	4.8%	5.0%
Cost of Goods Sold	(70,874)	(72,275)	(75,307)	(78,619)	(82,239)	(86,196)

Gross Profit	15,135	18,672	19,602	20,618	21,730	22,947
Gross Margin		20.5%	20.7%	20.8%	20.9%	21.0%
SG&A Expenses	(8,744)	(9,214)	(9,669)	(10,151)	(10,664)	(11,208)
Depreciation and Amortization	(5,178)	(4,775)	(4,825)	(4,875)	(4,925)	(4,975)

Operating Profit	1,213	4,683	5,108	5,592	6,141	6,763
Operating Profit Margin		5.1%	5.4%	5.6%	5.9%	6.2%
Depreciation and Amortization	5,178	4,775	4,825	4,875	4,925	4,975

EBITDA	$6,391	$9,458	$9,933	$10,467	$11,066	$11,738

Adjusted EBITDA Margin		10.4%	10.5%	10.5%	10.6%	10.8%
After Tax-EBIT (40% Tax)		2,810	3,065	3,355	3,685	4,058
Plus: Depreciation		4,775	4,825	4,875	4,925	4,975
Less: Capital Expenditures		(3,850)	(3,850)	(3,850)	(3,850)	(3,850)
Less: Investments in Working Capital		(980)	(681)	(747)	(820)	(900)

Free Cash Flows		$2,754	$3,359	$3,633	$3,939	$4,283

      The five-year projections above were prepared by management and provided to Lincoln Partners solely for use in performing its analyses in preparing its opinion with regard to the fairness of the Reverse Stock Split consideration. While such projections were prepared in good faith by management, no assurance can be made regarding future events. Therefore, such projections cannot be considered a reliable predictor of future operating results, and this information should not be relied on as such. See cautionary statements regarding forward looking information under “Forward-Looking Statements” on page iv.
      The estimates and assumptions underlying the projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of the Company. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not differ materially from those presented in the projected financial information.
      The Company does not intend to update or otherwise revise the projected financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, the Company does not intend to update or revise the projected financial information to reflect changes in general economic or industry conditions.
      Further detail on these items were included in the Board presentation materials prepared by Lincoln Partners, dated July 21, 2005, which are included as an exhibit to the Company’s Schedule 13E-3 relating to the Reverse Stock Split.
      In rendering its opinion, Lincoln Partners relied upon and assumed the accuracy and completeness of the financial information considered in its review, whether from public or private sources (including the Company), and did not assume responsibility for independent verification of such information. Prior to Lincoln Partner’s issuance of its presentation and opinion, management of the Company reviewed and verified the accuracy of the financial information Lincoln Partners reasonably relied upon for its analysis. Lincoln Partners’ opinion assumes that information and representations made by management regarding the Company are accurate in all material respects and that forecasts and projections furnished by the Company have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial condition and operating results of the Company. Lincoln Partners did not make or obtain an independent valuation or appraisal of any of the assets, liabilities or solvency of the Company. Lincoln Partners’ opinion is necessarily based upon current general economic, financial, market and other conditions as of June 30, 2005 and must be considered in that context.
      The following is a summary of the financial analysis performed by Lincoln Partners in preparing its opinion:
      Comparable Public Company Analysis. Lincoln Partners performed an analysis in which the financial performance and market valuation of publicly-traded companies comparable to the Company were analyzed and used to derive valuation metrics applicable to the Company’s historical financial performance. The comparable companies selected by Lincoln Partners were Amcor Ltd., Ball Corporation, Constar International, Inc., Owens-Illinois, Inc., and Silgan Holding, Inc.
      The operating results, enterprise values and the corresponding derived multiples for the comparable companies were based on each public company’s most recent publicly disclosed financial information and closing share prices as of June 30, 2005. Among the information Lincoln Partners considered relevant in establishing valuation parameters were sales and EBITDA.
      In selecting its comparable public companies, Lincoln Partners reviewed publicly-available information to identify plastic packaging manufacturers with operations in North America, and discussed with management key competitors. With the Company’s primary competition coming from smaller, private companies, there were no directly comparable public companies in terms of product mix, size and geographic coverage. In the absence of directly comparable companies, Lincoln Partners selected a peer group of similar publicly-traded packaging companies with a significant portion of their business dedicated to plastic packaging and with an important presence in the U.S. market. Accordingly, any analysis of the selected comparable publicly-traded companies necessarily involved complex considerations and judgments concerning the differences in the businesses, operations, financial conditions and future prospects that would necessarily affect the analysis of trading multiples of the selected comparable publicly-traded companies.
      The Lincoln Partners analysis is summarized below:

Lowest EBITDA Multiple	6.4	x
Adjusted Average EBITDA Multiple	7.2	x
Median EBITDA Multiple	7.1	x
      In its analysis, Lincoln Partners considered certain characteristics of each comparable company including size, historical and current profitability levels, product diversification, capital investments, among others, and compared these factors to the Company. Typically, enterprise values and valuation multiples are highly correlated to a company’s growth prospects and operating performance. High growth rates and healthy margins are generally rewarded with higher EBITDA multiples.
      All of the sample companies selected as part of our peer group were significantly larger than the Company, manufactured and sold a wider range of products, and demonstrated higher historical revenue growth rates and/or profitability levels compared to the Company. Based on this analysis, Lincoln Partners believed that the Company should be valued using an EBITDA multiplier lower than the lowest data point. The low-to-average enterprise value to EBITDA multiple range was 6.4x to 7.2x. Due to the Company’s challenging operating history, substantially smaller size, lower profitability margins and a significant amount of pro forma EBITDA adjustments, Lincoln Partners believes the Company should be valued at a discount to the low-to-average range EBITDA. As such, Lincoln Partners established a valuation range of 6.0x to 7.0x EBITDA.

      Lincoln Partners applied the valuation multiples to the Company’s corresponding last twelve months’ EBITDA results, resulting in an enterprise value range of $38.4 million to $44.7 million, and calculated a valuation range on a per share basis of $2.10 to $2.99. In arriving at these share prices, Lincoln Partners used the Company’s adjusted trailing twelve month EBITDA of $6.4 million as of May 31, 2005, a net debt figure of $27.6 million as of June 30, 2005, an estimated net cash value of assets held for sale of $3.1 million, and anticipated tax benefits from a net operating loss carryforward and net operating loss carryback valued at $1.0 million.
      Comparable Transaction Analysis. Lincoln Partners performed an analysis of selected business combinations in the plastics packaging industry based on publicly available information. In total, Lincoln Partners examined seven transactions that were chosen based on Lincoln Partners’ judgment that the acquired companies were generally comparable, in whole or in part, to the Company. The seven transactions examined were as follows (acquirer/ acquired):

Acquirer	Target

Berry Plastics Corporation	Kerr Group, Inc.
BWAY	NAMPAC
Berry Plastics Corporation	Landis Plastics, Inc.
Amcor Ltd.	Alcoa’s Latin American PET division
Amcor Ltd.	Schmalbach-Lubeca AG’s plastic business
Amcor Ltd.	PET Pak’s Consumer Packaging division
Amcor Ltd.	CNC Containers
      Lincoln Partners considered the total enterprise values paid for the acquired companies compared to the last twelve months’ EBITDA preceding the transaction, based on publicly available information closest to the closing date. Furthermore, the selected transactions involved five acquired companies which were significantly larger than the Company. Lincoln Partners’ research showed that larger companies command a premium multiple over smaller companies. Consequently, Lincoln Partners adjusted each transaction by an appropriate discount for size. A detailed description of Lincoln Partners’ analysis is provided in the Board presentation materials dated July 21, 2005, which are included as an exhibit to the Company’s Schedule 13E-3 relating to the Reverse Stock Split, and summary results are shown below:

Adjusted Average EBITDA Multiple	6.0	x
Adjusted Median EBITDA Multiple	6.5	x
      Lincoln Partners applied the average to median EBITDA valuation multiples of 6.0x to 6.5x to the Company’s corresponding May 31, 2005 last twelve months’ EBITDA results, resulting in an enterprise value range of $38.4 million to $41.5 million, and calculated a valuation range on a per share basis of $2.10 to $2.53. In arriving at these share prices, Lincoln Partners used the same calculation as the Comparable Companies Analysis to factor debt levels, assets held for sale and tax benefits available to stockholders.
      Discounted Cash Flow Analysis. Lincoln Partners performed a discounted cash flow analysis of the Company’s projected future cash flows for the period commencing July 1, 2006 and ending June 30, 2010. Management’s internally prepared projections were used as a starting point for the analysis and were modified to reflect changes which arose from the Company’s budgeting process currently underway for the fiscal year ending June 30, 2006. Based on these assumptions, EBITDA is forecast to reach $9.4 million for the fiscal year 2006, or 10.4% of total revenues. Moderate improvements in profitability margins are expected in future years, resulting in an EBITDA margin of 10.8% by 2010. As part of its analysis, Lincoln Partners also assumed, among other things, a range of discount rates of 11.0% to 13.0% and applied a 2.0% to 3.0% perpetuity growth rate to estimate the residual value of the Company at the end of the forecast period. To arrive at the Company’s weighted average cost of capital, the cost of equity was determined using the comparable public company analysis and was calculated using the average unlevered beta from the comparable group, excluding those where beta was not statistically meaningful. Furthermore, the Company’s cost of equity was adjusted to reflect the equity risk premium associated to the Company’s smaller size and illiquid stock compared to the comparable public companies. The Company’s cost of debt was incorporated into the calculation to arrive at the weighted average cost of capital. However, the existing debt to enterprise value ratio of approximately 70% was above the comparable public company average of 50.3%. As such, the industry average was used to normalize the cost of debt in the calculation of the weighted average cost of capital. The discounted cash flow analysis conducted by Lincoln Partners produced an enterprise value range of $37.4 million to $40.5 million, or a share price range of $1.97 to $2.38, including adjustments for assets held for sale and expected tax benefits. All of the assumptions, financial projections and the analysis used to arrive at a range of enterprise values and price per share are presented in the Board presentation materials dated July 21, 2005, which are included as an exhibit to the Company’s Schedule 13E-3 relating to the Reverse Stock Split.
      Summary of Analysis: Based on these three valuation methodologies, Lincoln Partners determined that a fair range of enterprise values for the Company is approximately $37.5 million to $40.5 million, or approximately 5.9x to 6.3x the May 31, 2005 trailing twelve-month adjusted EBITDA. Based on a range of enterprise values of $37.5 million to $40.5 million, a fair range of value for the Company’s share price is $1.98 to $2.39, representing a 22.1% to 47.2% premium on the June 30, 2005 share price of $1.62. Detailed calculations to arrive at the per share price are included in the Board presentation materials dated July 21, 2005, which are included as an exhibit to the Company’s Schedule 13E-3 relating to the Reverse Stock Split.
      As previously discussed, Lincoln Partners established that an EBITDA multiple range using the comparable public company analysis should be based on the low to average multiplier range of the selected group of public companies, producing an enterprise value range of $38.4 million to $44.7 million. Lincoln Partners believes the Company’s enterprise value resides at the lower end of this valuation range due to:

•	the Company’s historical operating performance, which fell below that of the lowest data point used to build the range;

•	the Company’s significantly smaller size compared to the selected peer group (typically, larger companies command a premium valuation over smaller companies); and

•	the Company’s lower growth potential, challenging operating history, lower profitability, high level of capital expenditures, significant amount of pro forma EBITDA adjustments, and high exposure to raw material prices.
      Moreover, the result from the discounted cash flow model is largely based on financial improvements, which are expected by management but not yet fully realized. Consequently, Lincoln Partners viewed the discounted cash flow analysis as providing the highest valuation range achievable by management, and used the lowest value produced by the discounted cash flow analysis to establish a lower-bound enterprise value of $37.5 million and the highest result of $40.5 million to establish the higher-bound enterprise value. These values fell within the range of enterprise values produced by the comparable public company analysis. The discounted cash flow analysis and the comparable public companies values were then contrasted to the values produced by the comparable transaction analysis. The range of values produced by the discounted cash flow analysis and the comparable public company analysis were in line with the results from the comparable transactions.
      General. The preparation of an opinion regarding fairness is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances of a transaction. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but rather requires Lincoln Partners to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Lincoln Partners did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the transaction. Rather, in reaching its conclusion, Lincoln Partners considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Lincoln Partners did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors considered by it, Lincoln Partners believes that its analyses must be considered as a whole and that selecting portions of its analysis and factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the analyses, as a comparison, is directly comparable to the Company or the proposed Reverse Stock Split. In performing its analyses, Lincoln Partners made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Lincoln Partners are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.
      As compensation for its services, the Company will pay Lincoln Partners $82,500 for the delivery of the fairness opinion. No portion of Lincoln Partners’ fee was contingent upon the consummation of the transaction or the conclusion reached in the fairness opinion. In addition, the Company agreed to reimburse Lincoln Partners for all of its out-of-pocket expenses reasonably incurred in connection with its services to the Special Committee under the letter agreement. The Company also agreed to indemnify Lincoln Partners against potential liabilities arising out of its engagement. None of the Company, KCP II or KCC II has received any services from or paid any fees to Lincoln Partners or any of its principals during the past two years.

EFFECTS OF THE REVERSE STOCK SPLIT
Effects of the Reverse Stock Split on Holders of our Common Stock
      The Reverse Stock Split is expected to reduce the number of record holders of our Common Stock and the number of our outstanding shares of Common Stock.
      Our Certificate of Incorporation currently authorizes the issuance of 10,000,000 shares of Common Stock. As of the Record Date, [7,042,393] shares of our Common Stock were outstanding. If effected, the Reverse Stock Split will reduce the number of record holders of our Common Stock from approximately [376] to [18]. This reduction in the number of our record holders will enable us to terminate the registration of our Common Stock under the Exchange Act, which will substantially reduce the information required to be furnished by us to our stockholders and to the SEC. Additionally, the provisions of the Exchange Act will no longer apply, including the short-swing profit recovery provisions of Section 16(b).
      We estimate that 258,383 shares of Common Stock will be cashed out pursuant to the Reverse Stock Split. The Amendment will also reduce the number of shares of our authorized Common Stock from 10,000,000 to 10,000. After the Reverse Stock Split, we estimate that we will have 3,392 shares of Common Stock outstanding.
      There are no differences between the respective rights, preferences or limitations of the existing Common Stock and the post-Reverse Stock Split Common Stock. There will be no differences with respect to dividend, voting, liquidation or other rights associated with the Company’s Common Stock before and after the Reverse Stock Split.
      Holders of fewer than 2,000 shares of existing Common Stock will no longer have any voting or ownership rights in the Company after the Reverse Stock Split is effected. As a result, such holders will no longer be able to participate in any future growth of the Company.
      For a total expenditure by us of up to approximately $480,000 in transaction costs (including legal, financial, accounting and other costs), plus approximately $620,000 in purchase costs for fractional shares, we estimate we will realize approximately $250,000 in cost savings on an annual basis by terminating our public company status, plus an additional one-time savings of $750,000 by not having to comply with the internal control financial requirements of Section 404 of the Sarbanes-Oxley Act. We intend to apply for termination of registration of the Common Stock under the Exchange Act as soon as practicable following completion of the Reverse Stock Split. However, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed effective date if it determines that abandoning the Reverse Stock Split is in our best interest and the best interest of our stockholders.
      The effect of the Reverse Stock Split on each stockholder will depend on the number of shares that such stockholder owns. See also the information under the caption “Description of the Reverse Stock Split” in this Information Statement for additional information with respect to the effect of the Reverse Stock Split on each stockholder.

Stockholders Before Completion of the
Reverse Stock Split	Net Effect After Completion of the Reverse Stock Split

Registered stockholders holding 2,000 or more shares of Common Stock	Will receive one share of Common Stock for every 2,000 shares of Common Stock held immediately prior to the Reverse Stock Split, and any fractional shares will be cashed out.
Registered stockholders holding fewer than 2,000 shares of Common Stock	All shares of Common Stock will be converted into the right to receive cash and will be cashed out.

Stockholders Before Completion of the
Reverse Stock Split	Net Effect After Completion of the Reverse Stock Split

Stockholders holding Common Stock in street name through a nominee (such as a bank or broker)	We intend for the Reverse Stock Split to apply to stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse Stock Split for the beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.
Interests of Executive Officers and Directors in the Transaction
      None of our executive officers or directors, who own an aggregate of 486,666 shares of our Common Stock (excluding shares owned by KCP II and KCC II) and presently exercisable options to purchase an aggregate of 248,000 shares of Common Stock, has indicated to us that he intends to sell some or all of his shares of our Common Stock during the period between the public announcement of the transaction and the effective date of the Reverse Stock Split. Neither KCP II nor KCC II, who own an aggregate of 4,467,415 shares of our Common Stock, has indicated to us that it intends to sell some or all of its shares of Common Stock during the period between the public announcement of the transaction and the effective date of the Reverse Stock Split.
      As a result of the transaction, assuming that no transfers described in the foregoing paragraph are made, it is expected that the percentage of ownership of outstanding shares of Common Stock beneficially owned by executive officers and directors of PVC as a group (including shares owned by KCP II and KCC II) will increase from approximately 71.4% to approximately 73.9% after the transaction, based on shares outstanding on September 30, 2005 and assuming that 258,383 shares of Common Stock are cashed out pursuant to the Reverse Stock Split and that 3,392 shares of Common Stock are outstanding immediately after the Reverse Stock Split.
Effects of the Reverse Stock Split on Option Holders
      At September 30, 2005, there were outstanding options to purchase 401,000 shares of the Company’s Common Stock at exercise prices ranging from $1.55 to $6.375 per pre-Reverse Stock Split share. Of the options outstanding as of September 30, 2005, an aggregate of 50,000 options, all of which were exercisable, had an exercise price of $2.25 per pre-Reverse Stock Split share and an aggregate of 10,000 options, 2,500 of which were exercisable, had an exercise price of $1.55 per pre-Reverse Stock Split share. All other outstanding options had an exercise price greater than $2.39 per pre-Reverse Stock Split share.
      Upon effectiveness of the Reverse Stock Split, any outstanding options, including options under the 1996 Incentive Stock Option Plan of the Company, will have their number of shares and exercise prices adjusted to give effect to the 1-for-2,000 Reverse Stock Split. The vesting schedule and expiration dates for the options will remain unchanged. Any authorized but unissued options under the Company’s 1996 Incentive Stock Option Plan will have the number of shares adjusted to give effect to the 1-for-2,000 Reverse Stock Split.
      Our options are non-transferable. At September 30, 2005, we had 18 option holders.
Potential Disadvantages of the Reverse Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders
      Stockholders owning fewer than 2,000 shares of Common Stock immediately prior to the effective time of the Reverse Stock Split will, after the Reverse Stock Split takes place, no longer have any equity interest in the Company and therefore will not participate in our future potential earnings or growth. It will not be possible for cashed out stockholders to re-acquire an equity interest in the Company unless they purchase an interest from the remaining stockholders.

      The Reverse Stock Split will require stockholders who own fewer than 2,000 shares of Common Stock involuntarily to surrender their shares for cash. These stockholders will not have the ability to continue to hold their shares. The ownership interest of certain stockholders will be terminated as a result of the Reverse Stock Split, but the Board has concluded that the completion of the Reverse Stock Split will be an overall benefit to these stockholders because of the liquidity provided to them by the transaction at a price determined by the Board to be fair to the stockholders.
      The Reverse Stock Split will increase the percentage of beneficial ownership of each of the executive officers, directors and major stockholders of the Company. See also the information under the caption “Security Ownership of Certain Beneficial Owners and Management” in this Information Statement.
      After the Reverse Stock Split is effected, we intend to terminate the registration of our Common Stock under the Exchange Act. As a result of the termination, we will no longer be subject to the reporting requirements or the proxy rules of the Exchange Act. Our Common Stock is currently traded in the over-the-counter market on the OTC Bulletin Board, which is a quotation service that displays real time quotes, last sales prices and volume information in over-the-counter equity securities. This source of liquidity and information will no longer be available to our stockholders following the Reverse Stock Split and the termination of our registration and reporting obligations to the SEC.
Financial Effect of the Reverse Stock Split
      Completion of the Reverse Stock Split will require approximately $1.1 million of cash, which includes the cash payments in lieu of issuing fractional shares to the holders of our Common Stock, legal, accounting, mailing and exchange agent costs, the fees payable to Lincoln Partners and other expenses related to the transaction. As a result, we will have decreased working capital and borrowing capacity following the Reverse Stock Split, which may have a material effect on our capitalization, liquidity, results of operations and cash flow. We intend to use a portion of the proceeds that we received from the sale of a building utilized by our former plastic compounding segment to make payments to holders of Common Stock in lieu of fractional shares. However, if the transaction costs of the Reverse Stock Split increase due to a higher number of shares being repurchased than anticipated, we intend to use borrowings under our revolving credit facility and available cash on hand.
Material Federal Income Tax Consequences of the Reverse Stock Split
      The following is a summary of material U.S. federal income tax consequences of the Reverse Stock Split, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, administrative rulings and judicial decisions. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and we cannot assure you that the I.R.S. will not assert, or that a court will not sustain, a position contrary to any aspect of this summary.
      This summary is limited to holders who hold shares of our Common Stock as capital assets for U.S. federal income tax purposes. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	foreign persons or entities;

•	holders subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	persons who acquired shares of our Common Stock in compensatory transactions;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of the Company (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell our Common Stock under the constructive sale provisions of the Code.
      In addition, if a partnership holds our Common Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships that hold our Common Stock and partners in partnerships should consult their tax advisors regarding the tax consequences of the Reverse Stock Split.
      THIS DISCUSSION IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Federal Income Tax Consequences to PVC Container Corporation
      We believe that the Reverse Stock Split will constitute a reorganization as described in Section 368(a)(1)(E) of the Code. Accordingly, we will not recognize taxable income, gain or loss in connection with the Reverse Stock Split.

Federal Income Tax Consequences to Stockholders Who Receive Solely Shares of Post-Split Common Stock
      Holders who receive solely shares of post-split Common Stock in the Reverse Stock Split will not recognize gain or loss or income as a result of the Reverse Stock Split. Such holder will have an aggregate tax basis in the post-split Common Stock received in the Reverse Stock Split equal to the aggregate adjusted tax basis in such holder’s pre-split Common Stock. The holding period of the shares of post-split Common Stock will include the holding period of the holder’s shares of pre-split Common Stock.

Federal Income Tax Consequences to Stockholders Who Receive Solely Cash in the Reverse Stock Split
      Each holder of our Common Stock who receives solely cash in the Reverse Stock Split and does not actually or constructively own any shares of post-split Common Stock will recognize capital gain or loss equal to the difference between the amount of cash received in the Reverse Stock Split and the holder’s adjusted tax basis in his or her shares of pre-split Common Stock. Any recognized capital gain generally will be long-term capital gain if the holder has held his or her shares of our Common Stock for more than one year and otherwise will constitute short-term capital gain or loss. Capital gains of individuals and other noncorporate taxpayers derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Federal Income Tax Consequences to Holders Who Receive Cash and Post-Split Common Stock in the Reverse Stock Split
      Each holder of our Common Stock who receives both cash and post-split Common Stock in the Reverse Stock Split will generally recognize gain (but not loss) in an amount generally equal to the lesser of (a) the amount of cash received in connection with the Reverse Stock Split, and (b) the amount, if any, by which the sum of the cash and fair market value of the shares of post-split Common Stock received in the Reverse Stock Split exceed the holder’s adjusted tax basis in his or her shares of pre-split Common Stock.
      Gain recognized in connection with the Reverse Stock Split generally will be capital gain, unless the receipt of cash by the holder has the effect of a distribution of a dividend, in which case the gain will be treated: (a) first, as dividend income to the extent of the holder’s ratable share of the undistributed earnings and profits of the Company as calculated for U.S. federal income tax purposes, if any, (b) second, as a tax-free return of capital to the extent of the holder’s adjusted tax basis in his or her shares of our Common Stock, and (c) third, as capital gain. The determination of whether gain recognized by a holder of our Common Stock will have the effect of a distribution of a dividend is discussed below under the caption “Treatment of Cash as a Dividend.” Any recognized gain that is treated as capital gain generally will be long-term capital gain if the holder has held his or her shares of our Common Stock for more than one year.
      A holder of our Common Stock who receives both cash and post-split Common Stock in the Reverse Stock Split will have an aggregate tax basis in the post-split Common Stock received in the Reverse Stock Split equal to the aggregate adjusted tax basis in such holder’s pre-split Common Stock, reduced by the amount of any cash received by the holder in the Reverse Stock Split, and increased by the amount of gain (including the portion of any gain that is treated as a dividend as noted above) recognized by the holder in the Reverse Stock Split. The holding period of the shares of post-split Common Stock will include the holding period of the holder’s shares of pre-split Common Stock.

Treatment of Cash as a Dividend
      In general, the determination of whether the gain recognized by a holder of our Common Stock will be treated as capital gain or dividend income depends on whether and to what extent the Reverse Stock Split reduces a holder’s deemed percentage stock ownership interest in the Company and upon such holder’s particular circumstances. For purposes of this determination, a holder of our Common Stock will be treated as if the portion of the shares of pre-split Common Stock exchanged for cash had been redeemed by the Company for cash (“deemed redemption”). The gain recognized in the Reverse Stock Split will be treated as capital gain if the deemed redemption is (i) “substantially disproportionate” with respect to the holder or (ii) “not essentially equivalent to a dividend,” as those terms are used in the Code.
      The deemed redemption, generally, will be “substantially disproportionate” with respect to a holder if the percentage described in (ii) below is less than 80 percent of the percentage described in (i) below, and immediately after the deemed redemption the holder owns less than 50 percent of the total combined voting power of all classes of our voting stock. Whether the deemed redemption is not “essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of our Common Stock. In general, that determination requires a comparison of (i) the percentage of our Common Stock that the holder is deemed actually or constructively to have owned immediately before the deemed redemption and (ii) the percentage of the outstanding Common Stock that is actually and constructively owned by the holder immediately after the deemed redemption. The I.R.S. has ruled that a shareholder in a publicly-held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the shareholder has any reduction in his or her percentage stock ownership interest under the foregoing analysis. In applying the foregoing tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the shares of our Common Stock actually owned. Holders of our Common Stock are strongly urged to consult their own tax advisors as to the application of the constructive ownership rules and as to whether the cash received in the merger will be treated as a dividend.

Special Rate for Certain Dividends
      In general, dividends are taxed at ordinary income rates. However, you may qualify for a 15 percent rate of tax on any cash received in the Reverse Stock Split that is treated as a dividend as described above, if (i) you are an individual or other noncorporate holder of our Common Stock, (ii) you have held the shares of our Common Stock with respect to which the dividend was received for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date, as determined under the Code, and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You are urged to consult your tax advisor regarding the applicability of the 15 percent rate to any cash that is treated as a dividend as described above.

Backup Withholding
      Backup withholding at 28 percent may apply with respect to certain payments, including cash received in the Reverse Stock Split, unless a holder of our Common Stock (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such holder is a U.S. person and otherwise complies with applicable requirements of the backup withholding rules. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the I.R.S. in a timely manner.
Termination of Exchange Act Registration
      Our Common Stock is currently registered under the Exchange Act and quoted on the OTC Bulletin Board.
      We are permitted to terminate such registration if there are fewer than 300 record holders of outstanding shares of our Common Stock. As of the Record Date, we had approximately [376] record holders of our Common Stock. Upon the effectiveness of the Reverse Stock Split, we will have approximately [18] record holders of our Common Stock. We intend to terminate the registration of our Common Stock under the Exchange Act and to delist our Common Stock from the OTC Bulletin Board as promptly as possible after the effective date of the Certificate of Amendment of Certificate of Incorporation.
      Termination of registration under the Exchange Act will substantially reduce the information that we will be required to furnish to our stockholders. After we become a privately-held company, our stockholders will have access to our corporate books and records to the extent provided by the General Corporation Law of the State of Delaware and to any additional disclosures required by our directors’ and officers’ fiduciary duties to us and our stockholders.
      Termination of registration under the Exchange Act also will make the provisions of the Exchange Act no longer applicable to us, including the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13. In addition, stockholders may be deprived of the ability to dispose of their Common Stock under Rule 144 promulgated under the Securities Act. Furthermore, there will no longer be a public market for our Common Stock, and market makers will not be able to make a market in our Common Stock.
      We estimate that termination of registration of our Common Stock under the Exchange Act will save us approximately $250,000 per year in accounting, legal, stockholder communication and other expenses, plus an additional one-time savings of $750,000 over the next twenty-eight to thirty-four months due to not having to comply with the internal control over financial reporting requirements of Section 404 of the Sarbanes-Oxley Act. We also believe our management will have more time to devote to our operations once we become a private company. See also the information under the caption “Special Factors — Reasons for and Purposes of the Reverse Stock Split” in this Information Statement.

DESCRIPTION OF THE REVERSE STOCK SPLIT
Amendment of Certificate of Incorporation to Effect the Reverse Stock Split
      The Board determined that it is advisable to amend our Certificate of Incorporation to effect a 1-for-2,000 Reverse Stock Split of our Common Stock and to provide for the cash payment of $2.39 per pre-split share in lieu of fractional shares of new Common Stock that would otherwise be issued following the Reverse Stock Split. The amendment to our Certificate of Incorporation will also decrease the number of shares of our authorized Common Stock from 10,000,000 to 10,000.
Regulatory Approvals
      Aside from stockholder approval of the Amendment, the Certificate of Amendment of Certificate of Incorporation and the Reverse Stock Split are not subject to any regulatory approvals.
Vote Required
      A majority of the outstanding stock entitled to vote at the Annual Meeting by holders of the issued and outstanding shares of Common Stock is required to approve the Reverse Stock Split. We have been informed that the shares of Common Stock owned or controlled on the Record Date by our directors, executive officers and other stockholders, which constituted approximately [70.3]% of the outstanding shares of our Common Stock as of such date, will be voted in favor of the Reverse Stock Split at the Annual Meeting. Consequently, approval of the Reverse Stock Split appears to be assured.
      Under the General Corporation Law of the State of Delaware and other applicable law, the Reverse Stock Split does not require the approval of a majority of the unaffiliated stockholders. Our Board believes the Reverse Stock Split is in our best interest and in the best interest of all our stockholders. In particular, the Board determined that the appointment of a Special Committee and the Special Committee’s receipt of a fairness opinion adequately protected the interests of our unaffiliated stockholders. Accordingly, the Board decided not to condition the approval of the Reverse Stock Split on approval by unaffiliated stockholders.
Holders as of Effective Date; Net Effect After Reverse Stock Split
      Stockholders holding fewer than 2,000 pre-split shares of Common Stock will be cashed out at a price of $2.39 per share. All other stockholders will continue to be stockholders of the Company but will receive cash in lieu of fractional shares. Any stockholders whose shares are completely cashed out will have no continuing equity interest in the Company.
      Nominees and brokers are expected to deliver to the exchange agent the beneficial ownership positions they hold. However, if you are a beneficial owner of Common Stock who is not the record holder of those shares and wish to ensure that your ownership position is accurately delivered to the exchange agent, you should instruct your broker or nominee to transfer your shares into a record account in your name. Nominees and brokers may have required procedures. Therefore, such holders should contact their nominees and brokers to determine how to effect the transfer in a timely manner prior to the effective date of the Reverse Stock Split.
      The proposed Certificate of Amendment of Certificate of Incorporation is attached as Annex A to this Information Statement. The Reverse Stock Split will become effective upon the filing of the proposed Certificate of Amendment of Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware.
Exchange of Certificates for Cash Payment or Shares
      We will file the Certificate of Amendment of Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware and effect the amendment set forth in Annex A. The Reverse Stock Split will automatically occur upon the filing of the Certificate of Amendment of Certificate of Incorporation.

      Each current certificate representing issued and outstanding shares of Common Stock prior to the Reverse Stock Split will automatically be deemed to represent the correct number of post-Reverse Stock Split shares of Common Stock after the effective date. Promptly after the Reverse Stock Split, the Company or the exchange agent will send an instruction letter to each stockholder. The letter will describe the procedures for surrendering stock certificates in exchange for new certificates and/or cash consideration. Upon receipt of the stock certificates and properly completed instruction letters, the Company or the exchange agent will issue the new certificates and/or make the appropriate cash payments. Do not send any stock certificates to the Company or the exchange agent until you receive an instruction letter. After the Reverse Stock Split, stockholders being completely cashed out will have no rights as stockholders with respect to the pre-Reverse Stock Split Common Stock or the fractional shares that would have resulted from the Reverse Stock Split, whether or not those stockholders have been paid cash consideration.
      No service charges will be payable by stockholders in connection with the exchange of certificates, all expenses of which will be borne by us.
      Nominees (such as a bank or broker) may have required procedures, and a stockholder holding Common Stock in street name should contact his or her nominee to determine how the Reverse Stock Split will affect them. The exchange agent informed us that nominees are expected to provide beneficial ownership positions to them so that beneficial owners may be treated appropriately in effecting the Reverse Stock Split. However, if you are a beneficial owner of shares of Common Stock, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner to ensure that you will be considered a holder of record prior to the effective date of the Reverse Stock Split, which is anticipated to be on or after [                    ], 2006, the date of the Annual Meeting to which this Information Statement relates.
      In the event that any certificate representing shares of Common Stock is not presented for cash upon request by us, the cash payment will be administered in accordance with the relevant state abandoned property laws. Until the cash payments have been delivered to the appropriate public official pursuant to the abandoned property laws, such payments will be paid to the holder or his or her designee, without interest, at such time as the shares of Common Stock have been properly presented for exchange.
Appraisal Rights
      No appraisal rights are available under either the General Corporation Law of the State of Delaware or our Certificate of Incorporation.
FINANCING OF THE REVERSE STOCK SPLIT
      Completion of the Reverse Stock Split will require approximately $1.1 million, which includes approximately $480,000 in legal costs, exchange agent fees and other expenses related to the transaction, plus approximately $620,000 in payments to holders of our Common Stock in lieu of fractional shares. You should read the discussion under the caption “Costs of the Reverse Stock Split” in this Information Statement for a description of the fees and expenses we expect to incur in connection with the transaction. As a result, we will have decreased working capital following the Reverse Stock Split, which may have a material effect on our capitalization, liquidity, results of operations and cash flow. We intend to use a portion of the proceeds from the sale of a building utilized by our former plastic compounding segment to pay the costs of the transaction and related fees and expenses. However, if the transaction costs of the Reverse Stock Split increase due to a higher number of shares being repurchased than anticipated, we intend to use borrowings under our revolving credit facility and available cash on hand.
      The Company is a party to a senior revolving credit agreement with PNC Bank, National Association, which expires on November 15, 2007. Under the terms of this agreement, the Company may borrow up to $18.0 million under the revolving credit loan subject to certain financial covenants, including a fixed charge coverage ratio and a net worth covenant. Borrowings under the revolving credit agreement are secured by substantially all of the Company’s assets. Amounts borrowed under the revolving credit agreement bear interest at the PNC base rate with respect to domestic rate loans and the sum of the Eurodollar rate plus two and one-quarter percent with respect to Eurodollar rate loans. As of November 30, 2005, the Company had $22.1 million outstanding under the revolving credit agreement and approximately $6.6 million of unused borrowing availability.
COSTS OF THE REVERSE STOCK SPLIT
      The following is an estimate of the costs incurred or expected to be incurred by us in connection with the Reverse Stock Split. Final costs of the transaction may be more or less than the estimates shown below. We will be responsible for paying these costs. Please note that the following estimate of costs does not include the actual cost of paying for fractional shares pursuant to the Reverse Stock Split, which we project to be approximately $620,000.

Company legal fees	$200,000
Special Committee legal fees	60,000
Transfer and exchange agent fees	25,000
Fees for Lincoln Partners’ fairness opinion and reimbursable expenses	90,000
Printing and mailing costs	35,000
Accounting fees	10,000
Miscellaneous	60,000

Total	$480,000

INTERESTS OF CERTAIN PERSONS
      Our directors and executive officers have interests in the Reverse Stock Split that are different from your interests as a stockholder and have relationships that may present conflicts of interest, including the following:

•	As detailed below, each of Phillip L. Friedman, Michael Sherwin and John F. Turben, who are members of our Board of Directors, and Jeffrey Shapiro, our Chief Financial Officer, owns 2,000 or more shares of our Common Stock and will continue to own shares of Common Stock after the transaction;

•	As detailed below, each of Messrs. Friedman, Sherwin, Turben and Shapiro, and Michael Lynch and John G. Nestor, who are members of our Board of Directors, holds options to purchase 2,000 or more shares of our Common Stock and will continue to hold these options after the transaction; and

•	As a result of the Reverse Stock Split, the stockholders who own 2,000 or more shares, such as our directors and executive officers, will increase their percentage ownership interest in the Company as a result of the transaction. For example, assuming the transaction is approved and based on shares outstanding on September 30, 2005, the beneficial ownership percentage of the directors and executive officers of the Company will increase from approximately 71.4% to approximately 73.9% assuming that 258,383 shares of Common Stock will be converted into fractional shares in the Reverse Stock Split and will be purchased by the Company and that 3,392 shares of Common Stock will be outstanding immediately after the Reverse Stock Split. Also, assuming the transaction is approved and based on shares outstanding on September 30, 2005, the beneficial ownership percentage of KCP II will increase from approximately 58.4% to approximately 60.6% and the beneficial ownership percentage of KCC II will increase from approximately 5.1% to approximately 5.2% assuming that 258,383 shares of Common Stock will be converted into fractional shares in the Reverse Stock Split and will be purchased by the Company and that 3,392 shares of Common Stock will be outstanding immediately after the Reverse Stock Split.
      The Company has entered into a management agreement with Kirtland Capital Corp., pursuant to which Kirtland Capital Corp. receives $25,000 per month for the provision of management services. As described below under “Security Ownership of Certain Beneficial Owners and Management,” as of September 30, 2005,

collectively KCP II and KCC II beneficially owned 4,467,415 shares of Common Stock, which constituted approximately 63.4% of the outstanding shares of Common Stock. Kirtland Capital Corp. is an affiliate of Enterprise Investors, Ltd. (“Enterprise”). Enterprise is the general partner that controls KCP II and has sole voting and investment power over the shares of Common Stock owned by KCP II. Enterprise is also the general partner of Evergreen Partners II L.P., which is the managing member of KCC II, and has sole voting and investment power of the shares of Common Stock owned by KCC II.
      Mr. Turben, one of our directors, is the Chairman of Kirtland Capital Corp. and Enterprise, and Mr. Nestor, one of our directors, is the President of Kirtland Capital Corp. and Enterprise. Messrs. Turben and Nestor are also the sole managing members of Enterprise. Messrs. Sherwin and Lynch, who are also members of our Board, serve on the advisory board of KCP II. Mr. Sherwin also serves as Vice Chairman of Mid-West Forge Corporation, a limited partner in KCP II. Mr. Sheppard, one of our directors and the sole member of the Special Committee, directly or indirectly beneficially owns approximately 17% of the outstanding equity of an entity that owns Lionheart. Lionheart beneficially owned approximately 14.0% of our outstanding Common Stock as of September 30, 2005.
CONDUCT OF THE COMPANY’S BUSINESS AFTER THE REVERSE STOCK SPLIT
      We expect our business and operations to continue as they are currently being conducted, except as disclosed in this Information Statement.
      We expect to realize time and cost savings as a result of terminating our public company status. When the Reverse Stock Split is consummated, all persons owning fewer than 2,000 shares of Common Stock at the effective time of the Reverse Stock Split will no longer have any equity interest in, and will not be stockholders of, the Company and therefore will not participate in any savings that we anticipate as a private company.
      When the Reverse Stock Split is effected, we believe that, based on our stockholder records, there will be approximately [18] stockholders. See also the information under the caption “Security Ownership of Certain Beneficial Owners and Management” in this Information Statement.
      We plan, following the consummation of the Reverse Stock Split, to become a privately-held company. The registration of our Common Stock under the Exchange Act will be terminated and our Common Stock will cease to be quoted on the OTC Bulletin Board. In addition, because our Common Stock will no longer be publicly held, we will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and our officers and directors and stockholders owning more than 10% of Common Stock will be relieved of the stock ownership reporting requirements and “short swing” trading restrictions under Section 16 of the Exchange Act. Further, we will no longer be subject to the reporting requirements of the Exchange Act and will cease filing information with the SEC. Among other things, this change will be cost saving to us because we will not have to comply with the requirements of the Exchange Act.
      From time to time, we engage in informal discussions with other parties about possible corporate transactions. As indicated elsewhere in this Information Statement, in May 2003, the Board engaged an investment banking firm in an effort to explore a sale of the Company. Preliminary negotiations and due diligence were conducted with several parties; however, no firm offers were received, and, as a result, the Company terminated this process in December 2003. In May 2005, we sold substantially all of the assets of the business conducted by our subsidiary, Novatec Plastics Corporation. We do not have any current plans, proposals or arrangements to enter into any sale transactions after the Reverse Stock Split is effected. Nevertheless, we routinely engage in the evaluation of such transactions and opportunities and may enter into such transactions in the future. KCP II and KCC II are privately-funded investment groups formed to make equity investments in privately-held and publicly-traded companies. KCP II and KCC II first invested in the Company in 1996, and it is likely that KCP II and KCC II will seek to liquidate their holdings in the Company in the future, although KCP II and KCC II have indicated to us that they do not have any current plans, proposals or arrangements to enter into any such transaction after the Reverse Stock Split. There can be no guarantee that any such transactions will occur on commercially acceptable terms or at all.

RECOMMENDATION OF THE BOARD WITH RESPECT TO
THE AMENDMENT AND THE REVERSE STOCK SPLIT
      The Board believes that the Reverse Stock Split is fair to our stockholders, both unaffiliated and affiliated, including those whose interests are being completely cashed out pursuant to the Reverse Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Reverse Stock Split.
      In consideration of the factors discussed under the captions “Special Factors — Reasons for and Purposes of the Reverse Stock Split,” “Special Factors — Strategic Alternatives Considered,” “Background of the Reverse Stock Split” and “Fairness of the Reverse Stock Split to Stockholders” in this Information Statement, the Board approved the Reverse Stock Split by a unanimous vote, declared its advisability, submitted the Amendment to a vote of the requisite number of stockholders holding sufficient shares to approve the transaction and recommended that such stockholders vote for approval and adoption of the Amendment and the payment of cash of $2.39 per pre-split share to stockholders in lieu of fractional shares resulting from the Reverse Stock Split. Each member of the Board and each of our officers who owns, or controls directly or indirectly, shares of Common Stock intends to vote his shares, or cause all such controlled shares to be voted, in favor of the Amendment.
Reservation of Rights
      Even if the Reverse Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed effective date if it determines that abandoning the Reverse Stock Split is in our best interest and the best interest of our stockholders. The Board presently believes that the Reverse Stock Split is in the best interest of the Company, our stockholders that will no longer have an equity interest in the Company subsequent to the consummation of the Reverse Stock Split and our stockholders that will retain an equity interest in the Company subsequent to the consummation of the Reverse Stock Split and thus recommends a vote for the proposed Amendment. Nonetheless, the Board believes that it is prudent to recognize that, between the date of this Information Statement and the date that the Reverse Stock Split will become effective, factual circumstances could possibly change so that it might not be appropriate or desirable to effect the Reverse Stock Split at that time or on the terms currently proposed. Among the circumstances that might cause the Board to abandon the Reverse Stock Split are the development of a significant risk of the Reverse Stock Split failing to achieve the overall goal of reducing the number of record holders to fewer than 300 or where the expense of cashing out the stockholders with fewer than 2,000 shares becomes so high that the transaction becomes financially prohibitive. Such circumstances could also include a superior offer to our stockholders, a material change in our business or litigation affecting our ability to proceed with the Reverse Stock Split. If the Board decides to withdraw or modify the Reverse Stock Split, the Board will notify the stockholders of such decision promptly in accordance with applicable rules and regulations.

SUMMARY FINANCIAL INFORMATION
      See Annex C to this Information Statement for our audited consolidated balance sheet as of June 30, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three fiscal years in the period ended June 30, 2005.
      See Annex D to this Information Statement for our unaudited consolidated financial statements as of September 30, 2005 and for the three-month periods ended September 30, 2005 and 2004.
      The financial information provided for the three fiscal years in the period ended June 30, 2005 and the three-month period ended September 30, 2005 and in Annexes C and D treats the operations of Novatec Plastics Corporation, substantially all of the assets of the business of which were sold in May 2005, as discontinued operations, unless otherwise indicated.
      Set forth below is a summary of the financial information provided in Annexes C and D:

	Fiscal Year	Fiscal Year	Three Months	Three Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	September 30,	September 30,
Income Statement Data:	2005	2004	2005	2004

Net sales	$85,794,538	$82,164,615	$18,475,388	$19,678,160
Operating expenses	$91,237,861	$81,990,056	$18,303,432	$20,886,664
Operating income (loss)	$(5,443,323)	$174,559	$171,956	$(1,208,504)
Net (loss) before income taxes	$(7,101,294)	$(1,453,120)	$(273,653)	$(1,574,048)
(Benefit) for income taxes	$(1,325,471)	$(564,978)	$(97,240)	$(645,935)
(Loss) from continuing operations	$(5,775,823)	$(888,142)	$(176,413)	$(928,113)
Discontinued operations:
Income (loss) from plastic compounding segment	$(904,326)	$1,376,412	$(988,898)	$86,646
Provision (benefit) for income taxes	$(578,604)	$553,225	$(395,559)	$55,436

Income (loss) from discontinued operations	$(325,722)	$823,187	$(593,339)	$31,210

Net (loss)	$(6,101,545)	$(64,955)	$(769,752)	$(896,903)

(Loss) per share (basic and diluted) from continuing operations	$(0.82)	$(0.13)	$(0.03)	$(0.13)
Earnings (loss) per share (basic and diluted) from discontinued operations	$(0.05)	$0.12	$(0.08)	$0.00
(Loss) earnings per share (basic and diluted) from operations	$(0.87)	$(0.01)	$(0.11)	$(0.13)
Interest expense	$1,787,952	$1,864,438	$459,988	$459,988
Ratio of earnings to fixed charges(1)	—	—	—	—

	June 30,	June 30,	September 30,
Balance Sheet Data:	2005	2004	2005

Current assets (excluding net assets held for disposition)	$29,921,287	$30,306,853	$27,211,942
Net assets held for disposition	$1,110,891	$1,177,559	$1,110,891
Total current assets	$31,032,178	$31,484,412	$28,322,833
Total long-term assets	$22,281,785	$30,904,809	$21,635,823
Total current liabilities	$11,779,008	$16,510,479	$11,825,789
Total long-term liabilities	$28,457,901	$26,903,800	$26,515,134
Stockholders’ equity	$13,077,054	$18,974,942	$11,617,733
Book value per common share (diluted)	$1.86	$2.69	$1.65

(1)	Earnings were inadequate to cover fixed charges for the years ended June 30, 2005 and June 30, 2004 and the three-month periods ended September 30, 2005 and September 30, 2004 and the coverage deficiency totaled $8,040,268, $244,516, $1,265,051 and $1,631,097, respectively.
Summary Unaudited Pro Forma Financial Information
      The following pro forma consolidated statements of income and pro forma consolidated balance sheet are based on historical data, adjusted to give effect to the cash payment for fractional shares resulting from the Reverse Stock Split. The pro forma consolidated statements of income and pro forma consolidated balance sheet are based on the assumption that an aggregate of 258,383 shares of Common Stock will result in fractional shares and will be purchased by us for approximately $620,000, with approximately $480,000 in costs incurred. The Company intends to use a portion of the proceeds from the sale of a building utilized by its former plastic compounding segment to fund the Reverse Stock Split. However, if the transaction costs of the Reverse Stock Split increase due to a higher number of shares being repurchased than anticipated, the Company intends to use borrowings under its revolving credit facility and available cash on hand.
      The following unaudited pro forma consolidated statements of income data for the fiscal year ended June 30, 2005 and for the three-month period ended September 30, 2005 give effect to the Reverse Stock Split as if it had occurred as of July 1, 2004, and unaudited pro forma consolidated balance sheet data as of September 30, 2005 give effect to the Reverse Stock Split as if it had occurred on September 30, 2005. The pro forma information set forth below is not necessarily indicative of what our actual financial position would have been had the Reverse Stock Split been consummated as of the above referenced dates or of the financial position that may be reported by us in the future.

Pro Forma Consolidated Income Statement Data

			Pro Forma			Pro Forma
	For the		For the	For the		for the
	Fiscal Year		Fiscal Year	Three Months		Three Months
	Ended		Ended	Ended		Ended
	June 30,	Pro Forma	June 30,	September 30,	Pro Forma	September 30,
	2005	Adjustments(3)	2005	2005	Adjustments	2005

Net sales	$85,794,538		$85,794,538	$18,475,388		$18,475,388
Operating expenses	$91,237,861	$480,000	$91,717,861	$18,303,432		$18,303,432

Operating income (loss)	$(5,443,323)	$(480,000)	$(5,923,323)	$171,956		$171,956
Net (loss) before income taxes	$(7,101,294)	$(480,000)	$(7,581,294)	$(273,653)		$(273,653)
(Benefit) for income taxes	$(1,325,471)	$(89,760)	$(1,415,231)	$(97,240)		$(97,240)

Net (loss) from continuing operations	$(5,775,823)	$(390,240)	$(6,166,063)	$(176,413)		$(176,413)
Discontinued operations:
Income (loss) from plastic compounding segment	$(904,326)		$(904,326)	$(988,898)		$(988,898)
Provision (benefit) for income tax	$(578,604)		$(578,604)	$(395,559)		$(395,559)

Income (loss) from discontinued operations	$(325,722)		$(325,722)	$(593,339)		$(593,339)

Net (loss) from operations	$(6,101,545)		$(6,491,785)	$(769,752)		$(769,752)

(Loss) per share (basic and diluted) from continuing operations(2)	$(0.82)		$(1,803)	$(51.60)		$(51.60)
Earnings (loss) per share (basic and diluted) from discontinued operations(2)	$(0.05)		$(95)	$(173.54)		$(173.54)
(Loss) per share (basic and diluted)(2)	$(0.87)		$(1,899)	$(225.14)		$(225.14)
Interest expense	$1,787,952		$1,787,952	$459,988		$459,988
Ratio of earnings to fixed charges (1)	—		—	—		—
Pro Forma Consolidated Balance Sheet Data

				Pro Forma
	September 30,	Pro Forma		September 30,
	2005	Adjustments		2005

Current assets (excluding net assets held for disposition)	$27,211,942			$27,211,942
Net assets held for disposition	$1,110,891			$1,110,891
Total current assets	$28,322,833	$97,240	(4)	$28,420,073
Total long-term assets	$21,635,823			$21,635,823
Total current liabilities	$11,825,789			$11,825,789
Total long-term liabilities	$26,515,134	$1,100,000	(5)	$27,615,134
Stockholders’ equity	$11,617,733	$1,002,760		$10,614,973
Book value per common share (diluted) (2)	$1.65			$3,105

(1)	Earnings were inadequate to cover fixed charges for the year ended June 30, 2005 and pro forma year ended June 30, 2005, and the coverage deficiency totaled $8,040,268 and $8,520,268, respectively. Earnings were inadequate to cover fixed charges for the three-month period ended September 30, 2005 and pro forma three-month period ended September 30, 2005, and the coverage deficiency totaled $1,265,051 and $1,265,051, respectively.

(2)	Gives effect to the reduced number of shares outstanding following the consummation of the 1-for-2,000 Reverse Stock Split.

(3)	Pro forma adjustments relate to the costs incurred or expected to be incurred by the Company in connection with the 1-for-2,000 Reverse Stock Split.

(4)	This amount represents the tax benefit related to the one-time adjustments.

(5)	Amount represents liability for fractional shares and one-time expenses, net of tax.

ELECTION OF DIRECTORS
      At the Annual Meeting, seven persons will be proposed to serve as directors of the Company until their successors have been duly elected and qualified as provided in the Certificate of Incorporation, as amended, and the By-Laws, as amended and restated, of the Company. All such persons, with the exception of Mr. Sheppard who was appointed by the Board of Directors to fill a vacancy, have been previously elected as directors of the Company. The following persons have consented to be nominated and, if elected, to serve as directors of the Company. None of the nominees is related by blood, marriage or adoption to any other director or executive officer of the Company nor is a party adverse to the Company or any of its subsidiaries in any material proceeding nor has any beneficial interest adverse to the Company or any of its subsidiaries. For information as to directors’ beneficial ownership of Common Stock, see “Security Ownership of Certain Beneficial Owners and Management.”
      Phillip L. Friedman, 58, joined the Company in 1981 and served as President and Chief Executive Officer until he resigned on September 2, 2004 and was appointed Chairman of the Board. Prior to joining the Company, he was employed by Occidental Chemical Corporation (formerly Hooker Chemical Corporation), a leading manufacturer and supplier of PVC resins and compounds, for 12 years. His responsibilities at Occidental culminated in a five-year tenure as Manager of Business Development and Director of Commercial Development for the Polyvinyl Chloride Plastics Division. As the Director of Commercial Development, he was responsible for coordinating and commercializing various research and development projects within the plastics industry. He is a member of the Executive Committee of the Company.
      William J. Bergen, 40, joined the Company on September 2, 2004 when he was elected President and Chief Executive Officer and a Director. Mr. Bergen served as Vice President and General Manager — Plastics Americas Business Unit of Alcan, Inc., a provider of aluminum and packaging products, from 2003 to September 2004. Mr. Bergen served for eleven years in various capacities for International Paper Company, a paper, packaging and forest products company, including as General Manager of its Akrosil business from 2001 to 2003, Regional Vice President-Sherwood Packaging Division from 2000 to 2001 and Business Unit Manager of its Folding Carton business from 1997 to 2000.
      John F. Turben, 70, has been a Director of the Company since 1996. Mr. Turben is Chairman and Chief Executive Officer of Kirtland Capital Corporation, a privately funded investment company founded by Mr. Turben in 1977. Prior to joining Kirtland, he served as Chairman of the Executive Committee and Vice Chairman of the Board of Prescott, Ball & Turben, an investment banking firm headquartered in Cleveland, and Chairman of the Executive Committee and Director of the Geneve Corp. Mr. Turben serves as Chairman of Instron Corporation, a materials testing manufacturer, and Fairport Asset Management LLC, and is Chairman of the Executive Committee of Fairmount Minerals, Ltd. Mr. Turben is a member of Kirtland Capital Partners’ Advisory Board, and he is a director of Stonebridge Industries, Inc., Gries Financial LLC, PDM Bridge LLC and NACCO Industries, Inc. He is a member of the Executive Committee.
      Michael Sherwin, 64, has been a Director of the Company since 1996. Mr. Sherwin has served as the Vice Chairman of Mid-West Forge Corporation, a manufacturer of shafts, since 1987 and as Chairman and Chief Executive Officer of Columbiana Boiler Company, a manufacturer of kettles, pressure vessels and transportation packages, since 1980. Prior to joining Mid-West Forge Corporation, Mr. Sherwin was the President of National City Venture Corporation and National City Capital Corporation, both subsidiaries of National City Corporation, a bank holding company. He is a member of the Executive Committee and Audit Committee.
      John G. Nestor, 60, has been a Director of the Company since 2001. Mr. Nestor is the President and a director of Kirtland Capital Corporation, a privately funded investment group, and has been associated with Kirtland since March 1986. Prior to joining Kirtland, Mr. Nestor spent 17 years at Continental Illinois Bank in a variety of lending positions. Mr. Nestor is a member of Kirtland Capital Partners’ Advisory Board, serves as Chairman of Essex Crane Rental Corp. and is a director of R Tape Corporation and PDM Bridge LLC. He is a member of the Audit Committee.
      Michael Lynch, 58, has been a Director of the Company since 2002. Mr. Lynch has served as the Senior Vice President of Oldcastle, Inc., a U.S. subsidiary of CRH pl, an international buildings materials company headquartered in Ireland, since 1982. Mr. Lynch has also served as the Chief Executive Officer of Allied Buildings Products Corp., which is a subsidiary of Oldcastle, Inc., since 2001. He is a member of the Audit Committee.
      Matthew Sheppard, 54, has been a Director of the Company since February 2005. Mr. Sheppard is Vice President, Corporate Development of DHL Danzas Air & Ocean (DDAO), a global logistics company. Prior to joining DDAO in 1995, Mr. Sheppard was a director and Chief Financial Officer of Radix Ventures, Inc., an investment holding company, and he held other various positions with Radix Ventures from 1980 until 1995 when Radix Ventures was acquired by Air-Express International Corporation, a predecessor company to DDAO. He is the sole member of the Special Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information, as of September 30, 2005, concerning shares of our voting securities beneficially owned by (i) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding voting securities of the Company, (ii) each of our directors and executive officers, and (iii) all directors and executive officers as a group.

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner	Ownership	Class

Kirtland Capital Partners II L.P.(1)	4,110,679	58.4%
Lionheart Group Inc.(2)(9)	988,000	14.0%
Kirtland Capital Company II(1)	356,736	5.1%
Phillip L. Friedman(3)	578,666	8.0%
William J. Bergen	-0-
Jeffrey Shapiro(4)	70,000	*
Joel F. Roberts(5)	60,465	*
Michael Sherwin(6)	31,000	*
John F. Turben(7)	4,502,415	63.8%
Michael Lynch(8)	10,000	*
John G. Nestor(9)	4,477,415	63.5%
Matthew Sheppard(10)	-0-
All directors and executive officers as a group (8 persons)(11)	5,202,081	71.4%

*	Less than 1%.

(1)	KCP II acquired on December 12, 1996 an aggregate of 4,110,679 shares of Common Stock and KCC II acquired on December 12, 1996 and January 3, 1997 an aggregate of 356,736 shares of Common Stock, which shares are owned directly and beneficially by KCP II and KCC II, respectively. Collectively, KCP II and KCC II beneficially own 4,467,415 shares of Common Stock, which constitutes 63.5% of the outstanding shares of Common Stock. The address for each of KCP II and KCC II is 3201 Enterprise Parkway-Suite 200, Beachwood, Ohio 44122. In accordance with Rule 13d-3 under the Exchange Act, Enterprise Investors, Ltd. (“Enterprise”) may be deemed a control person of the shares owned by KCP II and KCC II. Messrs. Turben and Nestor are the sole managing members of Enterprise and, as such, share voting and dispositive power over shares owned by KCP II and KCC II.

(2)	Information reported is based on a Form 4 as filed with the Securities and Exchange Commission on September 26, 2005 by Lionheart Group Inc. and C. Duncan Soukup. The Form 4 provided that 954,000 shares of Common Stock were owned by Lionheart Group Inc. and 34,000 shares of Common Stock were owned individually by Mr. Soukup, President of Lionheart Group Inc. Mr. Soukup disclaims beneficial ownership of the shares owned by Lionheart Group Inc., except to the extent of his pecuniary interest therein. The address for each of Lionheart Group Inc. and Mr. Soukup is 118 E. 25th Street, 8th Floor, New York, New York 10010.

(3)	Includes 175,000 shares of Common Stock that may be acquired upon exercise of options granted under the 1996 Incentive Stock Option Plan of the Company (“Option Plan”) that are exercisable within 60 days of September 30, 2005.

(4)	Includes 33,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan that are exercisable within 60 days of September 30, 2005. Also includes 20,000 shares of Common Stock beneficially owned by Mr. Shapiro’s spouse. Mr. Shapiro disclaims beneficial ownership of the shares beneficially owned by his spouse.

(5)	Includes 42,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan that are exercisable within 60 days of September 30, 2005. Mr. Roberts was formerly the Senior Vice President of Operations. Effective January 1, 2005, Mr. Roberts ceased to be an executive officer of the Company.

(6)	Includes 10,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan that are exercisable within 60 days of September 30, 2005. Mr. Sherwin has a 10% interest in Midwest Forge Corporation, which has a .0143% direct interest as a limited partner in KCP II. Mr. Sherwin disclaims beneficial ownership of the interest of Midwest Forge Corporation in KCP II.

(7)	Includes 10,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan that are exercisable within 60 days of September 30, 2005. Also includes 4,110,679 shares of Common Stock owned by KCP II and 356,736 shares of Common Stock owned by KCC II. Mr. Turben is the Chairman and a managing member of Enterprise, an Ohio limited liability company, which is the general partner that controls KCP II and has sole voting and investment power over all of the Common Stock owned by KCP II. Enterprise is also the general partner of Evergreen Partners II L.P., an Ohio limited partnership, which is the managing member of KCC II. Enterprise has sole voting and investment power over all of the Common Stock owned by KCC II. Mr. Turben disclaims beneficial ownership of the shares of Common Stock owned by KCP II and KCC II. Mr. Turben’s address is c/o Enterprise Investors, Ltd., 3201 Enterprise Parkway-Suite 200, Beachwood, Ohio 44122.

(8)	Includes 10,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan that are exercisable within 60 days of September 30, 2005.

(9)	Includes 10,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan that are exercisable within 60 days of September 30, 2005. Also includes 4,110,679 shares of Common Stock owned by KCP II and 356,736 shares of Common Stock owned by KCC II. Mr. Nestor is the President and a managing member of Enterprise, which is the general partner that controls KCP II and has sole voting and investment power over all of the Common Stock owned by KCP II. Enterprise is also the general partner of Evergreen Partners II L.P., an Ohio limited partnership, which is the managing member of KCC II. Enterprise has sole voting and investment power over all of the Common Stock owned by KCC II. Mr. Nestor disclaims beneficial ownership of the shares of Common Stock owned by of KCP II and KCC II. Mr. Nestor’s address is c/o Enterprise Investors, Ltd., 3201 Enterprise Parkway — Suite 200, Beachwood, Ohio 44122.

(10)	Mr. Sheppard directly and indirectly beneficially owns approximately 17% of the outstanding equity of an entity that owns Lionheart Group Inc. Mr. Sheppard does not have voting or investment power over the shares of Common Stock owned by Lionheart Group Inc.

(11)	Includes 248,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan that are exercisable within 60 days of September 30, 2005. Does not include shares of Common Stock beneficially owned by Mr. Roberts, who ceased to be an executive officer of the Company effective January 1, 2005.

TRADING MARKET AND PRICE OF OUR COMMON STOCK AND DIVIDEND POLICY
      Our Common Stock is traded under the symbol “PVCC” through the OTC Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. The OTC Bulletin Board has no financial eligibility standards and is totally separate from the National Association of Securities Dealers Automatic Quotation System. The following table sets forth the range of high and low sales prices for our Common Stock for the fiscal periods indicated.

Year Ended June 30, 2006	Low	High

1st Quarter	$1.15	$2.20
2nd Quarter (through December 19, 2005)	$2.01	$2.30

Year Ended June 30, 2005	Low	High

1st Quarter	$1.60	$2.25
2nd Quarter	1.50	1.80
3rd Quarter	1.52	1.75
4th Quarter	1.52	2.25

Year Ended June 30, 2004	Low	High

1st Quarter	$3.00	$5.00
2nd Quarter	3.00	4.00
3rd Quarter	3.05	4.50
4th Quarter	2.00	3.50
      We have not paid any cash dividends to our stockholders since at least 1997 and at this time we do not anticipate making any payments in the future. Any future declaration and payment of cash dividends will be subject to the discretion of the Board and will depend upon our results of operations, financial condition, cash requirements, future prospects, changes in tax legislation and other factors deemed relevant by our Board.
      On September 15, 2005, the last trading day prior to the initial announcement of the Reverse Stock Split proposal, our stock’s closing price per share was $1.20. On [                    ], 2005, the last practicable trading day prior to the date of this Information Statement, our Common Stock’s closing price was $[          ].

EXECUTIVE OFFICERS
Executive Compensation
      The following table sets forth, for the fiscal years ended June 30, 2005, 2004 and 2003, compensation paid by the Company to its chief executive officer and to each of the other most highly compensated executive officers of the Company serving as of the end of the last completed fiscal year (the “named executive officers”) whose total annual salary and bonus exceed $100,000:
Summary Compensation Table

				Long-Term
				Compensation
		Annual Compensation
				LTIP	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Payouts ($)	Compensation ($)(1)

William J. Bergen(2)	2005	200,313	75,000	—	—
President & Chief Executive Officer
Phillip L. Friedman(3)	2005	127,120	—	—	712,792
Chairman	2004	50,000	50,000	—	1,901
	2003	250,000	112,500	45,497	3,509
Jeffrey Shapiro	2005	172,287	—	—	12,898
Chief Financial Officer	2004	173,688	10,000	—	11,298
	2003	157,658	26,566	—	12,022
Joel F. Roberts(4)	2005	148,440	—	—	11,205
Plant Manager — Philmont,	2004	147,272	10,000	—	11,088
NY facility	2003	132,252	20,150	30,673	10,350

(1)	For the year ended June 30, 2005, all other compensation includes: (a) contributions made by the Company under the PVC Container Corporation Profit Sharing Savings Plan in the amount of $2,792 for Mr. Friedman, $3,898 for Mr. Shapiro and $2,205 for Mr. Roberts; and (b) a severance payment in the amount of $710,000 for Mr. Friedman; and (c) an auto allowance in the amount of $9,000 for each of Mr. Shapiro and Mr. Roberts.

(2)	Mr. Bergen was appointed President and Chief Executive Officer in September 2004.

(3)	Mr. Friedman resigned as President and Chief Executive Officer on September 2, 2004. Mr. Friedman was named Chairman of the Board on September 2, 2004 and remains an employee of the Company.

(4)	Mr. Roberts was formerly the Senior Vice President of Operations. Effective January 1, 2005, Mr. Roberts ceased to be an executive officer.

Option Grants
      The Company did not grant stock options to the named executive officers during fiscal 2005.
Aggregated Fiscal Year-End Option Values

Number of Securities
			Underlying Unexercised	Value of Unexercised
			Options at Fiscal	In-The-Money Options
	Shares Acquired	Value	Year-End (#)	at Fiscal Year-End ($)
Name(1)	On Exercise	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable(2)

William J. Bergen	—	—	—/—	—/—
Phillip L. Friedman	—	—	175,000/-0-	—/—
Jeffrey Shapiro	—	—	33,000/-0-	—/—
Joel F. Roberts	—	—	42,000/-0-	—/—

(1)	Only those options held at the end of the fiscal year ended June 30, 2005 are listed.

(2)	All exercisable options were out-of-the-money as of June 30, 2005.

Profit Sharing Savings Plan
      All employees of the Company who have completed one year of service and are not covered by a collective bargaining agreement are eligible for participation in the Company’s Profit Sharing Savings Plan, which went into effect on July 1, 1984 (the “Plan”).
      The Plan has been drafted to comply with Section 401(k) of the Internal Revenue Code. Each participating employee can defer from 1% to 6% of his salary into his Plan account, and the Company makes a matching contribution on a monthly basis. The Company’s contribution for the fiscal year ended June 30, 2005 was in an amount equal to 25% on the first 6% of the union and non-union employees’ pre-tax contributions. Contributions are made by the Company on a monthly basis. In addition to matching contributions, the Company, at its option, may make payments based on a percentage of quarterly profits. Such payments can be made directly to or for the Plan account of participating employees and are based on a percentage of each employee’s compensation. The Company made discretionary payments during the fiscal year ended June 30, 2005 of $129,795, which amount includes the 25% contribution referred to above.
Deferred Compensation Plan
      Pursuant to the Company’s Deferred Compensation Plan, which became effective July 1, 1986, executives may defer and accrue for three years a certain amount of their compensation. No deferred compensation was accrued as of June 30, 2005. Compensation of the Board of Directors.
Employment Agreements
      William J. Bergen and the Company entered into an employment agreement, effective as of September 2, 2004, pursuant to which Mr. Bergen agreed to serve as the Company’s President and Chief Executive Officer. The employment agreement currently provides for, among other things, compensation consisting of an annual base salary of $240,000 per annum until September 1, 2006, when the term of agreement expires unless further extended. Additionally, the employment agreement provides for incentive compensation based upon the equity value of the Company. The employment agreement also provides for certain benefits payable to Mr. Bergen in the event the agreement is not renewed, or the death or disability of Mr. Bergen.
      Phillip L. Friedman resigned from his position as President and Chief Executive Officer effective September 2, 2004. As severance compensation, the Company paid Mr. Friedman an amount equal to $710,000 as of June 30, 2005. Mr. Friedman’s severance agreement provides for other benefits to be provided subsequent to December 31, 2004. He will continue as an employee of the Company and will serve as the Chairman of the Board of Directors.
Compensation Committee Interlocks and Insider Participation
      The Board of Directors has not established a compensation committee. Decisions with respect to the compensation of the Company’s executive officers are made by the entire Board of Directors. During the fiscal year ended June 30, 2005, Mr. Bergen, the President and Chief Executive Officer of the Company, who is also a member of the Board of Directors, and Mr. Friedman, who at the time was President and Chief Executive Officer of the Company, participated in deliberations of the Board of Directors concerning executive officer compensation. No interlocking relationship presently exists between any member of the Board of Directors and any member of the board of directors or compensation committee of any other company.

REPORT ON EXECUTIVE COMPENSATION BY THE
BOARD OF DIRECTORS
Compensation Policy
      The Board or its Executive Committee is responsible for setting and administering the policies that govern annual executive salaries, raise and bonuses and the award of stock options under the Company’s 1996 Incentive Stock Option Plan. The Board is presently composed of seven members, two of whom are executive officers of the Company. The general policy of the Board is to provide compensation to the Chief Executive Officer and the Company’s other executive officers that reflects the contribution of such executives, the Company’s growth in sales and earnings, the enhancement of stockholder value as reflected in the growth of the Company’s market capitalization and the implementation of the strategic plans consistent with the long-term growth objectives of the Company. Contributions to specific Company objectives, which include development of new product opportunities, the successful marketing of the Company’s principal products and research and development work that is the basis for some new products, are evaluated in setting compensation policy. Growth in sales and earnings is the primary factor in the consideration of compensation at the executive levels. In addition, and in order to assure the Company’s ability to attract and retain managerial talent, an attempt is made to keep compensation competitive with compensation offered by other companies of comparable size and performance. Executive compensation decisions have traditionally been made on a calendar year basis.
Company Performance and Chief Executive Officer Compensation
      The Chief Executive Officer’s compensation is determined primarily by his employment agreement with the Company, which, as indicated above, relates in part to of the Company’s financial performance. The compensation of the Chief Executive Officer is described above under the caption entitled “Employment Agreements.” The Chief Executive Officer’s compensation is believed to be fair and reasonable in light of compensation paid to chief executive officers of companies that have comparable sales and earnings, and also considering the growth of the Company during the Chief Executive Officer’s employment by the Company.
      This report is submitted on behalf of the Board of Directors.

Michael Sherwin

John F. Turben

Michael Lynch

John G. Nestor

Phillip L. Friedman

William J. Bergen

Matthew Sheppard

COMPENSATION OF THE BOARD OF DIRECTORS
      Directors are reimbursed for reasonable expenses actually incurred in connection with attending each formal meeting of the Board of Directors or any committee thereof. In addition, each director of the Company is paid $2,500 per meeting attended.

PERFORMANCE GRAPH
      The following graph compares the cumulative total stockholder return on the Common Stock for the last five fiscal years of the Company ending on June 30, 2005 with the cumulative total return for the NASDAQ (US companies) and the NASDAQ stocks (SIC 3000-3099) over the same period (assuming an investment of $100 in the common stock in each of the two NASDAQ indexes on June 30, 2000 and the reinvestment of all dividends).
Comparison of Five — Year Cumulative Total Returns
Performance Graph for
PVC Container Corporation
Produced on 08/02/2005 including data to 06/30/2005
Legend

Symbol	CRSP Total Returns Index for:	06/2000	06/2001	06/2002	06/2003	06/2004	06/2005

	PVC Container Corporation	100.0	63.0	40.8	60.0	40.0	32.0
	Nasdaq Stock Market (US Companies)	100.0	54.3	37.0	41.1	51.8	52.3
	NASDAQ Stocks (SIC 3000 — 3099 US Companies) Rubber and miscellaneous plastics products	100.0	100.0	102.0	78.2	100.7	106.9
  Notes:

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.

C.	If the monthly interval, based on the fiscal year — end, is not a trading day, the preceding trading day is used.

D.	The index level for all series was set to $100.0 on 06/30/2000.

E.	Data for PVC Corporation from 05/2002 to 06/2005 provided by client.

AUDIT COMMITTEE REPORT
      The Audit Committee has (1) reviewed and discussed with the Company’s management and the Company’s independent auditors the audited financial statements for the year ended June 30, 2005, (2) discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, Communications with Audit Committees), (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independent Discussion With Audit Committees), and (4) discussed with the independent auditors their independence based upon these reviews and discussions. Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements for the year June 30, 2005 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.
      This report is submitted on behalf of the Audit Committee.

Michael Sherwin, Chairman

Michael Lynch

John G. Nestor

COMMITTEES AND MEETINGS
      The business affairs of the Company are managed by the Board of Directors. Members of the Board are informed about the Company’s affairs through presentations, reports and other documents distributed to them, through operating and financial reports routinely presented at meetings and through other means. In addition, the Company’s directors perform their duties throughout the year not only by attending Board meetings, but also through personal meetings and other communications, including telephone contact with members of management and others regarding matters of interest and concern to the Company.
      The Board of Directors has two standing committees: the Executive Committee and the Audit Committee. The Board of Directors has not established a compensation, nominating committee and/or a corporate governance committee. However, the Board of Directors believes that the nomination of directors and other issues normally considered by these committees can be effectively managed by the Board of Directors, the Executive Committee or by the Audit Committee.
      The Executive Committee is authorized to exercise the power and authority of the Board of Directors on all matters, except as expressly limited by applicable law, in the interim period between meetings of the Board of Directors. The current members of the Executive Committee are Messrs. Turben (Chairman), Friedman and Sherwin. The Executive Committee did not meet during the fiscal year ended June 30, 2005.
      The Audit Committee recommends to the Board of Directors the firm to be selected each year as independent auditors of the Company’s financial statements and to perform services related to such audit. The Audit Committee also has responsibility for (i) reviewing the scope and results of the audit with the independent auditors, (ii) reviewing the Company’s financial condition and results of operations with management, (iii) considering the adequacy of the internal accounting, bookkeeping and control procedures of the Company, and (iv) reviewing any non-audit services and special engagements to be performed by the independent auditors and considering the effect of such performance on the auditors’ independence. The Audit Committee, in addition to being directly responsible for the appointment of the independent auditors of the Company, is directly responsible for the compensation and the oversight of the work of the Company’s independent auditors, including the resolution of any disagreements between management of the Company and the independent auditors relating to financial reporting. The Audit Committee is also responsible for procedures and handling accounting and auditing complaints and has the authority and funding to engage the independent auditors.
      The current members of the Audit Committee are Messrs. Sherwin (Chairman), Nestor and Lynch. Each member of the Audit Committee is “independent” (as such term is defined in Rule 4200(a)(15) of the NASD listing standards). Notwithstanding the management agreement and the ownership of the Company’s

Common Stock by KCP II and KCC II and Mr. Nestor’s position with Kirtland Capital Corp. and Enterprise described under “Interests of Certain Persons” and “Security Ownership Certain Beneficial Owners and Management,” the Company’s Board of Directors does not believe that such relationships interfere with the exercise by Mr. Nestor of independent judgment in carrying out his responsibilities as a director and as a member of the Audit Committee in accordance with Rule 4200(a)(15) of NASD listing standards and that, based upon his considerable business and financial background, his membership on the Audit Committee is in the best interests of the Company and its stockholders. The Board of Directors has determined that Audit Committee has at least one “audit committee financial expert” (as such term is defined in Item 401 of Regulation S-K), and such expert is Mr. Lynch, who is also “independent” (as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act). The Audit Committee has adopted a written charter. The Audit Committee has also adopted a statement of policy regarding accounting financial and business complaints and concerns.
      The Board of Directors does not have a standing nominating committee or committee performing similar functions. The Board has determined that it is appropriate not to have a nominating committee because of the relatively small size of the Board of Directors and the entire Board of Directors functions in the capacity of a nominating committee.
      The Board of Directors does not have a formal policy with regard to the consideration of any director candidates recommended by stockholders. Because of the size of the Board and the historical small turnover of its members, the Board addresses the need to retain members and fill vacancies after discussion among current members and the Company’s management. Accordingly, the Board of Directors has determined that it is appropriate not to have such a policy at this time. The Board, however, will consider director candidates recommended by stockholders. Any stockholder that wishes to nominate a director candidate should submit complete information as to the identity and qualifications of the director candidate pursuant to the procedures set forth below under “Stockholder Communications.” The Board does not have any specific qualifications that have to be met by director candidates and does not have a formal process for identifying and evaluating director candidates.
Attendance at Board, Committee and Annual Stockholders’ Meetings
      All directors are expected to attend each meeting of the Board and the committees on which he serves and are also expected to attend the Annual Meeting. Messrs. Bergen, Turben and Friedman attended the 2004 Annual Meeting of Stockholders. The Audit Committee held four meetings during the fiscal year ended June 30, 2005. During the fiscal year ended June 30, 2005, the Company’s Board of Directors held five meetings. Each director attended at least 75% of the total meetings held by the Board of Directors and by all committees on which such director served during such fiscal year.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires that the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities file reports of ownership and changes in beneficial ownership of the Company’s common stock with the Securities and Exchange Commission. Executive officers, directors, and greater than ten percent equity holders are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of these reports furnished to the Company or written representations that no other reports were required, the Company believes that during fiscal 2005 all Section 16(a) filing requirements applicable to its executive officers, directors, and ten percent equity holders were met, except for a Form 3 for Mr. Sheppard, which was filed late due to technical difficulties.
Code of Ethics
      The Company has adopted a code of ethics that applies to its principal executive officer, principal financial officer, comptrollers, principal accounting officer, and all persons performing similar functions. The Company will provide to any person without charge, upon written or oral request, a copy of its code of ethics.

Requests should be directed to: PVC Container Corporation, Attention: Jeffrey Shapiro, Chief Financial Officer, 2 Industrial Way West, Eatontown, New Jersey, 07724-2202, telephone number: (732) 542-0060.
Stockholder Communications
      The Board believes that it is important for stockholders to have a process to send communications to the Board. Accordingly, stockholders who wish to communicate with the Board of Directors or a particular director may do so by sending a letter to the Secretary of the Company at 2 Industrial Way West, Eatontown, New Jersey 07724-2202. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.
RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S
INDEPENDENT PUBLIC ACCOUNTANTS
      The Board of Directors recommends that the appointment of the independent registered public accounting firm of BDO Seidman, LLP to serve as the Company’s independent auditors and to audit the Company’s financial statements for the fiscal year ending June 30, 2006 be ratified. It is anticipated that a representative of such firm will attend the Annual Meeting, will have an opportunity to make a statement, if he or she desires to do so and also will be available to respond to appropriate questions.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
      On March 24, 2005, the Company dismissed Ernst & Young LLP as the independent auditor of the Company as effective as of March 28, 2005. The Company engaged BDO Seidman, LLP as its independent auditor effective as of March 28, 2005. The decision to change independent auditors and the appointment of the new independent auditors was approved by the Audit Committee of the Board of Directors of the Company.
      The audit reports of Ernst &Young LLP on the Company’s financial statements for the fiscal years ended June 30, 2004 and June 30, 2003 did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.
      During the fiscal years ended June 30, 2004 and June 30, 2003, and through March 28, 2005, there were no disagreements with Ernst &Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to Ernst &Young LLP’s satisfaction, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Company’s financial statements for such years.
      During the fiscal years ended June 30, 2004 and June 30, 2003, and through March 28, 2005, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.
      During the fiscal years ended June 30, 2004 and June 30, 2003, and through March 28, 2005, the Company did not consult with BDO Seidman, LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, or (iii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).
      Set forth below is certain information concerning fees billed to the Company by BDO Seidman, LLP in respect of services provided in fiscal 2005 from March 28, 2005 until June 30, 2005, and concerning fees billed to the Company by Ernst & Young LLP in respect of services provided in fiscal 2004 and in fiscal 2005 until

March 28, 2005. The Audit Committee has determined that services provided are compatible with maintaining the independence of BDO Seidman, LLP and Ernst & Young, LLP.

	2005		2004

Fees	E&Y	BDO	E&Y

Audit Fees	$30,000	$153,000	$230,000
Audit Related Fees	18,000	—	44,000
Tax Fees	—	—	79,800
All Other Fees	14,400	—	—

TOTAL	$62,400	$153,000	$353,800
     Ernst & Young LLP
      Audit Fees. Annual audit fees relate to services rendered in connection with the audit of the annual financial statements included in the Company’s Form 10-K filing and the quarterly reviews of financial statements included in the Company’s Form 10-Q filings.
      Audit Related Fees. Audit related fees are for professional services rendered by Ernst & Young LLP in fiscal year 2005 in connection with employee benefit plan audits.
      Tax Fees. The fiscal 2004 fees primarily related to tax services including fees for tax compliance, tax advice and tax planning.
      All Other Fees. No professional services were rendered or billed by Ernst & Young LLP for financial information systems design and implementation for fiscal year 2004. All other fees for fiscal 2005 include fees for services rendered in connection with other SEC filings of the Company.
     BDO Seidman, LLP
      Audit Fees. Annual audit fees relate to services rendered in connection with the audit of the annual financial statements included in the Company’s Form 10-K filing, the quarterly reviews of financial statements included in the Company’s Form 10-Q filings and services rendered in connection with other SEC filings.
     Pre-approval policy
      In accordance with Securities and Exchange Commission rules issued pursuant to the Sarbanes-Oxley Act of 2002, which were effective as of May 6, 2003, and require, among other things, that the Audit Committee pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm, the Audit Committee has adopted a formal policy on auditor independence. This policy requires the approval by the Audit Committee of all professional services rendered by the Company’s independent auditor prior to the commencement of the specified services.
      As of June 30, 2005, 100% of the services described in “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were pre-approved by the Audit Committee in accordance with the Company’s formal policy on auditor independence.
ANNUAL REPORT
      The annual report to stockholders concerning the operations of the Company for the fiscal year ended June 30, 2005, including financial statements for that year, accompanies this Information Statement.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
      Stockholder proposals for consideration at the annual meeting of stockholders expected to be held in December 2006, must be received by the Company no later than                     , 2006, assuming the Company remains subject to the reporting requirements of the Exchange Act, in order for them to be included in the information statement for the 2006 annual meeting of stockholders. In order to be included, proposals must be proper under law and must comply with the applicable rules and regulations of the Securities and Exchange Commission.
OTHER MATTERS
      The Board of Directors is not aware of any other matters which are to be presented at the Annual Meeting. However, if any other matter should properly come before the Annual Meeting, the persons entitled to vote on that matter will be given the opportunity to do so.
AVAILABLE INFORMATION
      We are subject to the informational requirements of the Exchange Act and in accordance with the Exchange Act file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. In addition, these reports, proxy statements and other information are available on the SEC’s website (http://www.sec.gov).

By Order of the Board of Directors,

Herbert S. Meeker
Secretary
Dated: [                    ], 2005
Eatontown, New Jersey

ANNEX A
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
PVC CONTAINER CORPORATION
      PVC Container Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),
      DOES HEREBY CERTIFY:
      FIRST: That the directors of the Corporation, by written consent, duly adopted a resolution approving and adopting an amendment to the Certificate of Incorporation of the Corporation. The resolution setting forth the proposed amendment is as follows:

“RESOLVED, that, subject to the approval of the Corporation’s stockholders, Article Fourth of the Corporation’s Certificate of Incorporation is hereby amended and restated in its entirety as follows (the “Charter Amendment”):

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is ten thousand (10,000) shares and the par value of each such share is one cent ($.01).

Upon this Certificate of Amendment of Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each two thousand (2,000) shares of the Corporation’s common stock, par value $.01 per share, either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time will be and is automatically reclassified as and converted (without any further act) into one (1) fully-paid and nonassessable share of common stock, par value $.01 per share, of the Corporation; provided, however, that no fractional shares of common stock of the Corporation shall be issued and in lieu of any fractional shares of common stock of the Corporation which any stockholder would otherwise be entitled to receive pursuant hereto, such stockholder shall be entitled to receive from the Corporation an amount in cash equal to $2.39 per share of common stock of the Corporation held by such stockholder immediately prior to the Effective Time that is not converted into a whole share of common stock”; and
      SECOND: That the proposed amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
[Signature on Following Page.]

A-1

      IN WITNESS WHEREOF, the undersigned officer of the Corporation does hereby execute this Certificate of Amendment this [          ] day of [                    ] 2006.

Jeffrey Shapiro
Chief Financial Officer

A-2

ANNEX B
July 21, 2005
Independent Special Committee of the Board of Directors (the “Special Committee”)
PVC Container Corporation
2 Industrial Way West
Eatontown, NJ
07724
Members of the Special Committee:
      We understand that PVC Container Corporation (“PVCC” or the “Company”) is contemplating a 2000 to 1 reverse stock split of the Company’s common stock as follows:

•	On April 27, 2005, PVCC’s management recommended to the Board that the Company consider pursuing a going-private transaction by means of a reverse stock split (the “Transaction”). Management’s recommendation was based on its assessment that the costs of being a public company outweigh the benefits.

•	The reverse split of the Company’s common stock is anticipated to produce fractional shares after giving effect to the Transaction. The Company will not issue fractional shares to these shareholders; instead, shareholders that would otherwise be entitled to receive a fractional share in the Transaction will be compensated by a cash payment in lieu of such fractional share. Based on its internal valuation analysis, management reported to the Board that its own analysis supported a fair value of the Company’s Common Stock of $2.01 per pre-Transaction share.

•	Upon further review, the Special Committee recommended, and the Board approved, a 2000 to 1 reverse split of the Company’s common stock and determined that in lieu of fractional shares, shareholders would receive a cash payment of $2.39 per pre-Transaction share.
      You have asked Lincoln Partners LLC (“Lincoln Partners”) to render its opinion (the “Opinion”) as to whether the per share cash consideration of $2.39 per pre-Transaction share to be received by PVCC shareholders in lieu of fractional shares in the reverse stock split is fair to such shareholders from a financial point of view.
      In arriving at our Opinion, Lincoln Partners reviewed, among other items: (i) PVCC’s Form 10-K for the fiscal years ended June 2003 and 2004, (ii) PVCC’s Form 10-Q for the quarterly period ended March 31, 2005, (iii) PVCC’s Form 8K filed with the SEC on June 6, 2005 containing financial statements that give pro forma effect to the sale of substantially all of the assets of Novatec Plastics Corporation, (iv) interviews with the Company’s senior management, including William Bergen, CEO, Jeffrey Shapiro, CFO and Bert Berkowitz, Vice President of Finance, regarding PVCC’s business strategy, historical financial performance, future prospects, and competitive position, as well as industry trends, (v) a schedule prepared by the Company’s management detailing pro forma adjustments to historical EBITDA for non-recurring, one-time expenses, (vi) internal Company income statements for the twenty-three months beginning July 1, 2003 and ended May 31, 2005 which presented monthly EBITDA on an adjusted basis, (vii) financial projections prepared by Company management for the years ended June 30, 2005 through 2010, (viii) a tour of the Company’s manufacturing facility in Paris, IL, (ix) a schedule detailing options outstanding under the Company’s equity compensation option plan, (x) key operating data and productivity reports tracked by the Company’s manufacturing facilities, (xi) a confidential information memorandum prepared in August of 2003 by a nationally recognized investment banking firm in connection with a contemplated sale of the Company, which process was subsequently terminated, (xii) a December 8, 2004 presentation prepared by this same investment banking firm made to PVCC’s officers, regarding the outcome of the Company’s sale process.
      During our analysis period, management requested that the forecast provided to Lincoln Partners be changed to reflect the outcome of the Company’s budgeting process for the fiscal year ending June 30, 2006. Lincoln Partners used management’s guidance to formulate modified financial projections which were used as part of the valuation. These projections were reviewed and approved by management.
      In arriving at our Opinion, Lincoln Partners performed a variety of generally accepted financial, analytic and comparative analyses, the results of which were considered as a whole. Such analyses included a review of the Company’s historical operating and financial performance; management’s projections of future performance; information on certain other companies engaged in businesses which we believed to be comparable to

B-1

the Company and the trading markets for the securities of such companies; and the financial terms of certain business combinations which have recently been effected and which we believe to be relevant.
      In connection with our review, we have relied upon and assumed the accuracy and completeness of the financial information considered in our review, whether from public or private sources (including management), and have not assumed any responsibility for independent verification of such information. Our Opinion assumes that information and representations made by management regarding the Company are accurate in all material respects, and that the forecasts and projections furnished to us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial condition and operating results of the Company. We have not made any independent valuation or appraisal of the assets and liabilities of the Company. Lincoln Partners relied solely on management’s indications of the value of the net operating loss tax benefits and the net proceeds arising from the anticipated sale of assets related to the Eatontown facility. Our Opinion is necessarily based upon current general economic, financial, market and other conditions and must be considered in that context.
      We have not previously provided financial advisory services to the Company or its largest shareholder Kirtland Capital. In the past, Lincoln Partners was interviewed by Kirtland Capital, regarding Lincoln Partners’ merger and acquisitions services in connection with its contemplated sale of the Company. Lincoln Partners was not engaged for that assignment, no work was performed and no fees were received by Lincoln Partners on the contemplated sale transaction. However, Lincoln Partners may, in the future, provide financial and investment banking services to Kirtland Capital, or its portfolio companies and affiliates, for which we would expect to receive customary fees.
      It is understood that this letter is for the information and advice of the Special Committee and does not constitute a recommendation as to how any shareholder of the Company should act on any matter relating to the reverse stock split. Lincoln Partners’ opinion is directed at the Special Committee and addresses only the fairness of the cash consideration to be paid in lieu of fractional shares, from a financial point of view, as of the date of the opinion. Lincoln Partners opinion does not address the underlying business decision of PVCC to undertake the transaction. Further, Lincoln Partners expresses no opinion on the merits of the reverse stock split, and Lincoln Partners did not provide advice with respect to the structuring and negotiating of the transaction. Lincoln Partners’ opinion speaks only as of June 30, 2005 and is for the information of the Special Committee.
      It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that this letter may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission in respect of the Transaction and the Company may summarize or otherwise reference the existence of this letter in such documents provided that any such summary or reference language shall be subject to approval by us.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the cash consideration of $2.39 per pre-Transaction share proposed to be paid to shareholders in lieu of fractional shares in the contemplated reverse stock split is fair to such shareholders from a financial point of view.

Very truly yours,

Lincoln Partners LLC

B-2

ANNEX C
PVC CONTAINER CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
PVC Container Corporation
Eatontown, New Jersey
      We have audited the accompanying consolidated balance sheet of PVC Container Corporation as of June 30, 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PVC Container Corporation at June 30, 2005, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.
      The audit referred to above also included the audit of the financial statement schedule listed in the accompanying financial statements. The financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based upon our audit. In our opinion such financial statement schedule presents fairly, in all material respects, the information set forth therein.

/s/ BDO SEIDMAN, LLP
Woodbridge, New Jersey
October 13, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
PVC Container Corporation
Eatontown, New Jersey
      We have audited the accompanying consolidated balance sheet of PVC Container Corporation as of June 30, 2004 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended June 30, 2004. Our audit also included the financial statement schedule listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We are not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PVC Container Corporation at June 30, 2004, and the consolidated results of their operations and their cash flows for each of the two years in the period ended June 30, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects, the information set forth therein.
      As discussed in Note 1, the Company changed its method of accounting for goodwill and other intangible assets effective July 1, 2003.

/s/ ERNST & YOUNG LLP
MetroPark, New Jersey
September 23, 2004

PVC CONTAINER CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30

	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$375,501	$365,820
Accounts receivable, net of allowance of $1,009,000 and $687,000 at June 30, 2005 and 2004, respectively	14,085,835	14,901,390
Inventories, net	11,185,304	12,461,663
Prepaid expenses and other current assets	998,704	1,291,177
Prepaid income taxes and income tax receivable	674,839	—
Deferred income taxes	2,601,104	1,286,803
Net assets held for disposition	1,110,891	1,177,559

Total current assets	31,032,178	31,484,412
Properties, plant and equipment, net	22,244,711	27,431,819
Goodwill, net of accumulated depreciation	—	3,296,298
Other assets	37,074	176,692

	$53,313,963	$62,389,221

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,166,815	$10,207,342
Accrued expenses	2,930,048	2,373,488
Current portion of long-term debt	2,682,145	3,929,649

Total current liabilities	11,779,008	16,510,479
Long-term debt	25,281,918	24,077,230
Interest rate swap	22,588	198,278
Deferred income taxes	2,513,395	2,628,292
Other liabilities	140,000	—
Deferred income	500,000	—
Stockholders’ equity:
Preferred stock, par value $1.00, authorized 1,000,000 shares, none issued
Common stock, par value $.01, authorized 10,000,000 shares, 7,044,655 shares issued as of June 30, 2005 and 2004	70,446	70,446
Capital in excess of par value	3,810,981	3,810,981
Retained earnings	9,113,749	15,215,294
Accumulated other comprehensive gain (loss)	86,673	(116,984)
Treasury stock, at cost (2,262 shares at June 30, 2005 and 2004)	(4,795)	(4,795)

Total stockholders’ equity	13,077,054	18,974,942

	$53,313,963	$62,389,221

See accompanying notes.

PVC CONTAINER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal year ended June 30

	2005	2004	2003

Net sales	$85,794,538	$82,164,615	$76,047,910
Cost and expenses:
Cost of goods sold (exclusive of depreciation and amortization expense shown separately below)	70,701,212	66,065,264	59,996,285
Selling, general and administrative expense	10,750,094	9,619,557	8,674,757
Depreciation and amortization expense	5,324,803	5,829,558	5,639,163
Goodwill impairment charges	3,296,298	—	—
Provision for restructuring and other exit activities	713,112	475,677	—
Asset impairment	452,342	—	—

	91,237,861	81,990,056	74,310,205

(Loss) income from operations	(5,443,323)	174,559	1,737,705
Other income (expenses):
Interest expense	(1,743,171)	(1,772,179)	(1,858,473)
Interest income	—	—	1,383
Other income	85,200	144,500	81,879

	(1,657,971)	(1,627,679)	(1,775,211)
(Loss) income from continuing operations before (benefit) for income taxes	(7,101,294)	(1,453,120)	(37,506)
(Benefit) for income taxes	(1,325,471)	(564,978)	(1,949)

Net (loss) from continuing operations	$(5,775,823)	(888,142)	(35,557)
Discontinued Operations:
(Loss) income from discontinued plastic compound segment	(904,326)	1,376,412	1,516,407
(Benefit) provision for income taxes	(578,604)	553,225	608,298

(Loss) income from discontinued operations	(325,722)	823,187	908,109

Net (loss) income	$(6,101,545)	$(64,955)	$872,552

(Loss) per share (basic and diluted) from continuing operations	$(.82)	$(.13)	$(.01)
(Loss) earnings per share (basic and diluted) from discontinued operations	$(.05)	$.12	$.13
(Loss) earnings per share:
Basic and diluted	$(.87)	$(.01)	$.12
See accompanying notes.

PVC CONTAINER CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Accumulated
	Common Stock		Capital in		Other		Total
	Issued & Outstanding		Excess of	Retained	Comprehensive	Treasury	Stockholders’
	Shares	Amount	Par Value	Earnings	(Loss)/Gain	Stock	Equity

Balance, June 30, 2002	7,042,393	$70,446	$3,810,981	$14,407,697	$(274,276)	$(4,795)	$18,010,053
Comprehensive income:
Net income				872,552			872,552
Unrealized loss on interest rate swap, net					(46,351)		(46,351)

Total comprehensive income							826,201

Balance, June 30, 2003	7,042,393	70,446	3,810,981	15,280,249	(320,627)	(4,795)	18,836,254
Comprehensive income:
Net loss				(64,955)			(64,955)
Unrealized loss on interest rate swap, net					203,643		203,643

Total comprehensive income							138,688

Balance June 30, 2004	7,042,393	70,446	3,810,981	15,215,294	(116,984)	(4,795)	18,974,942
Comprehensive income:
Net loss				(6,101,545)			(6,101,545)
Unrealized loss on interest rate swap, net					103,657		103,657

Unrealized gain on pension obligation					100,000		100,000

Total comprehensive income							(5,897,888)

Balance June 30, 2005	7,042,393	$70,446	$3,810,981	$9,113,749	$86,673	$(4,795)	$13,077,054

See accompanying notes.

PVC CONTAINER CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal year ended June 30

	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(6,101,545)	$(64,955)	$872,552
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,675,876	6,263,328	6,022,207
Goodwill impairment	3,296,298	—	—
Asset impairment (continuing operations $452,342 and discontinued operations $804,025)	1,256,367	—	—
Amortization of deferred financing costs	183,160	164,823	160,388
Deferred income taxes	(1,429,198)	434,417	754,484
(Loss) on sale of equipment	(116,050)	(144,500)	(2,700)
Gain on sale of building	—	122,322	—
Changes in assets and liabilities:
Accounts receivable	815,555	(2,502,474)	(187,528)
Inventories	1,276,359	64,078	(1,590,738)
Prepaid expenses and other current assets	(727,592)	(297,989)	134,221
Other assets	6,457	17,697	17,696
Accounts payable and accrued expenses	(2,470,799)	1,772,193	(371,904)
Income taxes payable	—	—	(913,548)

Net cash provided by operating activities	1,664,888	5,828,940	4,895,130
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(2,999,714)	(4,610,987)	(5,761,598)
Proceeds from sale of equipment	741,050	144,500	2,700
Proceeds from sale of building	696,273	175,587	—

Net cash (used in) investing activities	(1,562,391)	(4,290,900)	(5,758,898)
CASH FLOWS FROM FINANCING ACTIVITIES
Treasury shares purchased
Net (payments) proceeds from revolving credit line	3,717,321	(594,113)	1,384,515
Proceeds from long-term debt	708,141	2,531,818	2,772,866
Payments on indebtedness	(4,468,278)	(3,762,980)	(3,239,920)
Deferred financing costs	(50,000)	(20,000)	(37,761)

Net cash (used in) provided by financing activities	(92,816)	(1,845,275)	879,700

Net increase (decrease) in cash and cash equivalents	9,681	(307,235)	15,932
Cash and cash equivalents, beginning of year	365,820	673,055	657,123

Cash and cash equivalents, end of year	$375,501	$365,820	$673,055

See accompanying notes.

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.     Summary of Significant Accounting Policies

Organization and Business
      PVC Container Corporation (the “Company”) was incorporated in Delaware on June 14, 1968. The Company’s major business is the manufacture and sale of a line of plastic bottles made from polyvinyl chloride (PVC) compounds, high density polyethylene resins and polyethylene terephthalate (PET). These bottles are used primarily for packaging cosmetics, toiletries, foods, household chemicals, lawn and garden supplies, and industrial chemical products. The Company formerly produced and sold polyvinyl chloride, which was used by the Company or sold to other plastic bottle manufacturers whose products compete with those produced by the Company. The Company’s businesses are based in the United States.

Consolidation
      The accompanying financial statements include the accounts of PVC Container Corporation and its wholly-owned subsidiaries, Novatec Plastics Corporation, Novapak Corporation, Airopak Corporation, Marpac Industries Inc., Marpac Southwest, Inc., and PVC Container International Sales Corporation, a foreign sales company incorporated in the U.S. Virgin Islands. All inter-company accounts have been eliminated.

Cash Equivalents
      The Company considers investments with maturities of three months or less when acquired to be cash equivalents.

Inventories
      Inventories are stated at the lower of cost or market value. Cost is determined under the first-in, first-out (“FIFO”) method. The Company provides reserves for estimated obsolescence of its inventory based on a percentage of inventory items over a certain number of days old based on historical experience. In addition, the Company accesses future demand and market conditions. If actual market conditions deteriorate additional inventory reverses may be required.

Depreciation
      Depreciation is provided on a straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations as incurred. Major renewals and betterments are capitalized.

Intangibles
      Effective July 1, 2002, the Company adopted the provisions of FASB Statement No. 142, Goodwill and Other Intangible Assets (SFAS 142). Under these rules, goodwill is no longer subject to amortization but is reviewed for potential impairment annually or upon the occurrence of an impairment indicator. SFAS 142 prescribes a two-phase process for impairment testing of goodwill. The first phase screens for impairment, while the second phase measures the impairment. The carrying amount of the Company’s goodwill is reviewed on a regular basis for any signs of an impairment. Management determines if the carrying amount is impaired based on anticipated cash flows. In the event of impairment, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows, discounted at a rate commensurate with the associated risk. The Company completed the annual impairment test in fiscal 2004 and passed the first phase of the impairment test; therefore, no further testing was required.

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      During the second quarter of fiscal 2005, the Company charged to operations $3,296,000, which was the full carrying value of goodwill resulting from operations at the Company’s New York extrusion blow molding facility. This facility experienced significant and unexpected reductions in gross margin and declines in revenue because the Company lost several customer contracts and was unable to successfully pass on rising compound prices to customers. Moreover, certain cost containment and cost reduction initiatives at this facility did not have the expected impact on operating performance. Management’s current forecast of future cash flows for the New York operation is substantially lower than previous forecasts. Because of these impairment indicators, the Company performed an interim test for goodwill impairment using the discounted cash flow evaluation approach and determined that the goodwill was impaired.

Income Taxes
      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually to determine differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on tax laws and rates expected for the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Concentration of Credit Risk
      The Company grants trade credit to its customers, which primarily are manufacturers of personal care products, food, household chemicals, and lawn and garden and industrial chemical products, and to bottle distributors that sell to such manufacturers. The Company performs periodic credit evaluations of its customers and generally does not require collateral. Sales and accounts receivable from customers are denominated in U.S. dollars. The Company has not experienced significant losses related to receivables from individual customers. The Company maintains allowances for doubtful accounts for estimated losses resulting from customers’ failure to make mandatory payments.

Revenue Recognition
      Revenue is recognized upon shipment of the product. Sales are shown net of returns, allowances, and discounts. In accordance with Emerging Issues Task Force EITF 00-10, Accounting for Shipping and Handling Fees and Costs, the Company reports the amount billed to customers for shipping and handling as sales in the Consolidated Statements of Operations. Costs incurred by the Company for shipping and handling are reported as cost of sales.

Research and Development Costs
      All research and development costs are charged to expense as incurred and amounted to $244,000, $323,000, and $290,000, in 2005, 2004, and 2003, respectively. In each of the years, the expenses incurred were for the discontinued operations as of June 30, 2005.

Impairment of Long-Lived Assets
      The Company records impairment losses on long-lived assets used in operations or expected to be disposed of when events and circumstances indicate that the assets might be impaired and when those assets are expected to generate undiscounted cash flows that would be less than their carrying amounts.

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      During fiscal 2005, the Company sold a manufacturing facility located in Kingston, New York. This facility had a net realizable value of $700,000. It was carried on the Company’s books for $1,152,000. The difference between the carrying value and the net realizable value was recorded on the Company’s books at June 30, 2005 as an asset impairment.

Stock-Based Compensation
      As permitted by Financial Accounting Standards Board (FASB) Statement No. 123, Accounting for Stock-Based Compensation (SFAS 123), the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for its employee stock option plans. Under APB 25, compensation expense is calculated at the time of option grant based upon the difference between the exercise price of the option and the fair market value of the Company’s common stock at the date of grant, and is recognized over the vesting period.
      SFAS 123 requires pro forma information regarding net income and earnings per share as if the Company had accounted for its employee stock options and warrants (“equity awards”) under the fair value method of SFAS 123. In 2003 and 2002, the fair value of the Company’s equity awards was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2003 and 2002, respectively: risk-free interest rates of approximately 2.4% and 4.1%, expected volatility of 0.6 and 0.4; expected option life equal to the vesting period, and an expected dividend yield of 0.0%. No options were granted in 2004 or 2005.
      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, Black-Scholes does not necessarily provide a reliable single measure of the fair value of the Company’s employee stock options.
      As required by SFAS 123, the following table illustrates the effect on net income (loss) and net income (loss) per common shares for the three fiscal years ended June 30, 2005, as if the Company had applied the fair value method to measure stock-based compensation, required under the disclosure provision of SFAS 123:

	2005	2004	2003

Net (loss) income as reported	$(6,101,545)	$(64,955)	$872,552
Add: Stock based compensation included in reported net income, (loss), net of taxes	—	—	—
Deduct: Stock-based compensation expense under fair value report, net of taxes	(46,506)	(26,028)	(9,225)

Pro forma net (loss) income	$(6,148,051)	$(90,983)	$863,327
Income (loss) per share:
Net income (loss) as reported:
Basic	$(.87)	$(.01)	$.12
Diluted	$(.87)	$(.01)	$.12
Pro forma net income (loss)
Basic	$(.87)	$(.01)	$.12
Diluted	$(.87)	$(.01)	$.12

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Per Share Information
      Per share information is presented in accordance with SFAS No. 128, Earnings Per Share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share includes the dilutive effect of all such securities.

Derivative Instruments and Hedging Activities
      The Company recognizes all of its derivative instruments on the balance sheets as either assets or liabilities at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, (based upon the exposure being hedged), as either a fair value hedge, a cash flow hedge, or a hedge of a net investment in a foreign operation.
      For a derivative instrument that is designated and qualifies as cash flow hedge (i.e., hedges the exposure to variability on expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on a derivative instrument that is designated and qualifies as a cash flow hedge is reported as a component of other comprehensive income and reclassified into earnings in the period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument, if any, is recognized in current earnings to the extent it exceeds the cumulative change in the present value of future cash flows of the hedged item. There have been no such gains or losses recorded by the Company.
      At June 30, 2005, the Company had interest-rate swap agreements, designated as cash flow hedges, which effectively convert approximately $4,368,309 of its floating-rate debt to a fixed-rate through August 2005. The interest rate swap agreements hedge the floating interest rate by reducing the impact of interest rate changes on future interest expense. The fair value of the interest-rate swap at June 30, 2005, was approximately $23,000, based upon bank valuation, and is included in the accompanying consolidated balance sheet. Losses reported in accumulated, other comprehensive loss, that are expected to be reclassified into earnings in the next twelve months total approximately $23,000 before taxes.

Impact of Recently Issued Accounting Standards
      In December of 2004, the Financial Accounting Standards Board issued its final standard on accounting for share based payments (“SBP”), FASB Statement No. 123R (revised 2004), which requires companies to expense the value of employee stock options and similar awards. The standard is effective for public companies for interim and annual periods beginning after July 1, 2005, and applies to all outstanding and unvested SBP awards. Management has been assessing the impact of this standard. The Company plans to measure the fair value of the stock options using the Black-Scholes-Merton option pricing model. Management does not expect the adoption of FASB Statement No. 123R to have a significant impact on the financial position or results of operation of the Company.
      In November 2004, the FASB issued FASB Statement No. 151, “Inventory Costs”. Statement 151 amends the guidance in ARB No. 43, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). ARB 43 previously stated that under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. Statement 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with early application permitted. The Company is currently evaluating the effects of Statement 151 may have on its financial statements.

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company reviewed the implication of FASB 153, Accounting for Non Monetary transactions, and deemed this opinion to be not applicable to current conditions as reported in our financial statements as of June 30, 2005.
      In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections.” This statement generally requires retrospective application to prior periods’ financial statements of voluntary changes in accounting principals. Under the prior rules, changes in accounting principals were generally recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This statement does not change the previous guidance for reporting the correction of an error in previously issued financial statements, change in accounting estimate or justification of a change in accounting principle on the basis of preferability. This statement is effective for accounting changes made in fiscal years beginning after December 15, 2005. Adoption of the provisions of the Statement is not expected to have a material affect on the results of operations or financial position the Company.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates that affect the financial statements include, but are not limited to, recoverability of inventories, collectibility of accounts receivable, returns, useful lives of property, plant and equipment and related amortization periods, recoverability of long-lived assets and fair value of net assets held for sale.
2.     Inventories
      Inventories consist of the following:

	2005	2004

Raw materials	$4,962,551	$4,980,080
Finished goods	6,278,161	6,742,899
Reserves	(822,989)	(876,888)

	10,417,723	10,846,091
Molds for resale, in production	251,031	945,212
Supplies	516,550	670,360

Total inventories	$11,185,304	$12,461,663

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
3.     Properties, Plant and Equipment

			Estimated Useful
	2005	2004	Life in Years

Land	$200,000	$400,000
Building and improvements	11,770,857	14,055,800	20-25
Machinery and equipment	52,365,582	57,720,614	7-10
Molds	7,455,237	7,218,843	3-5
Office furniture and equipment	4,514,144	4,225,096	5-10
Motor vehicles	140,538	125,718	3-5
Leasehold improvements	24,845	24,845	12
Construction in Progress	27,375	31,262

	76,498,578	83,802,178
Less accumulated depreciation	54,253,867	56,370,359

	$22,244,711	$27,431,819

      Depreciation expense and amortization expense for 2005, 2004 and 2003 were $5,675,000, $6,262,000 and $6,021,000 and $1,000, $1,000 and $1,000 respectively.
4.     Accrued Expenses
      Accrued expenses at June 30 consists of:

	2005	2004

Accrued payroll	$277,581	$236,307
Accrued vacation	796,056	731,135
Accrued employee benefits	578,491	535,921
Other accrued expenses	1,277,920	870,125

	$2,930,048	$2,373,488

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
5.     Long-Term Debt and Pledged Assets
      Long-term debt at June 30 consists of the following:

	2005	2004

Notes payable:
South Carolina Economic Development Authority:
Loan	$3,594,562	$3,595,765
Pennsylvania Industrial Development Authority:
Loan	535,171	617,043
GE Capital Public Finance:
Equipment loans	449,235	1,224,080
Building loan	2,857,860	3,083,305
PNC Bank:
Term notes	4,397,539	6,522,051
Revolving line of credit	12,022,612	8,305,291
Other	4,107,084	4,659,344

	27,964,063	28,006,880
Less current portion	(2,682,145)	(3,929,649)

	$25,281,918	$24,077,230

Long-Term
Debt Maturities

2006	$2,682,145
2007	$17,355,578
2008	$1,727,827
2009	$884,487
2010	$1,638,354
2011 – 2017	$3,675,672
      Interest paid amounted to $1,727,827, $1,871,346 and $1,946,630 in 2005, 2004, and 2003, respectively.

PNC Agreement
      The Company entered into a $43,750,000 senior secured credit facility with PNC Bank in August 2000. The PNC Bank Agreement was a five year, $25,000,000 senior revolving credit facility; a five-year $12,183,000 senior term loan; a five-year $4,192,000 standby letter of credit; and a $2,000,000 capital expenditure line. On November 15, 2004, the PNC Bank agreement was amended to extend the maturity of each of these four components until 2007, and to make specific changes to the credit facilities. The total senior secured credit facility was reduced to $28,532,000 (which was the outstanding facility amount at the extension date), consisting of the following: a senior revolving credit facility of $18,000,000; a senior term loan of $5,686,000; a standby letter of credit of $3,846,000; and a capital expenditure line of $1,000,000. The credit facility contains two financial covenants. The first is a fixed charge covenant measuring the Company’s ability to have adequate cash flow to cover its annual debt requirements. The second is a net worth covenant. At

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
June 30, 2005, the Company was in compliance with all of the credit facility’s covenants as amended. The credit facility is secured by accounts receivable, inventories, property, plant and equipment.
      The Term Notes bear interest at LIBOR plus 300 basis points, though the Company entered into an interest-rate swap agreements to effectively convert a portion of the floating term loan debt interest into a fixed rate. The revolving credit facility bears interest at prime rate. The $1 million capital expenditure line of credit bears interest at LIBOR plus 300 basis points.

Note Payable — South Carolina Economic Development Authority (“S.C. EDA”)
      This note was obtained to finance the construction of the Company’s South Carolina manufacturing facility and is due April 1, 2016. Prepayments may be made without penalty. This note is subject to prior mortgages in favor of the PNC Bank. The effective interest rate on this obligation was 1.1% in fiscal 2005 and 1.1% in fiscal 2004. The note is secured by property, plant and equipment.
      S.C. EDA has issued tax exempt bonds to fund the debt. Should the tax exempt status of this bond issue be negated, the interest rate on this note would be retroactively adjusted. The Company has an unused letter of credit amounting to approximately $3.6 million in conjunction with this note.

Note Payable — Pennsylvania Industrial Development Authority
      During fiscal year 1999, the Company obtained a $1.0 million loan from the Pennsylvania Industrial Development Authority (“PIDA”) to assist in financing the construction of its Hazleton, Pennsylvania manufacturing facility. The loan is payable in 145 equal monthly installments of $8,634, with an interest rate of 3.75% and a maturity date of March 1, 2011. The loan may be prepaid in whole or in part subject to certain requirements stated in the loan agreement. The loan is secured by the property of the manufacturing facility.

GE Capital Public Finance Building and Equipment Loans
      During fiscal 1998, the Hazleton Area Industrial Development Authority approved $7,250,000 tax-exempt Industrial Development Bonds. The Bonds were purchased and are held by GE Capital Public Finance, Inc. to finance a loan to the Company in conjunction with the Company’s Hazleton, Pennsylvania manufacturing facility. The loan is payable in 144 decreasing monthly installments at an interest rate of 5.15%, with a final lump sum payment of $1,860,530 due June 15, 2010. The loan may be prepaid in whole or in part subject to certain requirements stated in the loan agreement. The loan is secured by the property of the manufacturing facility.
      During fiscal 1997, the City of Paris, Illinois approved $1,200,000 Series 1997A and $2,300,000 Series 1997B Industrial Development Revenue Bonds. The bonds were purchased and are held by GE Capital Public Finance, Inc. to finance a loan to the Company in conjunction with the Company’s expansion of its Paris, Illinois manufacturing facility. The loan is payable in 120 decreasing monthly installments at an interest rate of 5.90%, with a final lump sum payment of $602,952 due April 1, 2007. The loan may be prepaid in whole or in part subject to certain requirements stated in the loan agreement. The loan is secured by the property and the equipment. The Company has unused letters of credit amounting to approximately $1.2 million in conjunction with this loan.
      The bonds issued by the City of Paris to fund the debt are tax exempt. Should the tax-exempt status of these bonds be negated, the interest rate on the related note would be retroactively adjusted.

Other
      Other loans consist of notes payable to various banks for equipment, real estate improvements and development and expansion of the Company’s manufacturing plants. The notes bear interest at rates ranging

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
from 3% to 9.5% and are payable in monthly installments through 2011. The loans are secured by the Company’s equipment, land and buildings.
      The carrying amounts of the aforementioned debt agreements approximate fair value.
6.     Operating Leases
      Minimum rental commitments under non-cancelable operating leases are payable as follows:

Year	Amount

2006	$1,098,602
2007	$714,364
2008	$686,430
2009	$577,771
2010	$469,457
Thereafter	$995,953
      Rental expense for operating leases amounted to $934,197, $1,316,506 and $1,139,611 in fiscal 2005, 2004, and 2003, respectively. The executive office lease is for a term of ten years that commenced January 1, 1999 and has a rent escalation clause as follows: monthly rental is $16,275 until December 31, 2006 and then $17,050 until the end of the term.
7.     Pension Plan
      The Company is considering “freezing” its non-contributory defined benefit pension plan. This plan relates to the former full-time union employees that were part of the discontinued operations.
      The Company expects to continue to contribute within the range of legally acceptable contributions as identified by the plan’s enrolled actuary.
      In accordance with the Financial Accounting Standards Board Statement 132, the Company has analyzed the change in funded status between the prior fiscal year and the end of the current fiscal year. All employer contributions were charged to operations in the current period.
      Upon completion of the “freezing” process, management will reevaluate the impact of any actuarial gain or loss to be recognized.
      On September 1, 1990, the Company instituted a non-contributory defined benefit pension plan for all eligible full-time union employees. Benefits are based on years of service. The Company contributes to the plan amounts, actuarially determined by the Unit Credit Actuarial Cost Method that provides the plan with sufficient assets to meet future benefit payment requirements. The plan’s assets are invested principally in short-term investments.
      The pension plan assets are invested with the objective of being able to meet current and future benefit payment needs, while controlling pension expense volatility and future contributions. Plan assets are diversified between fixed income investments, cash and U.S. equities. The strategic target allocation is 100% fixed income investments. The weighted-average asset allocation for our pension plans at June 30, 2005, 2004 and 2003 was 100% for fixed income securities.

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table sets forth the plan’s funded status and the amount recognized in the Company’s consolidated balance sheet:

	June 30

	2005	2004

Change in benefit obligation:
Benefit obligation at beginning of year	$977,357	$1,002,864
Service cost	9,396	6,788
Interest cost	76,423	62,765
Actuarial loss (gain)	178,631	(52,888)
Benefits paid	(48,245)	(42,172)

Benefit obligation at end of year	$1,193,562	$977,357

Change in plan assets:
Fair value of plan assets at beginning of year	$1,018,852	$1,025,551
Actual return on plan assets	49,415	52,600
Expenses	(18,241)	(17,126)
Employer contributions	193,662
Benefits paid, including expenses	(48,245)	(42,172)

Fair value of plan assets at end of year	$1,195,443	$1,018,853

Funded status	$1,881	$41,495
Unrecognized net actuarial gain	462,743	279,785
Unrecognized prior service cost	8,380	10,055
Unrecognized transition obligation	9,051	12,069

Prepaid Pension asset	$482,055	$343,404

Weighted-average assumptions at year-end:
Interest rate used to calculate Net Periodic Pension Cost	6.75%	6.75%
Interest rate used to calculate year end disclosure information	6.75%	6.75%
Expected return on plan assets	6.00%	8.50%
Rate of compensation increase	0.00%	0.00%
Components of net periodic benefit cost:
Service cost	$9,396	$6,788
Interest cost	76,423	62,765
Expected return on plan assets	(60,653)	(85,461)
Amortization of transition obligation	3,018	3,018
Amortization of prior service cost	1,675	1,675
Recognized net actuarial loss	25,152	9,642

Net periodic benefit cost	$55,011	$(1,573)

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Projection of benefits paid by the plan for next ten fiscal years

Fiscal Years	Projected Benefits

2006	$41,963
2007	$42,573
2008	$46,285
2009	$48,829
2010	$59,430
Sum of Fiscal Years 2011 through 2015	$375,128
      The Company recorded an unrealized gain on pension obligations amounting to $100,000. This unrealized gain was related to actuarial assumptions that will impact future periods.
      Contributions for the fiscal year beginning July 1, 2005 are not available until the next valuation date is completed. In the meantime, a reasonable projection of the minimum contribution for the fiscal year beginning July 1, 2005 would be $58,200.
      To develop the expected long-term rate of return on assets assumption, the Company considered the current level of expected returns on risk free investments (primarily government bonds), the historical level of the risk premium associated with the other asset classes in which the portfolio is invested and the expectations for future returns of each asset class. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption for the portfolio. The measurement date for our pension plan is June 30 of each year.
      The Plan has been drafted to comply with Section 401(k) of the Internal Revenue Code. Each participating employee can defer from 1% to 6% of his salary into his Plan account, and the Company makes a matching contribution on a monthly basis. The Company’s contribution for the fiscal year ended June 30, 2005 was in an amount equal to 25% on the first 6% of the union and non-union employees’ pre-tax contributions. Contributions are made by the Company on a monthly basis. In addition to matching contributions, the Company, at its option, may make payments based on a percentage of quarterly profits. Such payments can be made directly to or for the Plan account of participating employees and are based on a percentage of each employee’s compensation. The Company contributed $129,795, $136,894, and $143,716 in 2005, 2004, and 2003, respectively.
8.     Common Stock and Stock Options
      In 1997, the Company’s Board of Directors approved and ratified an incentive stock option plan to enable the Company to grant options to purchase up to 600,000 shares of the Company’s common stock through the plan’s expiration on January 16, 2007. This plan conforms to the requirements of Rule 16b-3 of the Securities Exchange Act of 1934. The options granted vest at the rate of 25% per year. All options have been granted at fair market value.
      A summary of stock option activity follows:

		Weighted-Average
	Options	Exercise Price

Outstanding at June 30, 2001	368,800	$4.46
Granted	191,000	2.82
Forfeited	(15,000)	4.96
Exercised	—	—

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Weighted-Average
	Options	Exercise Price

Outstanding at June 30, 2002	544,800	$4.10
Granted	10,000	1.55
Forfeited	(60,000)	3.69
Exercised

Outstanding at June 30, 2003	494,800	4.07
Granted	—	—
Forfeited	—	—
Exercised	—	—

Outstanding at June 30, 2004	494,800	4.07
Granted	—	—
Forfeited	—	—
Exercised	—	—

Outstanding at June 30, 2005	494,800	$4.07

Exercisable at June 30, 2001	325,550	$4.74

Exercisable at June 30, 2002	415,300	$4.50

Exercisable at June 30, 2003	423,050	$4.37

Exercisable at June 30, 2004	467,050	$4.22

Exercisable at June 30, 2005	401,000	$4.06

      Exercise prices for options outstanding as of June 30, 2005, ranged from $1.55 to $6.38 per share. The weighted average remaining contractual life of these options is 3 years.
9.     Income Taxes
      The provision (benefit) for income taxes for continuing operations consists of:

	2005	2004	2003

Current:
Federal	$(292,669)	$(825,353)	$213,990
State	(32,582)	(239,621)	65,461

	(325,251)	(1,064,974)	279,451
Deferred:
Federal	(783,755)	387,501	(218,085)
State	(216,465)	112,495	(63,315)

	(1,000,220)	499,996	(281,400)

Total provision (benefit)	$(1,325,471)	$(564,978)	$(1,949)

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The provision (benefit) for income taxes for discontinued operations consists of:

	2005	2004	2003

Current:
Federal	$(69,820)	$479,573	$532,944
State	(7,773)	139,231	154,725

	(77,593)	618,804	687,669
Deferred:
Federal	(379,699)	(50,824)	(61,513)
State	(121,312)	(14,755)	(17,858)

	(501,011)	(65,579)	(79,371)

Total provision (benefit)	$(578,604)	$553,225	$608,298

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets as of June 30 are as follows:

	2005	2004

Deferred tax liabilities:
Long-lived assets and other	$2,513,395	$2,628,292

Total deferred tax liabilities	$2,513,395	$2,628,292
Deferred tax assets:
Bad debt reserves	403,611	301,766
Inventory reserves	329,196	350,755
Accrued liabilities and other	829,796	634,282

Net operating losses	1,038,501	—

Total deferred tax assets	2,601,104	1,286,803

Net deferred tax (asset) liabilities	$(87,709)	$1,341,489

      The Company has $2,596,252 of net operating losses at June 30, 2005 for Federal and State purposes, which expire in 20 years and 7 years respectively.
      A reconciliation of the income tax provision and the amount computed by applying the statutory federal income tax rate to earnings before income taxes is as follows:

	2005		2004		2003

Federal tax at statutory rate	(34%	)	(34%	)	34%
Effect of:
State income taxes, net of federal income tax benefit	(4)		(5)		2
Goodwill impairment	20		—		—
Meals and entertainment and other permanent differences	—		—		(31)

Effective income tax rate	(18%	)	(39%	)	5%

      Income taxes paid amounted to $37,996, $334,779, and $1,246,078, in fiscal 2005, 2004, and 2003, respectively.

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
10.     Earnings Per Share
      The following table sets forth the computation of weighted-average shares outstanding for calculating basic and diluted earnings per share for the years ended June 30, 2005, 2004, and 2003. Income available to common stockholders for both basic and diluted earnings per share is the same as net income presented in the statements of income for the years ended June 30, 2005, 2004, and 2003.

	2005	2004	2003

Weighted-average shares for basic earnings per share	7,042,393	7,042,393	7,042,393
Effect of dilutive securities:
Employee stock options	—	—	1,092

Adjusted weighted-average shares for diluted earnings per share	7,042,393	7,042,393	7,043,485

11.     Segments
      Previously, the Company had two reportable segments: Plastic Containers and Compound. The Company identified these segments based upon differences in the types of products each sold. The Plastic Containers segment manufactures custom designed PET, HDPE, and PVC containers mainly for cosmetics, toiletries, foods, household chemicals, lawn and garden supplies, and industrial chemical products. The Compound segment manufactured PVC compound for internal use and for sale. The Company’s former customers used PVC compound for extruded profiles and accessories, furniture, molding and other indoor fixtures, and molded electrical and electronic housings. Both of the Company’s segments sold to customers located primarily in the United States. In May 2005, the Company sold the Compound segment’s equipment, compounding recipes and customer list and, as a result, operates only in one segment. For more information, see Note 14 below.
      The reportable segments were managed separately because they used different manufacturing processes and served different markets. The Company evaluated each segment’s performance based on profit or loss from operations after income taxes. The accounting policies for the reportable segments were the same as those for the Company (described in Note 1). Intersegment sales and transfers were recorded at market prices. Information on segments and a reconciliation to a consolidated total are as follows:

	2005	2004	2003

Net revenues:
Continuing revenue from external customers — Compound	$—	$—	$—
Plastic containers	85,794,538	82,164,615	76,047,910

Total consolidated net revenue	$85,794,538	$82,164,615	$76,047,910

Not included in the above table as revenue from discontinued operations as follows:
Company total — Compound	$20,874,319	$22,305,864	$20,851,641
Intersegment revenue — Compound	(5,923,651)	(6,723,968)	(6,466,334)

Revenue from external customers	$14,950,668	$15,581,896	$14,385,307

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2005	2004	2003

Depreciation and amortization expense:
Discontinued operation — Compound	$351,073	$433,770	$383,044
Continued operations — Compound	—	—	—
Plastic containers	5,324,803	5,829,558	5,639,163

Total consolidated depreciation and amortization expense	$5,675,876	$6,263,328	$6,022,207

Interest expense:
Discontinued operation — Compound	$44,781	$92,259	$85,618
Continued operations — Compound	—	—	—
Plastic containers	1,743,171	1,772,179	1,858,473

Total consolidated interest expense	$1,787,952	$1,864,438	$1,944,091

Restructuring charge:
Discontinued operation — Compound	$—	$—	$—
Continued operations — Compound	—	—	—
Plastic containers	713,112	475,677	—

Total consolidated interest expense	$713,112	$475,677	$—

Income tax expense (benefit):
Discontinued operation — Compound	$(578,604)	$553,225	$608,298
Continued operations — Compound	—	—	—
Plastic containers	(1,325,471)	(564,978)	(1,949)

Total consolidated interest expense	$(1,904,075)	$(11,753)	$606,349

Net income (loss):
Discontinued operation — Compound	$(325,722)	$651,759	$510,949
Continued operations — Compound	—	—	—
Plastic containers	(5,775,823)	(716,714)	361,603

Total consolidated net (loss) income	$(6,101,545)	$(64,955)	$872,552

Total assets:
Discontinued operation — Compound	$4,687,565	$6,058,541	$5,933,014
Continued operations — Compound	—	—	—
Plastic containers	48,626,398	56,330,680	56,511,177

Total consolidated assets	$53,313,963	$62,389,221	$62,444,191

Capital expenditures:
Discontinued operation — Compound	$294,631	$675,446	$321,358
Continued operations — Compound	—	—	—
Plastic containers	2,705,083	3,935,541	5,440,240

Total consolidated capital expenditures	$2,999,714	$4,610,987	$5,761,598

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
12.     Quarterly Financial Data

Selected Quarterly Financial Data (unaudited)
      The following tables present selected financial data that have been restated for discontinued operations for the years ended June 30, 2005 and 2004:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2005
Net sales	$19,677,665	$19,884,337	$22,414,988	$23,817,548
Cost of goods sold (exclusive of depreciation and amortization expense shown separately below)	$16,615,223	$16,414,513	$17,833,831	$19,837,645
Selling, general and administrative expenses	2,984,497	2,622,062	2,525,892	2,617,643
Depreciation and amortization	1,286,449	1,290,576	1,319,349	1,428,429
Goodwill impairment charges	—	3,296,298	—	—
Provision for restructuring and other exit activities	—	572,899	50,926	89,287
Asset impairment	—	448,615	3,727	—

	20,886,169	24,644,963	21,733,725	23,973,004

(Loss) income from operations	(1,208,504)	(4,760,626)	681,263	(155,456)

Other income (expense):
Interest expense	(407,044)	(429,176)	(450,459)	(456,492)
Other income	41,500	1,500	36,700	5,500

	(365,544)	(427,676)	(413,759)	(450,992)

(Loss) income before (benefit) provision for income taxes	(1,574,048)	(5,188,302)	267,504	(606,448)
(Benefit) provision for income taxes	(645,935)	(314,931)	238,408	(603,013)

(Loss) income from continuing operations	(928,113)	(4,873,371)	29,096	(3,435)
Discontinued operations
Income (loss) from discontinued plastic compound segment before (benefit) provision for income taxes	86,646	(190,091)	(698,650)	(102,231)
Provision (benefit) for income taxes	55,436	(121,624)	(447,009)	(65,407)

Income (loss) from discontinued operations	31,210	(68,467)	(251,641)	(36,824)
Net loss from operations	$(896,903)	(4,941,838)	(222,545)	(40,259)

Loss per share (basic and diluted)	($.13)	($.70)	($.03)	($.01)

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2004
Net sales	$17,567,198	$17,629,832	$22,655,555	$24,312,030
Cost of goods sold (exclusive of depreciation and amortization expense shown separately below)	$14,172,276	$14,217,128	$17,876,219	$19,799,641
Selling, general and administrative expenses	2,183,799	2,068,192	2,539,707	2,827,859
Depreciation and amortization	1,409,959	1,476,589	1,519,422	1,423,588
Goodwill impairment charges	—	—	—	—
Provision for restructuring and other exit activities	116,271	160,214	185,505	13,687
Asset impairment	—	—	—	—

	17,882,305	17,922,123	22,120,853	24,064,775
(Loss) income from operations	(315,107)	(292,291)	534,702	247,255
Other income (expense):
Interest expense	(468,440)	(462,997)	(433,973)	(406,769)
Other income	—	144,500	—	—

	(468,440)	(318,497)	(433,973)	(406,769)

(Loss) income before (benefit) provision for income taxes	(783,547)	(610,788)	100,729	(159,514)
(Benefit) provision for income taxes	(305,184)	(236,986)	39,083	(61,891)

(Loss) income from continuing operations	(478,363)	(373,802)	61,646	(97,623)
Discontinued operations
Income from discontinued plastic compound segment before (benefit) provision for income taxes	493,469	141,499	441,485	299,959
Provision for income taxes	186,252	44,578	189,739	132,656

Income from discontinued operations	307,217	96,921	251,746	167,303
Net (loss) income from operations	($171,146)	($276,881)	$313,392	$69,680

(Loss) income per share (basic and diluted)	($.02)	($.04)	$.04	$.01
13.     Provision for Restructuring and Other Exit Activities
      In 2004, the Company recorded charges for restructuring and other exit activities of $475,000, which is reflected in the plastic container segment. During the quarter ended September 30, 2003, the Company decided to transfer a majority of the personnel and most of the equipment at its Marpac Industries subsidiary located in Kingston, NY to its Philmont, NY plant. The Kingston facility was converted to a warehouse. The workforce reduction included 48 employees of which 19 were direct labor, 27 indirect labor and 2 administrative. During 2004, the Company recorded restructuring charges of $229,000 related to severance and other personnel related costs and $124,000 for equipment relocation and other transfer costs. As of

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
June 30, 2004, $353,000 had been incurred and paid. The plastic container segment experienced manufacturing inefficiencies related to the move. These additional costs are reflected in cost of good sold.
      Certain facilities, previously classified as net assets held for disposition, were sold in April 2004 for an amount less than carrying value. The Company recorded a loss of $122,322 on the sale of the assets in provision for restructuring and other exit activities.
      In connection with a cost reduction initiative begun in November 2004, the Company has reduced its workforce by 29 salaried individuals from 585 employees to 556 employees. The Company recognized total charges of $713,000 associated with the workforce reduction, including severance and related benefit costs. The workforce reduction is expected to reduce the Company’s payroll and benefits by approximately $1.7 million annually.
14.     Discontinued Operations
      In May 2005, the Company entered into a definitive agreement with PolyOne Corporation (“PolyOne”) pursuant to which PolyOne agreed to acquire the Compound segment’s equipment, compounding recipes and customer list for $625,000 plus earn-outs payable upon the achievement of certain sales targets through December 31, 2009.
      The agreement also provided that the Company will not compete with the business for five years after the date of closing of the sale. The transaction closed on May 31, 2005, and the Company received gross proceeds of $1,125,000 (which included the advance of $500,000 on earn-out payments) and is entitled to additional earn-out payments as described previously.
      In addition, the Company entered into a supply agreement with PolyOne whereby the Company will purchase from PolyOne a specified percentage of the Company requirements of certain polyvinyl chloride compounds through December 2009 at prices specified in the supply agreement. Royalties are based on a per pound basis and will be recognized as earned. The Company agreed to purchase specific product from PolyOne as follows:
      100% of the Company’s specific requirements through August 31, 2007
      80% of the Company’s specific requirements through August 31, 2008
      70% of the Company’s specific requirements through August 31, 2009
      50% of the Company’s specific requirements through December 31, 2009
      For each pound of product sold by PolyOne to existing customers of the Company, (as defined prior to closing), PolyOne will make earn out payments to the Company as follows:
      4 cents per pound through August 31, 2007
      3 cents per pound through August 31, 2008
      2 cents per pound through August 31, 2009
      1 cent per pound through December 31, 2009
      The supply agreement may be terminated by either party effective 60 days after giving written notice or if there is a material breach or default of any term or condition of the supply agreement.
      As a result of this disposition, the Compound segment has been reflected on the Company’s financial statement as a discontinued operation for all periods presented, unless otherwise indicated. Amounts provided in these notes to the consolidated financial statements may pertain to both continuing and discontinued operations.

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The definitive sale agreement with PolyOne resulted in a write down of machinery and equipment to Net Realizable Value. The impairment to property, plant and equipment amounting to $804,000 is reflected in the Company’s financials under “Discontinued Operations.” The Company retained all accounts receivable and inventory as of the date of closing. The definitive sale agreement excluded the sale of real property (land and building) which is recorded as a net asset held for disposition on the Company’s books as of June 30, 2005.

	Fiscal Year Ended

	June 30, 2005	June 30, 2004

Assets
Current assets:
Cash and cash equivalents from continuing operations	$375,301	$365,620
Cash and cash equivalents from discontinued operations	200	200

Total cash and cash equivalents	375,501	365,820

Accounts receivable, net from continuing operations	12,173,036	12,703,070
Accounts receivable, net from discontinued operations	1,912,799	2,198,320

Total accounts receivable, net	14,085,835	14,901,390

Inventories from continuing operations	10,435,532	11,591,258
Inventories from discontinued operations	749,772	870,405

Total inventories	11,185,304	12,461,663

Prepaid expenses and other current assets from continuing operations	513,166	928,936
Prepaid expenses and other current assets from discontinued operations	485,538	362,241

Total prepaid expenses and other current assets	998,704	1,291,177

Deferred income taxes from continuing operations	2,869,712	774,460
Deferred income taxes from discontinued operations	406,231	512,343

Total deferred income taxes	3,275,943	1,286,803

Net assets held for disposition from continuing operations	—	—
Net assets held for disposition from discontinued operations	1,110,891	1,177,559

Total net assets held for disposition	1,110,891	1,177,559

Total current assets from continuing operations	26,366,747	26,363,344
Total current assets from discontinued operations	4,665,431	5,121,068

Total current assets	31,032,178	31,484,412
Properties, plant and equipment, net from continuing operations	22,222,577	25,990,887
Properties, plant and equipment, net from discontinued operations	22,134	1,440,932

Total properties, plant and equipment, net	22,244,711	27,431,819

Goodwill from continuing operations	—	3,296,298
Goodwill from discontinued operations	—	—
Total goodwill	—	3,296,298

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Fiscal Year Ended

	June 30, 2005	June 30, 2004

Other assets from continuing operations	$37,074	$167,808
Other assets from discontinued operations	—	8,884

Total other assets	37,074	176,692

Total assets from continuing operations	48,626,398	55,818,337
Total assets from discontinued operations	4,687,565	6,570,884

Total assets	$53,313,963	$62,389,221

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable form continuing operations	$4,348,827	$7,475,173
Accounts payable form discontinued operations	1,817,988	2,732,169

Total accounts payable	6,166,815	10,207,342

Accrued expenses from continuing operations	2,562,376	1,937,529
Accrued expenses from discontinued operations	367,672	435,959

Total accrued expenses	2,930,048	2,373,488

Current portion of long-term debt from continuing operations	2,682,145	3,722,146
Current portion of long-term debt from discontinued operations	—	207,503

Total current portion of long-term debt	2,682,145	3,929,649

Total current liabilities from continuing operations	9,593,348	13,134,848
Total current liabilities from discontinued operations	2,185,660	3,375,631

Total current liabilities	11,779,008	16,510,479
Long term-debt from continuing operations	25,281,918	23,749,169
Long term-debt from discontinued operations	—	328,061

Total long-term debt	25,281,918	24,077,230

Interest rate swap from continuing operations	22,588	198,278
Interest rate swap from discontinued operations	—	—

Total interest rate swap	22,588	198,278

Deferred income taxes from continuing operations	2,505,317	2,341,755
Deferred income from discontinued operations	8,078	286,537

Total deferred income taxes	2,513,395	2,628,292

Other liabilities from continuing operations	140,000	—
Other liabilities from discontinued operations	—	—

Total other liabilities	140,000	—

Deferred income from continuing operations	500,000	—
Deferred income from discontinued operations	—	—

Total deferred income	500,000	—

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Fiscal Year Ended

	June 30, 2005	June 30, 2004

Stockholders’ equity:
Preferred stock, par value $1.00, authorized 1,000,000 shares, none issued
Common stock, par value $.01 authorized 10,000,000 shares, 7,044,655 issued as of June 30, 2005 and 2004	$70,446	$70,446
Capital in excess of par value continuing operations	3,810,981	3,810,981
Retained earnings continuing operations	9,113,749	15,215,294
Accumulated other comprehensive gain (loss)	86,673	(116,984)
Treasury stock, at cost (2,262 shares at June 30, 2005 and 2004)	(4,795)	(4,795)

Total stockholders’ equity	13,077,054	18,974,942

	$53,313,963	$62,389,221

      Net assets related to discontinued operations of $2.5 million and $2.6 million are reported on the accompanying balance sheet for the periods shown, and consist of:

	Fiscal Year Ended

	June 30, 2005	June 30, 2004

Cash and cash equivalents	$—	$—
Accounts receivable	1,913	2,198
Inventories	750	870
Prepaid expenses and other current assets	485	362
Deferred income taxes	406	512
Net assets held for disposition	1,112	1,177
Other assets	—	9
Properties, Plant and equipment, net	22	1,442
Total assets	$4,688	$6,570
Accounts payable and other accrued liabilities	$2,186	$3,168
Borrowings	—	536
Deferred income taxes	8	287
Total liabilities	$2,194	$3,991
Net assets	$2,494	$2,579

	2005	2004	2003

Net sales from discontinued operations	$14,951,000	$15,582,000	$14,385,000
Asset impairment	$804,000	—	—
Net (loss) income from discontinued operations	$(326,000)	$823,000	$908,000

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
15.     Other
      During the fourth quarter of fiscal 2005, the Company recorded a charge of $140,000 related to lifetime medical benefits for the former Chief Executive Officer and his spouse under the terms of his severance agreement.
      The Company entered into a $710,000 severance agreement with the former Chief Executive Officer, and the total amount has been paid pursuant to the agreement as of June 30, 2005.
      These charges relating to lifetime medical benefits and executive severance costs are reflected in selling, general and administrative expenses. The basis for the calculation was provided by an independent actuary. Based upon the ages, actuarial life spans and projected costs of health insurance premiums.
      Actuary and liability balances related to the severance charges for the fiscal year ended June 30, 2005 were as follows:

		Charges to Co
	June 30, 2004	Expenses	Amount Paid	June 30, 2005

Severance	—	$710,000	$710,000	—
Lifetime medical	—	$140,000	—	$140,000
Total	—	$850,000	$710,000	$140,000
      The Company entered into a management agreement with Kirtland Capital Corp. in 1996, pursuant to which Kirtland Capital Corp. receives $25,000 per month for management services relating to financial advice, banking relations, acquisitions and strategic business opportunities. As described above under “Security Ownership of Certain Beneficial Owners and Management,” as of September 28, 2005, collectively KCP II and KCC II beneficially own 4,467,415 shares of common stock, which constituted approximately 63.4% of the outstanding shares of common stock. Kirtland Capital Corp. is the general partner that controls KCP II and has sole voting and investment power over the shares of common stock owned by KCP II. Kirtland Capital Corp. is the general partner of Evergreen Partners II L.P., which is the managing member of KCC II, and has sole voting and investment power of the shares of common stock owned by KCC II.
      William J. Bergen and the Company entered into an employment agreement, effective as of September 2, 2004, pursuant to which Mr. Bergen agreed to serve as the Company’s President and Chief Executive Officer. The employment agreement, which currently provides for, among other things, compensation consisting of an annual base salary of $240,000 per annum, was extended through until September 1, 2006 when the term of agreement expires unless further extended. Additionally, the employment agreement provides for incentive compensation based upon the equity value of the Company. The employment agreement also provides for certain benefits payable to Mr. Bergen in the event the agreement is not renewed, or the death or disability of Mr. Bergen.

PVC CONTAINER CORPORATION
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

Column A	Column B	Column C		Column D	Column E

		Additions

			Charged to
	Balance	Charged to	Other	Amount
	Beginning of	Costs and	Accounts	Written Off	Balance End
Description	Year	Expenses	(Described)	Against Reserve	of Year

Valuation accounts deducted from assets to which they apply:
June 30, 2005:
Accounts receivable	$687,000	$401,000		$79,000	$1,009,000
Inventory	877,000	751,000		805,000	823,000
June 30, 2004:
Accounts receivable	999,000	356,000	$277,000*	945,000	687,000
Inventory	1,037,000	1,019,207		1,179,207	877,000
June 30, 2003:
Accounts receivable	970,000	137,000		108,000	999,000
Inventory	1,155,000	412,000		530,000	1,037,000
June 30, 2002:
Accounts receivable	2,012,000	874,000		1,916,000	970,000
Inventory	710,000	1,137,000		692,000	1,155,000

*	Charges to revenues to accrue for customer returns and allowances.

ANNEX D
PVC CONTAINER CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Consolidated Balance Sheets — September 30, 2005 and June 30, 2005 (Unaudited)	D-1
Consolidated Statements of Operations — Three Months Ended September 30, 2005 and 2004 (Unaudited)	D-2
Consolidated Statements of Cash Flows — Three Months Ended September 30, 2005 and 2004 (Unaudited)	D-3
Notes to Consolidated Financial Statements	D-4

PVC CONTAINER CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2005	2005

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$475,519	$375,501
Accounts receivable, net of allowances of $898,858 and $1,009,000 at September 30, 2005 and June 30, 2005, respectively	11,435,861	14,085,835
Inventories	10,598,331	11,185,304
Prepaid expenses and other current assets	1,155,209	998,704
Prepaid income taxes and income tax receivables	409,048	674,839
Deferred income taxes	3,137,974	2,601,104
Net assets held for disposition	1,110,891	1,110,891

Total current assets	28,322,833	31,032,178
Properties, plant and equipment at cost, net	21,633,323	22,244,711
Other assets	2,500	37,074

	$49,958,656	$53,313,963

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,567,155	$6,166,815
Accrued expenses	2,446,243	2,930,048
Current portion of long-term debt	2,812,391	2,682,145

Total current liabilities	11,825,789	11,779,008
Long-term debt	23,308,407	25,281,918
Interest rate swap	—	22,588
Deferred income taxes	2,566,727	2,513,395
Other liabilities	140,000	140,000
Deferred income	500,000	500,000
Stockholders’ equity:
Preferred stock, par value $1.00, authorized 1,000,000 shares, none issued	—	—
Common stock, par value $.01, authorized 10,000,000 shares, 7,044,655 shares issued as of September 30, 2005 and June 30, 2005	70,446	70,446
Capital in excess of par value	3,810,981	3,810,981
Retained earnings	8,343,998	9,113,749
Accumulated other comprehensive (loss) income	(602,897)	86,673
Treasury stock, at cost (2,262 shares at September 30, 2005 and June 30, 2005)	(4,795)	(4,795)

Total stockholders’ equity	11,617,733	13,077,054

	$49,958,656	$53,313,963

See accompanying notes.

PVC CONTAINER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30,

	2005	2004

	(Unaudited)
Net sales	$18,475,388	$19,678,160
Cost and expenses:
Cost of goods sold (exclusive of depreciation and amortization expense shown separately below)	14,987,766	16,615,728
Selling, general and administrative expenses	2,204,164	2,984,487
Depreciation and amortization	1,111,502	1,286,449

	18,303,432	20,886,664

Income (loss) from operations	171,956	(1,208,504)
Other income (expense):
Interest expense	(445,609)	(407,044)
Other income	—	41,500

	(445,609)	(365,544)

(Loss) before (benefit) for income taxes	(273,653)	(1,574,048)
(Benefit) for income taxes	(97,240)	(645,935)

(Loss) from continuing operations	$(176,413)	$(928,113)
Discontinued operations (Loss) income from discontinued plastic compounding segment	(988,898)	86,646
(Benefit) provision for income taxes	(395,559)	55,436

(Loss) income from discontinued operations	(593,339)	31,210
Net loss	$(769,752)	$(896,903)

(Loss) per share (basic and diluted) from continuing operations	$(0.03)	$(0.13)
(Loss) income per share (basic and diluted) from discontinued operations	$(0.08)	$0.00
(Loss) per share (basic and diluted)	$(0.11)	$(0.13)
See accompanying notes.

PVC CONTAINER CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	September 30,

	2005	2004

	(Unaudited)
CASH FLOWS FROM CONTINUED AND DISCONTINUED OPERATING ACTIVITIES
Net loss	$(769,752)	$(896,903)
Adjustments to reconcile net loss to net cash provided by continued and discontinued operating activities:
Depreciation and amortization	1,112,958	1,399,969
Amortization of deferred financing costs	32,147	24,113
Deferred income taxes	(483,538)	116,607
(Loss) on sale of equipment	—	(41,500)
Changes in assets and liabilities:
Accounts receivable, net of allowances	2,649,974	2,548,755
Inventories, net of allowances	586,973	(1,810,998)
Prepaid expenses and other current assets	(372,769)	(1,044,968)
Other assets	2,427	4,424
Accounts payable and accrued expenses	(313,567)	(159,814)

Net cash provided (used) by continued and discontinued operating activities	2,444,853	139,685

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(501,570)	(534,575)
Proceeds from sale of equipment	—	41,500

Net cash used in investing activities	(501,570)	(493,075)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds (payments) from revolving credit line	(1,981,099)	775,637
Payments of indebtedness	(677,739)	(1,006,763)
Proceeds from long-term debt	815,573	331,117
Net cash provided (used) by financing activities	(1,843,265)	99,991

Net increase (decrease) in cash and cash equivalents	100,018	(253,399)
Cash and cash equivalents at beginning of period	375,501	365,820

Cash and cash equivalents at end of period	$475,519	$112,421

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$468,179	$429,045

Income taxes paid	$41,625	$10,825

See accompanying notes.

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1	Description of Business
General
      PVC Container Corporation (the “Company”) was incorporated in Delaware in 1968. The Company’s major business activity is manufacturing and selling a line of plastic bottles made from polyvinyl chloride (“PVC”) compounds, high-density polyethylene (“HDPE”), and polyethylene terephthalate (“PET”) resins. The Company sells these bottles through Novapak Corporation, which is a wholly-owned subsidiary. Another wholly-owned subsidiary, Airopak Corporation, produces bottles that are fluorinated to improve the chemical resistance and barrier properties. The Company’s products are used primarily to package cosmetics, toiletries, foods, household chemicals, and lawn and garden and industrial chemical products.

Note 2	Basis of Presentation
      The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting, pursuant to the rules and regulations of the Securities and Exchange Commission. In management’s opinion, the accompanying consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the Company’s financial position as of September 30, 2005, and the results of operations and cash flows for the three-month periods ended September 30, 2005 and 2004. Operating results for the three-month period ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ended June 30, 2006.
      The accompanying consolidated financial statements include the accounts of PVC Container Corporation and its wholly-owned subsidiaries: Novapak Corporation; Novatec Plastics Corporation (inactive); Marpac Industries, Inc. (inactive); and Airopak Corporation. All inter-company accounts have been eliminated. While the Company believes the disclosures presented are adequate to make the information not misleading, these consolidated financial statements should be read in conjunction with the financial statements and the notes included in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2005.
      Diluted earnings per share are based on the average number of common shares outstanding during each period, assuming exercise of all stock options having exercise prices less than the average market price of the common stock using the treasury stock method. The weighted average number of shares of common stock used in computing basic and diluted loss per share were as follows:

	Three Months Ended
	September 30,

	2005	2004

Weighed average common shares outstanding used to calculate basic loss per share	7,042,393	7,042,393
Net effect of dilutive securities based upon the treasury stock method using an average market price	—	—
Weighed average common and dilutive securities outstanding used to calculate diluted loss per share	7,042,393	7,042,393

      The Company has excluded all outstanding stock options because they would have had an anti-dilutive effect.
Discontinued Operations
      In May 2005, the Company entered into a definitive agreement with PolyOne Corporation (“PolyOne”) pursuant to which PolyOne agreed to acquire the Compound segment’s equipment (see Note 7), com-

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
pounding recipes and customer list for $625,000 plus earn-outs payable upon the achievement of certain sales targets through December 31, 2009.
      The agreement also provided that the Company will not compete with the business for five years after the date of closing of the sale. The transaction closed on May 31, 2005, and the Company received gross proceeds of $1,125,000 (which included the advance of $500,000 on earn-out payments) and is entitled to additional earn-out payments.
      In addition, the Company entered into a supply agreement with PolyOne whereby the Company will purchase from PolyOne a specified percentage of the Company’s requirements of certain polyvinyl chloride compounds through December 2009 at prices specified in the supply agreement. The Company agreed to purchase specific product from PolyOne as follows:
      100% of the Company’s specific requirements through August 31, 2007
      80% of the Company’s specific requirements through August 31, 2008
      70% of the Company’s specific requirements through August 31, 2009
      50% of the Company’s specific requirements through December 31, 2009
      The supply agreement may be terminated by either party effective 60 days after giving written notice or if there is a material breach or default of any term or condition of the supply agreement.
      For each pound of product sold by PolyOne to existing customers of the Company, (as defined prior to closing), PolyOne will make “earn out” payments to the Company as follows:
      4 cents per pound through August 31, 2007
      3 cents per pound through August 31, 2008
      2 cents per pound through August 31, 2009
      1 cent per pound through December 31, 2009
      Royalties are based on a per pound basis and will be recognized as earned.
      As a result of this disposition, the Compound segment has been reflected on the Company’s financial statements as a discontinued operation for all periods presented, unless otherwise indicated. Amounts provided in these notes to the consolidated financial statements may pertain to both continuing and discontinued operations.

Note 3	Stock-Based Compensation
      As of September 30, 2005, the Company had one stockholder-approved stock incentive plan for employees. The Company currently has one type of share-based award outstanding under this plan: stock options. More information on these awards is provided below. The Company believes that such awards align the interests of its employees with those of its stockholders. Certain share-based awards provide for accelerated vesting if there is a change in control (as defined under our stock incentive plan). There were 199,000 shares of common stock reserved for future awards under the stock incentive plans as of September 30, 2005.
      The compensation cost related to the Company’s share-based awards that was charged against income was $3,470 during the first quarter of fiscal 2006. None of the compensation cost related to share-based compensation arrangements was capitalized as part of inventory or fixed assets.
      Prior to July 1, 2005, the Company accounted for the share-based compensation granted under its stock incentive plans under the recognition and measurement provisions of Accounting Principles Board Opinion

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
No. 25, “Accounting for Stock Issued to Employees,” and related interpretations (“APB 25”). In accordance with APB 25, the Company used the intrinsic-value method of accounting for stock option awards to employees and accordingly did not recognize compensation expense for its stock option awards to employees in its Consolidated Statement of Operations prior to July 1, 2005, as all option exercise prices were 100 percent of fair market value on the date the options were granted. Effective July 1, 2005, the Company implemented the fair value recognition provisions of Financial Accounting Standards Board (FASB) Statement No. 123 (revised 2004) (“SFAS 123(R)”), “Share Based Payment,” which is a revision of SFAS No. 123, “Accounting for Stock Based Compensation,” and SAB 107 for all share-based compensation that was not vested as of June 30, 2005.
      The following table illustrates the pro forma effect on net income and earnings per share for the first quarter of fiscal 2005, assuming the Company had applied the fair value recognition provisions of SFAS No. 123(R) to all previously granted share-based awards after giving consideration to potential forfeitures during such quarter. The fair value of each option grant is estimated at the grant date using the Black-Scholes option-pricing model based on the assumptions listed below. The estimated fair value of options granted is amortized to expense over their vesting period, which is generally 4 years. Share based employee compensation, in the current period of $2,290 (net of related tax), is included in the September 30, 2005 net loss of $769,752. The following table represents the impact had the treatment been adopted at July 1, 2004.

Quarter Ended
Sept 30, 2004

Net loss, as reported	$(896,903)
Add: Share-based employee compensation cost, net of related tax, included in net income as reported	—
Deduct: Total share-based employee compensation expense determined under fair value based method for all awards, net of related tax	7,077
Pro forma net income	$(903,980)
Net income per common share, as reported
Basic	$(.13)
Diluted	$(.13)
Pro forma net income per common share
Basic	$(.13)
Diluted	$(.13)
      The implementation of the provisions of SFAS No. 123(R) and SAB 107 during the first quarter of fiscal 2006 did not have a material impact on our cash flow from operations or cash flow from financing activities during the first quarter of fiscal 2006.
Stock Options
      The following information relates to stock options that have been granted under the Company’s stockholder-approved stock incentive plans. Option exercise prices are 100 percent of fair market value on the date the options are granted. Options may be exercised for a period of 10 years commencing on the date of the grant, and become exercisable in installments, 25 percent per year from the date of grant.
      The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. No options were granted to employees during the fiscal quarter ended September 30, 2005.

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A summary of stock option activity during the fiscal quarter ended September 30, 2005 is as follows:

Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term (Years)	Value

Stock options outstanding at July 1, 2005	401,000	$4.10
Stock options granted	—	—
Stock options exercised	—	—
Stock options forfeited or expired	—	—
Stock options outstanding at September 30, 2005	401,000	$4.10	2.9	$(813,130)
Stock options exercisable at September 30, 2005	398,500	$4.19	2.8	$(813,480)
      A summary of the status of our nonvested stock options as of September 30, 2005, and changes during the fiscal quarter then ended is summarized below:

		Weighted-
		Average
		Grant-Date
	Shares	Fair Value

Nonvested stock options at July 1, 2005	2,500	$0.80
Stock options granted	—	—
Stock options vested	—	—
Nonvested stock options at September 30, 2005	2,500	$0.80
      As of September 30, 2005, there was $5,320 of total unrecognized compensation cost related to nonvested stock options granted under our incentive plans. This cost is expected to be recognized over a weighted-average period of 0.3 years.
      In the first quarter of fiscal 2006, no shares were issued under the terms of our stock incentive plan.

Note 4	Impact of Recently Issued Accounting Standards
      In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“Statement 123R”), which requires all companies to measure compensation cost for all share-based payments (including employee stock options) at fair value and to recognize cost over the vesting period. In March 2005, the SEC released SEC Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB 107”). SAB 107 provides the SEC staff position regarding the application of Statement 123R, including interpretive guidance related to the interaction between Statement 123R and certain SEC rules and regulations, and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. SAB 107 highlights the importance of disclosures made related to the accounting for share-based payment transactions. In April 2005, the SEC announced that companies may implement Statement 123R at the beginning of their next fiscal year beginning after June 15, 2005, or December 15, 2005 for small business issuers. The Company implemented the provisions of Statement 123R and SAB 107 in the first quarter of fiscal 2006 using the modified-prospective method, and it did not have a material impact on our financial position or cash flows. See Note 3 — “Stock Based Compensation” for further information and the required disclosures under Statement 123R and SAB 107, including the impact of the implementation on our results of operations.

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5	Inventories
      Inventories consist of:

	September 30,	June 30,
	2005	2005

Raw materials	$4,934,251	$4,962,551
Finished goods	5,914,669	6,278,161
Reserves	(1,176,749)	(822,989)

Total FIFO inventories	9,672,171	10,417,723
Molds for resale, in production	318,088	251,031
Supplies	608,072	516,550

	$10,598,331	$11,185,304

Note 6	PNC Bank Agreement and Equipment Financing
      The Company entered into a $43,375,000 senior secured credit facility (“PNC Bank Agreement”) with PNC Bank in August 2000. The PNC Bank Agreement was a five year, $25,000,000 senior revolving credit facility; a five year, $12,183,000 senior term loan; a five year, $4,192,000 standby letter of credit; and a $2,000,000 capital expenditure line. On November 15, 2004, the PNC Bank Agreement was amended to extend the maturity of each of these four components until 2007, and to make specific changes to the credit facilities. The total senior secured credit facility was reduced to $28,532,000 (which was the outstanding facility amount at the extension date), consisting of the following: a senior revolving credit facility of $18,000,000; a senior term loan of $5,686,000; a standby letter of credit of $3,846,000; and a capital expenditure line of $1,000,000. The credit facility contains two financial covenants. The first is a fixed charge covenant measuring the Company’s ability to have adequate cash flow to cover its annual debt requirements.
      The second is a net worth covenant. In September, the Company amended its revolving credit facility to amend the financial covenants. At September 30, 2005, the Company was in compliance with all of the credit facility’s covenants as amended. The credit facility is secured by accounts receivable, inventories, property, plant and equipment.
      The revolving loan bears interest at LIBOR plus 250 basis points, though the Company entered into interest-rate swap agreements (which expire on October 1, 2005) to effectively convert a portion of the floating debt interest to a fixed rate. The $1 million capital expenditure line of credit bears interest at LIBOR plus 300 basis points. Borrowings under the PNC Bank Agreement totaled approximately $14.1 million at September 30, 2005. Other debt as of September 30, 2005 in the amount of $12.0 million represents equipment financing with various other institutions.
      The effective portion of the gain or loss on a derivative instrument that is designated and qualifies as a cash flow hedge is reported as a component of other comprehensive income and reclassified into earnings in the period or periods during which the hedged transaction affects earnings.

Note 7	Segments
      Previously, the Company had two reportable segments: Plastic Containers and Compound. The Company identified these segments based upon differences in the types of products each sold. The Plastic Containers segment manufactures custom designed PET, HDPE, and PVC containers mainly for cosmetics, toiletries, foods, household chemicals, lawn and garden supplies, and industrial chemical products. The Compound segment manufactured PVC compound for internal use and for sale. The Company’s former customers used PVC compound for extruded profiles and accessories, furniture, molding and other indoor fixtures, and

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
molded electrical and electronic housings. Both of the Company’s segments sold to customers located primarily in the United States. In May 2005, the Company sold the Compound segment’s equipment, compounding recipes and customer list and, as a result, operates only in one segment. For more information, see Note 2.
      The reportable segments were managed separately because they used different manufacturing processes and served different markets. The Company evaluated each segment’s performance based on profit or loss from operations after income taxes. The accounting policies for the reportable segments were the same as those for the Company. Intersegment sales and transfers were recorded at market prices. Information on segments and a reconciliation to a consolidated total are as follows:

	Three Months Ended
	September 30,

	2005	2004

Net revenues:
Plastic containers	$18,475,388	$19,678,160

Total consolidated net revenues	$18,475,388	$19,678,160

Not included in the above tables as revenues from discontinued operations as follows:
Compound	$1,932,180	$5,405,652
Intersegment revenue — Compound	(104,059)	(1,418,964)

Revenue from external Customers	$1,828,121	$3,986,688

Net (loss) income:
Discontinued operations — Compound	$(593,339)	$31,310
Plastic containers	(176,413)	(928,113)

Total consolidated net loss	$(769,752)	$(896,803)

	September 30,	June 30,
	2005	2005

Total assets:
Assets held for disposition	$1,110,891	$1,110,891
Compound	381,847	3,576,674
Plastic containers	48,465,918	48,626,398

Total consolidated assets	$49,958,656	$53,313,963

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8	Comprehensive Loss
      The following table sets forth comprehensive loss for the three-month periods ended September 30, 2005 and 2004:

	Three Months Ended
	September 30,

	2005	2004

Net loss	$(769,752)	$(896,903)
Unrealized (loss) on pension obligation September 30, 2005	(689,570)
Unrealized gains on interest rate swap September 30, 2004		26,128

Comprehensive loss	$(1,459,322)	$(870,775)

Note 9	Pension
      On December 1, 2005 the company plans to freeze its pension plan related to its discontinued compounding segment. The termination of the related employees (which took place in August 2005) results in a plan curtailment under the authoritative literature, SFAS 88. This curtailment loss has been calculated by the Company’s actuary to be an immaterial amount.
      The following table presents the components of net periodic benefit cost for pension benefits for the three-month period ended September 30, 2005:

	Three Months Ended
	September 30,

	2005	2004

Pension benefits
Service cost with interest to the end of the quarter	$2,527	$1,625
Interest cost	20,860	15,610
Expected return on plan assets	(18,820)	(21,102)
Amortization of transition obligation	797	759
Amortization of prior service cost	442	421
Amortization of experience loss	7,120	2,424

Net periodic benefits (cost)	$12,926	$(263)

      The Company did not make a minimum contribution during the three months ended September 30, 2005.

Note 10	Income Taxes
      The effective income tax rate reflects a benefit of 35.5% for the three-month period ended September 30, 2005 as compared to 41.0% for the three-month period ended September 30, 2004. This change in the effective tax rate is due to the tax benefit received through the utilization of net operating losses, offset by non-deductible permanent charges to income.

Note 11	Other
      During the fourth quarter of fiscal 2005, the Company recorded a charge of $140,000 related to lifetime medical benefits for its former Chief Executive Officer and his spouse under the terms of his severance agreement.

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In September 2004, the Company entered into a $710,000 severance agreement with the former Chief Executive Officer, and the total amount has been paid pursuant to the agreement as of September 30, 2005.
      The charges relating to lifetime medical benefits and executive severance costs are reflected in selling, general and administrative expenses. The basis for this calculation was provided by an independent actuary. Based upon the ages, the actuarial life spans and projected costs of health insurance premiums.
      Liability related to the severance charges for the three months ended September 30, 2005 were as follows:

		Charges to
		Costs and
		Expenses For
		Three	Amount	September 30,
	June 30, 2005	Months	Paid	2005

Severance	$—	$—	$—	$—
Lifetime medical	140,000	—	—	140,000

	$140,000	$—	$—	$140,000

Note 12	Net Assets Held For Disposition
      The Company has assets held for sale at September 30,2005 and June 30, 2005 of $1,111,000, consisting of building and land. See Note 13 for more information.

Note 13	Subsequent Event
      On October 14, 2005, the Company sold its manufacturing facility at Eatontown, New Jersey, consisting of a building and land with net book value of $1,111,000. The net proceeds from the sale were approximately $2,900,000. The estimated gain on sale of assets (of approximately $1,700,000) will be recognized in the second fiscal quarter 2006. This gain will be part of the results of discontinued operations.
      On December 1, 2005, the Company plans to freeze its pension plan related to its discontinued compounding segment. The termination (which took place in August 2005) results in a plan curtailment under the authoritative literature, SFAS 88. This curtailment loss has been calculated by the Company’s actuary to be an immaterial amount. The impact of this freeze is reflected in the first quarter financials. See Note 9.